                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                                 FTM MEDIA, INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                             4832                      84-1295270
  (State or Other Jurisdiction       (Primary Standard Industrial       (I.R.S. Employer
of Incorporation of Organization)     Classification Code Number)      Identification No.)

        6991 EAST CAMELBACK ROAD, SUITE D-103, SCOTTSDALE, ARIZONA 85251
                                 (480) 425-0099

   (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                                  SCOTT MANSON
        6991 EAST CAMELBACK ROAD, SUITE D-103, SCOTTSDALE, ARIZONA 85251
                                 (480) 425-0099

            (Name, address, including zip code and telephone number,
                   including area code of agent for service)

                                    COPY TO:

                            RICHARD C. WIRTHLIN, ESQ.
                               IRELL & MANELLA LLP
       1800 AVENUE OF THE STARS, SUITE 900, LOS ANGELES, CALIFORNIA 90067
                                 (310) 277-1010

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                        CALCULATION OF REGISTRATION FEE

------------------------------ ----------------- ------------------------ ---------------------- -----------------
                                   PROPOSED
                                MAXIMUM AMOUNT      PROPOSED MAXIMUM        PROPOSED MAXIMUM        AMOUNT OF
   TITLE OF EACH CLASS OF           TO BE          OFFERING PRICE PER      AGGREGATE OFFERING      REGISTRATION
 SECURITIES TO BE REGISTERED     REGISTERED(1)          SHARE(2)                  PRICE              FEE (3)
------------------------------ ----------------- ------------------------ ---------------------- -----------------
Common Stock, $0.001 par          2,153,032              $1.630                $3,509,442            $975.62
value per share
------------------------------ ----------------- ------------------------ ---------------------- -----------------

(1) Represents the maximum number of shares of common stock of FTM Media, Inc. ("FTM Delaware"), $0.001 par value per share ("FTM Common Stock") to be issued pursuant to the merger with Interactive Radio Group, Inc. ("INRG"), based on the issuance of 1.25 shares of FTM Common Stock in exchange for each share of INRG common stock and a maximum of 1,722,425 shares of INRG common stock to be acquired in the merger.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, based upon the book value per share of $1.630 for each share of INRG common stock as of September 15, 1999.

(3) The registration fee of $975.62 was calculated pursuant to Rule 457(f) under the Securities Act by multiplying .000278 times the proposed maximum aggregate offering price.

                     ---------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
     DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                     NOTICE OF ACTION BY THE WRITTEN CONSENT
                                       OF
                              MAJORITY SHAREHOLDER

                          INTERACTIVE RADIO GROUP, INC.
                             a Delaware Corporation

Dear Interactive Radio Group, Inc. Stockholder:

        Pursuant to Section 228(d) of the Delaware General Corporation Law, we hereby give you notice of an action by the written consent of the majority shareholder of INRG approving (i) the merger of INRG into FTM Media, Inc., a Delaware corporation ("FTM Delaware"), where FTM Delaware will be the surviving corporation, and (ii) the adoption of the Interactive Radio Group, Inc. 1999 Stock Option Plan.

        The merger will take place approximately 10 days following the date of this notice. At the time of the merger of INRG into FTM Delaware, your shares of INRG common stock will be converted automatically into 1.25 shares of common stock of FTM Delaware. FTM Delaware's common stock will be traded on the OTC Bulletin Board under the symbol "FTMM."

                                            Sincerely,

                                            /s/ Scott Manson
                                            ------------------------------------
                                            Scott Manson
                                            Secretary

                                   PROSPECTUS

                                 FTM MEDIA, INC.
                             a Delaware Corporation

Dear Interactive Radio Group, Inc. Stockholder:

        Pursuant to the action by written consent of the majority shareholder of Interactive Radio Group, Inc., a Delaware corporation ("INRG"), INRG will merge into FTM Media, Inc., a Delaware corporation ("FTM Delaware") in a merger in which FTM Delaware will be the surviving corporation. FTM Delaware is a wholly owned subsidiary of FTM Media, Inc. (formerly Redwood Broadcasting, Inc.), a Colorado corporation ("FTM Colorado"), which currently owns approximately 74% of the outstanding shares of INRG's common stock. Immediately prior to this merger, FTM Colorado will be reincorporated into Delaware by merging into FTM Delaware.

        At the time of the merger of INRG into FTM Delaware, your shares of INRG common stock will be converted automatically into 1.25 shares of common stock of FTM Delaware. FTM Delaware's common stock will be traded on the OTC Bulletin Board under the symbol "FTMM."

        We believe that this merger is in your best interest as a stockholder of INRG.

        The attached documents provide you with detailed information about the merger. You can also obtain information about us from publicly available documents that have been filed with the Securities and Exchange Commission. Please read these documents carefully in their entirety.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The date of this prospectus is [        ], 1999 and is first being
mailed to stockholders on or about [        ], 1999.


                                TABLE OF CONTENTS

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                                                                                         PAGE
SUMMARY....................................................................................6

        Treatment of Stock Options in the Merger...........................................7
        Treatment of INRG Preferred Stock in the Merger....................................7
        Reasons for the Merger.............................................................7
        Anticipated Closing of the Merger..................................................7
        Conditions of the Merger...........................................................7
        Termination of the Merger..........................................................7
        Federal Income Tax Treatment.......................................................7
        Anticipated Accounting Treatment...................................................7
        Markets and Market Prices..........................................................8
        Appraisal Rights...................................................................8
        Action by Written Consent of Majority Shareholder..................................8
        Forward-Looking Statements May Prove Inaccurate....................................8

QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................9

DISCLOSURE AND FORWARD-LOOKING STATEMENTS.................................................10

RISK FACTORS..............................................................................10

SELECTED HISTORICAL FINANCIAL DATA........................................................22

THE MERGER................................................................................32

        Background of the Merger..........................................................32
        Reasons for the Merger............................................................32
        Plan of Merger....................................................................32
        Material United States Federal Income Tax Consequences of the Merger..............34
        Anticipated Accounting Treatment..................................................35
        Restrictions on Resales by Affiliates.............................................35
        Appraisal Rights..................................................................35
        Operations After the Merger.......................................................37

THE COMPANY...............................................................................39

        CBS Agreement.....................................................................40
        Other Potential Internet Products and Services....................................40
        The Market........................................................................40
        Strategy..........................................................................41
        Sales and Marketing...............................................................42
        Competition.......................................................................42
        Government Regulation and Legal Uncertainties.....................................44
        Employees.........................................................................45

        Description of Property...........................................................46
        Legal Proceedings.................................................................46
        Directors, Executive Officers and Principal Consultants...........................49
        Board Committees..................................................................51
        Family Relationships..............................................................51
        Executive Compensation............................................................51
        Stock Incentive Plan..............................................................52
        Director Compensation.............................................................53
        Agreement Regarding Directorships.................................................53
        Security Ownership of Certain Beneficial Owners and Management....................53
        INRG Ownership....................................................................53
        Projected FTM Delaware Ownership Post-Merger......................................54

LEGAL MATTERS.............................................................................61

        Experts...........................................................................61

WHERE YOU CAN FIND MORE INFORMATION.......................................................61

ANNEX A   AGREEMENT AND PLAN OF MERGER...................................................A-1

ANNEX B  CERTIFICATE OF INCORPORATION  OF  FTM MEDIA, INC................................B-1

ANNEX C  BYLAWS OF FTM MEDIA, INC........................................................C-1

ANNEX D  DELAWARE CODE TITLE 8. CORPORATIONS CHAPTER 1.
            GENERAL CORPORATION LAW SUBCHAPTER IX. MERGER OR CONSOLIDATION...............D-1

ANNEX E  INTERACTIVE RADIO GROUP, INC 1999 STOCK OPTION PLAN.............................E-1

ANNEX F  FTM MEDIA, INC 1999 STOCK OPTION PLAN...........................................F-1

Part II     Information Not Required In Prospectus......................................II-1

        Item 20.Indemnification of Directors and Officers...............................II-1
        Item 21.Exhibits and Financial Statement Schedules..............................II-1
        Item 22.Undertakings............................................................II-2

SIGNATURES..............................................................................II-5

EXHIBIT INDEX...........................................................................II-6

                                     SUMMARY

        This summary highlights selected information from this document and does not contain all of the information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 61.

THE MERGER

        The majority shareholder of INRG has approved by a written consent a merger in which INRG will be merged with and into FTM Delaware, and each holder of INRG common stock will receive 1.25 shares of FTM Delaware common stock for each share of INRG common stock. Approximately 74% of the outstanding shares of INRG's common stock are currently owned by FTM Colorado, which owns 100% of the stock of FTM Delaware.

        FTM Delaware is currently a wholly owned subsidiary of FTM Colorado. Immediately before the merger of INRG into FTM Delaware, FTM Colorado will be reincorporated in Delaware by merging into FTM Delaware. (This merger is sometimes referred to as the "Reincorporation Merger".)

        The mergers described above will result in the elimination of the minority interest in INRG. However, there will be no other changes to the business, management, location, policies or properties of INRG.

        The mergers are expected to take effect [       ], 1999. Following these
mergers, FTM Delaware's common stock will be traded on the OTC Bulletin Board under the symbol "FTMM."

THE COMPANIES

        FTM Delaware is a newly organized Delaware corporation which is wholly owned by FTM Colorado and which has been formed to be the surviving corporation under the Merger Agreement. FTM Delaware has had no operations prior to the date of this prospectus.

        INRG is a majority-owned subsidiary of FTM Colorado. The business of INRG consists primarily of developing a network of linked, interactive, multi-media, 2-D/3-D Internet web sites for major market radio stations.

        FTM Colorado, formerly Redwood Broadcasting, Inc., owns a majority interest in INRG and 100% of the stock of FTM Delaware.

      UNLESS THE CONTEXT OTHERWISE REQUIRES, "WE," "US," "OUR" AND SIMILAR TERMS, AS WELL AS REFERENCES TO THE "COMPANY" REFER TO INRG AND FTM COLORADO
 ON A COMBINED BASIS PRIOR TO THE MERGERS, AND TO THE COMBINED ENTITY THAT WILL
                      BE FORMED AS A RESULT OF THE MERGERS.

TREATMENT OF STOCK OPTIONS IN THE MERGER

        In the INRG merger, each stock option previously granted under the INRG Stock Option Plan will be converted into a stock option to purchase a number of shares of FTM Delaware common stock equal to 1.25 times the number of shares of INRG common stock subject to the option with no change in the aggregate exercise price of the option.

TREATMENT OF INRG PREFERRED STOCK IN THE MERGER

        In the merger, INRG's Series A Preferred Stock will be converted into the Series A preferred stock of FTM Delaware, with substantially similar terms.

REASONS FOR THE MERGER

        The Board of Directors of INRG believes that the merger is fair and in the best interests of INRG and its stockholders because it will complete the acquisition of INRG by FTM, eliminate the minority interest in INRG and provide greater liquidity to the minority stockholders in INRG.

ANTICIPATED CLOSING OF THE MERGER

        We currently anticipate that the merger will be closed by [     , 1999].

CONDITIONS OF THE MERGER

        INRG and FTM Delaware will complete the merger only if the conditions to the merger are either satisfied or waived. These conditions include, among other things:

        - FTM Colorado has been reincorporated into Delaware by merging with and into FTM Delaware; and

        - no governmental agency or court has prohibited consummation of the merger.

TERMINATION OF THE MERGER

        The merger may be terminated by the mutual consent of the parties.

FEDERAL INCOME TAX TREATMENT

        In order for the INRG merger to occur, INRG must receive an opinion from outside legal counsel that the merger constitutes a "reorganization" for federal income tax purposes. If the merger is a "reorganization," you will generally recognize no gain or loss upon your receipt of FTM Delaware common stock in the merger in exchange for your outstanding shares of INRG common stock. However, you will need to pay tax on cash received, if any, for fractional shares.

ANTICIPATED ACCOUNTING TREATMENT

        We will account for the acquisition of the minority shareholders' interest in INRG under the purchase method of accounting in accordance with Accounting Principles Board Opinion

(APB) No. 16 "Business Combinations" and AICPA Accounting Interpretation 26 "Acquisition of Minority Interest" of APB Opinion 16.

        The merger of INRG and the reincorporation merger of FTM Colorado into FTM Delaware will be accounted for as a transfer or exchange of net assets at historical cost in a manner similar to that in pooling of interest accounting in accordance with the provisions of AICPA Accounting Interpretation 39 "Transfers and Exchanges between Companies under Common Control" of APB Opinion 16.

MARKETS AND MARKET PRICES

        The common stock of FTM Colorado (the predecessor to FTM Delaware) is currently traded on the OTC Bulletin Board, under the symbol "FTMM". After the merger, FTM Delaware Common Stock will be traded on the OTC Bulletin Board, under the symbol "FTMM". On September 15, 1999, the closing price of the common stock of FTM Colorado was $8.25. INRG common stock has never publicly traded on an exchange.

APPRAISAL RIGHTS

        If you are (i) a holder of record of INRG common stock and (ii) you deliver a demand for the appraisal of your shares within 20 days of the mailing of this notice and prospectus, you may demand payment for your shares if the merger of INRG into FTM Delaware is consummated. Failure to comply in a timely manner with each of the procedural requirements specified by Delaware law will result in the loss of appraisal rights. See "Appraisal Rights."

ACTION BY WRITTEN CONSENT OF MAJORITY SHAREHOLDER

        FTM Colorado, which owns a majority of the outstanding common stock of INRG, has authorized by written consent the merger of INRG into FTM Delaware.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Words such as "believes," "expects," "anticipates" or similar expressions indicate forward-looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should refer to "Risk Factors" on page 10.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY DID THE BOARD OF DIRECTORS OF INRG AGREE TO MERGE INTO FTM DELAWARE?

A: The Board of Directors of INRG believes that the INRG merger is in INRG's best interest in order to complete the acquisition process that began with FTM Colorado's acquisition of a majority interest in INRG on March 31, 1999, to eliminate the minority interest in INRG and to provide liquidity to the minority stockholders in INRG.

Q: WHAT WILL HAPPEN TO THE STOCK OF INRG?

A: In the INRG merger, INRG stockholders will receive 1.25 shares of FTM
   Delaware common stock in exchange for each share of INRG common stock. Cash will be paid for fractional shares.

Q: HOW DID THE BOARD OF DIRECTORS DETERMINE THE 1.25:1 CONVERSION RATIO IN THE
   INRG MERGER?

A: On March 31, 1999, FTM Colorado obtained a controlling interest in INRG when the majority stockholders of INRG exchanged their INRG shares for shares of FTM Colorado. In this exchange, the stockholders of INRG received 1.25 shares of FTM Colorado stock for each share of INRG contributed. The 1.25:1 conversion ratio was used in the proposed merger so that the minority stockholders in INRG will receive the same conversion ratio as that obtained by the former majority holders of INRG common stock.

Q: WHEN WILL THE INRG MERGER TAKE EFFECT?

A: We expect that the merger will become effective promptly after the conditions to the merger have been satisfied.

Q: WHAT SHOULD I DO NOW?

A: You need not do anything unless you intend to exercise your appraisal rights, in which case you must deliver a demand for the appraisal of your shares within 20 days of the mailing of this notice and prospectus.

Q: SHOULD I SEND MY SHARE CERTIFICATES NOW?

A: No. After the merger is completed, you will be sent written instructions for sending in your share certificates and receiving FTM Delaware Common Stock and cash, if any, to which you are entitled.

Q: WHOM SHOULD I CALL WITH QUESTIONS AND TO OBTAIN ADDITIONAL COPIES OF THE
   PROSPECTUS?

A: If you have any questions about the merger, you should call Scott Manson, the Chief Financial Officer of FTM Colorado, at (480) 425-0099.

                    DISCLOSURE AND FORWARD-LOOKING STATEMENTS

        This document includes or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, regarding among other things, our business strategy, our prospects and our financial position. Although we believe that the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to risks, uncertainties and assumptions about our subsidiaries and us. Important factors that could cause actual results to differ materially from our expectations are disclosed or incorporated by reference in this document.

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might occur.

                                  RISK FACTORS

        You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case the trading price of our common stock could decline dramatically, and you may lose all or part of your investment. You should also refer to the other information in this Prospectus, including our financial statements and the related notes.

        Our prospects should be considered in light of the risks, difficulties and uncertainties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as the market for Internet content, business services and advertising.

        It is especially important to keep these risk factors in mind when you read forward-looking statements. These are statements that relate to future periods and include statements about our:

        -  expected operating results,
        -  market opportunities, and
        -  ability to compete

        Generally, the words "anticipates," "believes," "expects," "intends" and similar expressions identify such forward-looking statements. Forward-looking statements involve risks and uncertainties, and our actual results could differ materially from the results discussed in the forward-looking statements because of these and other factors.

WE HAVE A LIMITED OPERATING HISTORY THAT MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT AND WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE MARKET ACCEPTANCE.

        We have a limited operating history on which you may evaluate our business and prospects. We have only been operating since March 1998. We have a limited operating history with respect to the development and implementation of our affiliated radio station web sites. We have not yet earned any revenues in our current line of business. While we are in discussions with radio stations, we have not currently signed any contracts to provide Internet services to any radio stations. This limited operating history makes the prediction of our future operating results difficult or impossible, and there can be no assurance that we will generate sufficient revenues and achieve or maintain profitability.

WE MAY NOT ACHIEVE FUTURE PROFITABILITY DUE TO CONTINUING OPERATING LOSSES AND LACK OF SALES REVENUES.

        To date we have not been profitable. We have had negative cash flow since inception and expect to continue to have insufficient liquidity and cash resources until such time as our sales revenues increase substantially. In fact, there can be no assurance that we will be able to achieve or maintain profitable operations or positive cash flow at any time in the future. Our lack of financial strength may be a negative factor for our ability to penetrate the radio and entertainment market even if our products and services are superior.

WE MAY HAVE PROBLEMS RAISING THE MONEY WE NEED IN THE FUTURE.

        To date we have covered our operating losses by selling our common stock and preferred stock. We believe that additional funding may be required to fully implement our business plan. Thus, we may seek additional debt or equity financing through banks, other financial institutions, companies or individuals. No assurance can be given that we will be able to obtain any such additional equity or debt financing on satisfactory terms or at all. In addition, even if we are able to find additional equity or debt financing, in order to raise that money we need, we may be required to issue securities with better rights than the rights of our common stock or we may be required to take other actions which lessen the value of our common stock, including borrowing money on terms that are not favorable to us. No assurance can be given that any such financing, if obtained, will be adequate to meet our needs for the foreseeable future. If we are not able to successfully obtain sufficient capital, our ability to continue as a viable business enterprise will be substantially impaired.

WE WILL BE HEAVILY DEPENDENT UPON OUR RELATIONSHIPS WITH CBS RADIO AND OTHER THIRD PARTIES.

        In March 1998, we entered into a five-year agreement with CBS Radio. The agreement generally provides us with access to all CBS Radio owned radio stations for purposes of soliciting these stations to purchase Internet products and services. While we are in negotiations with CBS-owned radio stations regarding the provision of such Internet services, no agreements have been entered into, and there is no assurance that any such agreements will be entered into. The failure to enter into such agreements could materially and adversely impact our results.

        Our strategy is dependent on its ability to enter into profitable agreements to provide our Internet products and services to radio stations. There can be no assurance that such agreements will be entered into or that this strategy will be successful. The costs to us of complying with our obligations under any agreements with radio stations are expected to be substantial, and there are no assurances that the costs to develop, maintain, host, update and support the internet web sites will be offset by the revenues from radio stations and the other revenues generated by our Internet products and services. The failure to produce significant revenues from radio stations would have a material adverse effect on our business, prospects, financial condition or operating results.

        Although the principal source of revenue associated with our agreements is expected to be the bartering of advertising spots on the radio stations with which we enter into contracts, our failure to market and sell additional Internet Web Site advertising on attractive terms could have a material adverse effect on our business, prospects, financial condition or operating results. Furthermore, it is expected that the radio stations that we enter into contracts with will have substantial discretion in the substance and quantity of promotional services they provide in connection with the Internet web sites, and there can be no assurance that the promotional services provided by radio stations will enable the Internet web sites to attract sufficient advertising and sponsorship revenues to generate profits for us. The termination or expiration without renewal of our agreements with radio stations and/or the deterioration of our relationship with CBS Radio could have a material adverse effect on our business, prospects, financial condition or operating results.

        In addition to the radio station agreements, we intend to utilize barter arrangements to significantly increase brand recognition and traffic to the Internet web sites we license to radio stations rather than incurring cash expense for this purpose. Barter arrangements would involve our exchange of advertising space on the web sites we provide to radio stations for reciprocal space in other media publications or other Internet web sites or receipt of tangible goods used as game prizes or access to editorial or software content. If we are unable to enter into such arrangements, we could experience significant cash flow difficulties during the early stages of our development and operations.

        Other Internet web sites, particularly search engines, directories and other navigational tools managed by Internet Service Providers and Internet Web Browser companies may significantly affect traffic to our Internet web sites. Our ability to develop original and compelling Internet content is also dependent on maintaining relationships with and using products provided by third party vendors of Internet development tools and technologies. Developing and maintaining satisfactory relationships with third parties could become more difficult and more expensive as competition increases among Internet content providers. If we are unable to develop and maintain satisfactory relationships with such third parties on acceptable commercial terms, or if our competitors are better able to leverage such relationships, our business, prospects, financial condition or operating results will be materially adversely affected.

WE EXPECT QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH MAY NEGATIVELY AFFECT OUR STOCK PRICE.

        Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include:

        - availability of compelling content by and for our potential affiliated radio stations web sites and the costs of acquiring and distributing that content,

        - demand for our products and services from radio stations and Internet users,

        - demand for advertising on our web sites and on the Internet in general,

        - amount and timing of our capital expenditures and other costs relating to the expansion of our operations,

        - technical difficulties or system downtime,

        - new products or services that we, or our competitors, offer, and

        - general economic conditions and economic conditions specific to the Internet or to the retail sales or advertising markets.

        As a result of these and other factors, our operating results for any particular quarter may not be indicative of future operating results and you should not rely on them as indications of our future performance. It is also possible that our operating results in one or more quarters will fail to meet the expectations of securities market analysts or investors. In such an event the price of our common stock could decline.

OUR ADVERTISING REVENUES MAY FLUCTUATE, WHICH MAY NEGATIVELY AFFECT OUR STOCK PRICE.

        Advertising sales in television, radio and print media fluctuate unpredictably and are typically lower in the first and third calendar quarters of each year. Advertising expenditures also fluctuate significantly with economic cycles, which may negatively affect our stock price. A number of factors may affect our ability to generate advertising revenues, including:

        - acceptance and continued growth of the Internet as an advertising medium,

        - continued consumer Internet use,

        - traffic on our web sites,

        - pricing of advertising on other web sites,

        - our ability to generate listener demographic characteristics that are attractive to advertisers,

        - development and expansion of our advertising sales force, and the establishment and retention or maintenance of desirable advertising sales agency relationships.

IF THE INTERNET IS NOT ACCEPTED AS AN ADVERTISING MEDIUM, OUR ADVERTISING REVENUES MAY DECLINE.

        The growth of Internet advertising requires that advertisers accept of the Internet as an effective advertising medium. This has yet to fully occur. Acceptance of the Internet among advertisers will also depend on growth in the commercial use of the Internet. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising, our advertising revenues may decline.

        No standards have been widely accepted to measure the effectiveness of Internet advertising. If these standards do not develop, existing advertisers may not continue their current levels of Internet advertising and advertisers who are not currently advertising on the Internet may be reluctant to do so. Our business could be materially damaged if the market for Internet advertising fails to develop or develops more slowly than expected.

OUR FUTURE SUCCESS DEPENDS GREATLY ON MORE PEOPLE AND BUSINESSES USING THE INTERNET IN THE FUTURE.

        Our future success depends greatly on more people and businesses using the Internet for advertising, marketing, providing services and conducting business in the future. Right now, commercial use of the Internet is at an early stage of development. It is unclear how popular various uses of the Internet will be in the future. People are unsure how effective advertising on the Internet is in generating business when compared to more traditional types of advertising such as print, television and radio. A further uncertainty is whether the physical networks and other products and services necessary to support increases in the number of users of the Internet will be available in the future. Because a significant portion of our business is dependent on the success of our Internet operating company subsidiaries, if commercial use of the Internet does not grow in the future for any reason, our business will suffer. Furthermore, even if use of the Internet grows, people and businesses using the Internet may not be interested in our products and services.

OUR BUSINESS MAY BE NEGATIVELY AFFECTED BY FUTURE RESTRICTIONS ON THE USE OF "COOKIES."

        Our Internet services use "cookies" to deliver targeted advertising and marketing, help compile demographic information about users of the Internet and limit the frequency with which a specific ad is shown to a particular Internet user. Cookies are bits of information keyed to a specific user's computer hard drive. When an Internet user browses, these bits of information are transmitted automatically to certain businesses via the Internet without the Internet user's knowledge or consent. An Internet user can remove cookies at any time through the modification of the user's Internet browser settings. Due to privacy concerns, Germany has imposed laws restricting the use of cookies, and several Internet commentators, advocates and governmental bodies have suggested that the use of cookies be restricted or eliminated. In addition, certain currently available Internet browsers readily allow an Internet user to delete cookies or prevent cookies from being stored on the user's hard drive.

        If the use of cookies is reduced or eliminated, the effectiveness of our ad targeting and marketing programs could be reduced. Such a reduction in the effectiveness of our products and services may lower demand for these products and services and lower the rates which we are able to charge for our advertisements.

WE MAY BE NEGATIVELY AFFECTED BY FUTURE GOVERNMENT REGULATION AFFECTING THE INTERNET.

        With the exception of regulations applicable to businesses generally, we are not currently subject to direct regulation by any government agency. Due to increasing popularity and use of the Internet, however, it is possible that a number of laws may be adopted with respect to the Internet in the future, covering issues such as:

        - user privacy,

        - taxing of goods and services offered, and

        - types of products and services offered.

        An example of the kind of laws that may be adopted to cover use of the Internet is the Telecommunications Act of 1996. The Telecommunications Act prohibited the transmission over the Internet of certain types of information. Although the Telecommunications Act was held unconstitutional, similar laws may be enacted in the future. Other nations, including Germany, have taken similar actions to restrict the free flow of information deemed to be objectionable on the Internet. In addition, certain telecommunications carriers continue to advocate that the Federal Communications Commission should regulate telecommunications over the Internet in the same manner as other telecommunications services. These telecommunications carriers want to see the government eliminate the current exemption from payment of telecommunications access charges for Internet service providers.

        If the government adopts any additional laws or regulations covering use of the Internet, these actions could decrease the growth of the Internet. Any such reduction in the growth of the Internet may reduce demand for our goods and services and raise the cost to us of producing our goods and services. Finally, our sales of goods and services may be reduced and the costs to us of producing these goods and services may be increased if existing U.S. state and federal laws and foreign laws governing issues such as commerce, taxation, property ownership, defamation and personal privacy are increasingly applied to the Internet.

RAPID CHANGE IN TECHNOLOGY AND DISTRIBUTION CHANNELS RELATED TO THE INTERNET MIGHT LEAVE US BEHIND IF WE ARE UNABLE TO ADAPT.

        The markets for our Internet products and services are characterized by:

        - rapidly changing technology,

        - evolving industry standards,

        - frequent new product and service introductions,

        - shifting distribution channels, and

        - changing customer demands.

        Our future success will depend on our ability to adapt to this rapidly evolving marketplace. We may not be able to adequately adapt our products and services or to acquire new products and services that can compete successfully. We may not be able to establish and maintain effective distribution channels for our products and services. If we are unable to offer competitive products and services and maintain effective distribution channels, we will sell fewer products and services and lose revenue. In addition, in order for us to respond to the rapid technological changes occurring in Internet products and services, we may have to spend substantial amounts of money, and there is no guarantee that such expenditures will yield a positive investment return.

WE ARE SUBJECT TO INTENSE COMPETITION.

        The market for Internet products and services is already highly competitive. Exacerbating this situation is the fact that the market for Internet products and services lacks significant barriers to entry, making it relatively easy for new businesses to enter this market. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with our products and services. In addition, many of our current and potential competitors have greater financial, technical, operational and marketing resources than us. We may not be able to compete successfully against these competitors in selling our goods and services. Competitive pressures may also force prices for Internet goods and services down and such price reductions likely would reduce our revenues.

        A significant factor in the ability of our Internet products and services to compete successfully in the market will be its ability to secure and maintain relationships with major national chains of radio stations. There is no assurance that our business plan to develop and maintain such relationships can be successfully implemented. We will compete with established individuals and entities, many of which will have significantly greater operating history, name recognition and resources than us. Our lack of financial strength may be a negative factor for our ability to penetrate the radio and entertainment market even if our products and services are superior.

MANAGING OUR GROWTH PLACES STRAINS ON US.

        Our growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. Further, as the number of our affiliate radio stations, users, advertisers and other business partners grows, we will be required to manage multiple relationships with various customers, strategic partners and other third parties. These requirements will be exacerbated in the event of our further growth or in the event of further increases in the number of our strategic and sponsorship relationships. Our business systems, procedures and controls may not be adequate to support our operations in the future. If our growth continues, our management may not be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan. Our future revenues and operating results will also depend on our ability to expand our sales and marketing organization and expand our support organization commensurate with the growth of our business and the Internet.

WE DEPEND ON RELATIONSHIPS WITH THIRD PARTIES FOR OUR SUCCESS.

        We are currently, and expect in the future to be, dependent on our relationships with a number of third parties. These relationships include arrangements relating to the creation of traffic on Internet web sites that are affiliated with us and the resulting generation of advertising and commerce-related revenue. If these affiliated web sites terminate or fail to renew their relationships with us on reasonable terms, it could harm our business.

        We will also dependent on relationships with advertisers, sponsors and partners. Most of these arrangements:

        - do not require minimum commitments to use our services,

        - are not exclusive, and

        - are short-term or may be terminated at the convenience of the other party.

        There is a risk that these third parties may:

        - not regard their relationship with us as important to their own respective businesses and operations,

        - reassess their commitment to us in the future, or

        - develop their own competitive services or products.

        There is no assurance that the services and products of the third parties with which we deal will achieve market acceptance or commercial success. As a result there is no guarantee that our existing relationships with these parties will result in sustained or successful business partnerships or significant revenues for us.

WE FACE SECURITY RISKS.

        The secure transmission of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications on the Internet. Many factors may cause compromises or breaches of the security systems used by us or other Internet sites to protect proprietary information, including:

        - advances in computer and software functionality or

        - new discoveries in the field of cryptography.

        A compromise of security on the Internet would have a negative effect on the use of the Internet for commerce and communications. This in turn would have a negative effect on our business. A party who is able to circumvent our security measures could misappropriate our proprietary information or cause interruptions in our operations. Protecting against the threat of such security breaches or alleviating problems caused by such breaches may require us to expend significant capital and other resources. When our activities and the activities of our customers and sponsors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches may expose us to a risk of loss or litigation and possible liability. There is no guarantee that our security measures will prevent security breaches.

OUR BUSINESS WILL SUFFER IF ANY OF OUR PRODUCTS OR SYSTEMS, OR THE PRODUCTS OR SYSTEMS OF THIRD PARTIES ON WHOM WE RELY, FAIL TO BE YEAR 2000 COMPLIANT.

        Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies will need to update or replace their software and computer systems in order to comply with such

        "Year 2000" requirements. We are in the process of evaluating the Year 2000 compliance of our products and services. We are also evaluating the Year 2000 compliance of third party equipment and software that we use in both information technology and non-information technology applications in our business. Examples of non-information technology systems include our building security and voice mail systems.

OUR SUCCESS DEPENDS ON THE INTERNET'S INFRASTRUCTURE.

        The success of commercial use of the Internet depends in large part upon the development and maintenance of the Internet's infrastructure, including the development of complementary products such as high-speed modems. The number of users of the Internet and the amount of traffic on the Internet has grown significantly and it is expected they will continue to grow. To the extent the numbers of users of the Internet and the amount of traffic on the Internet continue to increase there will be greater demands placed on the Internet's infrastructure. The Internet infrastructure may not be able to support the demands placed on it by this continued growth without the performance or reliability of the Internet being decreased. Any outages or delays in services using the Internet could lower the level of Internet usage. In addition, the infrastructure and complementary products and services necessary to make the Internet a viable commercial marketplace may not develop. If usage of the Internet is curtailed due to infrastructure constraints or lack of complementary products, we expect an adverse impact on our business and revenues. Even if such infrastructure and complementary products and services do develop, there is no guarantee that the Internet will become a viable commercial marketplace for products and services such as ours.

OUR SUCCESS DEPENDS ON OUR PROPRIETARY THIRD-PARTY TECHNOLOGY AND OUR ABILITY TO PROTECT THEM.

        Our success depends in part on our proprietary third-party technology and our ability to protect such technology under applicable patent, trademark, copyright and trade secret laws. We seek to protect the intellectual property rights underlying our products and services by filing applications and registrations, as appropriate, and through our agreements with our employees, suppliers, customers and partners. However, the measures we have adopted to protect our proprietary third-party technology may not prevent infringement or misappropriation of our technology. A further risk is introduced by the fact that many legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in the context of the Internet industry currently are not resolved.

        From time to time we expect to be subject to claims in the ordinary course of our business, including claims of our alleged infringement of the intellectual property rights of third parties. Any such claims could damage our business and results of operations by:

        - subjecting us to significant liability for damages,

        - resulting in invalidation of our proprietary rights,

        - demanding the diversion of time and expense spent on other operations to their defense, even if such claims are not meritorious, and

        - resulting in the diversion of management time and attention.

WE MAY HAVE LIABILITY FOR INFORMATION RETRIEVED FROM THE INTERNET.

        Because materials may be downloaded from the Internet and subsequently distributed to others, there is a potential that claims may be made against us for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of such materials.

WE ARE UNCERTAIN OF WHETHER WE WILL BE ABLE TO ACHIEVE WIDESPREAD MARKET ACCEPTANCE OF OUR PRODUCTS AND SERVICES. WE ARE COGNIZANT OF OUR LIMITED MARKETING EXPERIENCE.

        We are currently developing our products and services. We have conducted only limited marketing activities and have limited marketing experience with respect to all of our products and services. As is typical with new products and services, demand and market acceptance for our products are subject to a high level of uncertainty. Achieving widespread market acceptance for these products will require substantial marketing efforts and the expenditure of sufficient funds to create market recognition and customer demand and to cause potential customers to consider the potential benefits of our products and services as against the products and services to which the potential customer base are already accustomed. Moreover, we have limited marketing capabilities and resources.

        To date, members of our senior management team have conducted substantially all of our marketing activities. The prospects for our product line will be largely dependent upon our ability to achieve market penetration for such products. Achieving market penetration will require sufficient efforts to create awareness of and demand for our products and services. Our ability to build a customer base will depend in part on our ability to locate, hire and retain sufficiently qualified marketing personnel and to fund marketing efforts, including advertising. There can be no assurance that our products and services will achieve widespread market acceptance or that our marketing efforts will result in profitable operations.

OUR FUTURE REVENUES AND PROFITABILITY ARE UNPREDICTABLE.

        To date we have no revenues and expect that initial revenues from the licensing of Internet web sites to radio stations will be in the form of barter radio Ad units, which the we must re-sell at a discount to produce cash income or exchange for technical services, advertising, editorial and software content, and prizes. Our future prospects are substantially dependent upon our success in generating revenues from sources other than advertising, such as Internet web site licensing fees, merchandise sales, and end-user fees for playing premium games , and inability or failure to do so could have a material adverse effect on our business, prospects, financial condition or operating results. As a result, our future operating results are not predictable.

        Our current and anticipated future expense levels are based largely on management's assessment of our prospects and estimates of future revenues. It is expected that expense levels will be fixed to a significant extent. Accordingly, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and a shortfall in actual revenue as compared to estimated revenue could have an immediate adverse effect on our business, prospects, financial condition or operating results that would be material. In addition, we currently intend to significantly increase sales and marketing expenses, particularly for additional sales and marketing staff necessary to develop and maintain relationships with radio stations, advertising customers, advertising agencies and other third parties, and to increase production and engineering expenses, including to increase engineering staff levels necessary to develop and produce Internet web sites, as well as to continuously improve existing technology and develop new technology. Increases in operating expenses may also occur in response to increased hardware and software infrastructure requirements to handle larger amounts of traffic and to attract, retain and motivate qualified personnel. To the extent these expenditures do not result in a substantial increase in revenues, our business, prospects, financial condition or operating results would be materially adversely affected.

THE MARKET FOR OUR PRODUCTS AND SERVICES IS RAPIDLY EVOLVING AND SUBJECT TO A HIGH LEVEL OF UNCERTAINTY.

        The market for interactive/multi-media Internet web sites and other Internet features, promotions, games is at a very early stage of development, is rapidly evolving and is characterized by an increasing number of entrants that are introducing or developing competing products and services. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services such as ours are subject to a high level of uncertainty and risk. Because the market for our Internet products and services is new and evolving, it is difficult to predict with any assurance the market's size, growth rate or durability. In addition, it is not known whether individuals will utilize the Internet to any significant degree as a means of purchasing goods and services.

OUR BUSINESS COULD SUFFER IF WE ARE UNABLE TO RETAIN CERTAIN IMPORTANT
EMPLOYEES.

        We are highly dependent on the services of our top ranking officers. The familiarity of these individuals with the Internet industry makes them especially valuable to our success. In addition, our future success is dependent on our ability to attract, train, retain and motivate high quality personnel, especially our management team. The loss of the services of any of our executive officers or key employees would harm our business. Our future success also depends on our continuing ability to attract, train, retain and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense and we may not be able to attract, train, retain or motivate other highly qualified technical and managerial personnel in the future.

THE DEVELOPMENT OF OUR PRODUCTS AND SERVICES IS SUBSTANTIALLY INCOMPLETE AND WE ANTICIPATE A GREAT DEAL OF REFINEMENT, DEVELOPMENT AND IMPROVEMENT IN THE FUTURE.

        Our development work on our products and services is substantially incomplete. Testing of primary products and services to date has been very limited. We anticipate that our future research and development activities, combined with experience gained from commercial use of our Internet products and services, could result in the need for further refinement and development. We also expect to modify the products for particular customer applications. There can be no assurance that unforeseen circumstances will not require expensive additional development of our products and their applications. In addition, we may in the future need to make improvements in our Internet products and services in order for our Internet products and services to remain competitive.

OUR COMMON STOCK IS THINLY TRADED AND IT MAY BE DIFFICULT FOR YOU TO SELL THE COMMON STOCK YOU RECEIVE IN THE MERGER.

        Our common stock is thinly traded. As a result, prices quoted for our stock may not reflect the actual fair market value of the stock. Also, because of the low volume of trading in our common stock, it may be difficult for you to sell the common stock you receive in the merger.

                       SELECTED HISTORICAL FINANCIAL DATA

        The following table sets forth selected historical financial data of FTM Colorado and INRG on a consolidated bases for each of the three years in the period ended March 31, 1999 and for the three months ended June 30, 1999 and 1998. The table should be read together with the consolidated financial statements and related notes thereto and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document.

        The selected financial data at March 31, 1999 and 1998 and for each of the three years in the period ended March 31, 1999 are derived from consolidated financial statements audited by Rotenberg & Company, LLP, which are included elsewhere in this document. The selected financial data at March 31, 1997 and 1996 and for the period from Inception (February 22, 1994) to March 31, 1996 are derived from audited financial statements not included in this document.

        The selected financial data at June 30, 1999 and 1998 and for the three months ended June 30, 1999 and 1998 are unaudited. In the opinion of management, this data has been prepared on the same basis as the audited financial data and include all adjustments of a recurring nature necessary for a fair presentation of such information.

        Operating results for the three months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2000. Historical results are not necessarily indicative of the results to be expected in the future.

                                                    Three Years                   February 22,          Three Months
                                                   Ended March 31                     1994              Ended June 30
                                     -----------------------------------------   (Inception) to   -------------------------
                                        1999            1998           1997      March 31, 1996       1999           1998
                                     -----------     ----------     ----------   --------------   -----------     ---------
Summary of Operations:

  Revenues                           $        --     $       --     $       --     $       --     $        --    $       --
  Capital Formation Expense              282,162             --             --             --         142,788            --
  Consulting Fees                        126,534             --             --             --         116,180            --
  Legal & Accounting Fees                300,948             --         17,479          5,826         114,677            --
  Salaries & Benefits                     57,873         15,901         62,027         18,909         180,563            --
  Website Development Costs               15,373             --             --             --         509,504            --
  Other Operating Expenses               116,168          6,360        151,360         61,302         208,901            --
  Interest Expense (Income)               (2,365)            --             --             --         (10,383)           --
                                     -----------     ----------     ----------     ----------     -----------    ----------
       Total Expenses                $   896,693     $   22,261     $  230,866     $   86,037     $ 1,262,230    $       --
                                     -----------     ----------     ----------     ----------     -----------    ----------

  Loss from Continuing Operations
    Before Minority Interest         $  (896,693)    $  (22,261)    $ (230,866)    $  (86,037)    $(1,262,230)   $      ---
  Minority Interest                       82,048          2,037         21,124          7,872         324,071            --
                                     -----------     ----------     ----------     ----------     -----------    ----------
  Net Loss                           $  (814,645)    $  (20,224)    $ (209,742)    $  (78,165)    $  (938,159)   $      ---
                                     ===========     ==========     ==========     ==========     ===========    ==========
  Basic Loss per Common Share        $    (0.129)    $   (0.003)    $   (0.033)    $   (0.012)    $    (0.148)   $      ---
                                     -----------     ----------     ----------     ----------     -----------     ---------

  Shares used in Computing
    Basic Loss per Share               6,319,542      6,319,542      6,319,542      6,319,542       6,319,542     6,319,542

  Financial Position:

  Cash                               $ 2,027,833     $    2,796     $       --     $       --     $ 2,301,053    $    2,796
  Goodwill                                76,550         78,513         78,513             --          74,587        78,513
  Total Assets                         2,350,953         81,309        103,570         11,553       3,052,428        81,309
  Current Liabilities                    272,921             --             --             --         491,765            --
  Minority Interest                    3,187,150        375,782        377,819             --       3,230,734       375,782
  Capital Stock Subscriptions
    of Subsidiary                      2,883,897             --             --             --       1,925,041            --
  Working Capital                      1,778,880          2,796             --             --       2,034,369         2,796
  Capital Expenditures                    72,613             --             --             --         388,969            --
  Capital Stock                           25,278         25,278         25,278         11,553       1,402,483        25,278
  Stockholders' Equity (Deficit)      (1,109,118)      (294,473)      (274,249)        11,553        (670,071)     (294,473)

            SELECTED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL DATA

        In the proposed merger, INRG will be merged with and into FTM Delaware, and each holder of INRG common stock will receive 1.25 shares of FTM Delaware common stock for each share of INRG common stock. Approximately 72% of the outstanding shares of INRG's common stock is currently owned by FTM Colorado, which owns 100% of the stock of FTM Delaware.

        FTM Delaware is currently a wholly-owned subsidiary of FTM Colorado. Immediately before the merger of INRG into FTM Delaware, FTM Colorado will be reincorporated in Delaware by merging into FTM Delaware. (This merger is sometimes referred to as the "Reincorporation Merger".)

        The mergers described above will result in the elimination of the minority interest in INRG. The acquisition of the minority shareholders' interest in INRG will be accounted for under the purchase method of accounting. However, there will be no other changes to the business, management, location, policies, properties or the consolidated assets or liabilities of INRG with the exception of the recording of goodwill. Goodwill will be recorded based on the difference between the fair value of the underlying assets and liabilities of the minority interest acquired and the fair value of the Company's common stock exchanged.

        It is anticipated that the Company will issue 2,153,035 shares of its common stock in exchange for the minority interest in INRG. The bid price of the Company's common stock was $8.25 as of the close of business on September 15, 1999. The acquisition of the minority interest is estimated to result in a total purchase price of approximately $18 million dollars and will result in goodwill being recorded of approximately $15 million.

        The actual allocation of the purchase price and the resulting effect on loss from operations may differ significantly from the pro forma amounts included herein. These pro forma adjustments represent the Company's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the Pro Forma Financial Statements are subject to change, and the final amounts may differ substantially.

        The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended March 31, 1999 and for the three months ended June 30, 1999 assume that the acquisition of the minority shareholders' interest in the Company's subsidiary (INRG) took place on April 1, 1998, the beginning of the Company's fiscal year. The Pro Forma Condensed Consolidated Statements of Operations do not include the effect of any nonrecurring write-offs directly attributable to the acquisition. The Pro Forma Balance Sheet gives pro forma effect to the acquisition of the minority interest and the merger as if the transaction occurred on June 30, 1999.

        The accompanying pro forma information is presented for illustrative purposes only and is not indicative of the financial position or results of operations that may be reported in the future.

        The accompanying Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical financial statements and related notes thereto of the Company and its subsidiary as reported in the annual Form 10KSB and the quarterly Form 10QSB.

       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                 For the Three Month Period Ended June 30, 1999

                                          Actual
                                       Consolidated                      Pro Forma
                                           FTM         Pro Forma           FTM
                                         Colorado     Adjustments        Delaware
                                       -----------    -----------       -----------
Revenues                               $        --     $     ---        $       ---
                                       -----------     ---------        -----------
Operating Expenses

    Website Development Costs              509,504            --            509,504
    Capital Formation Expenses             142,788            --            142,788
    Consulting Fees                        116,180            --            116,180
    Legal and Accounting                   114,677            --            114,677
    Payroll and Related Costs              180,563            --            180,563
    Depreciation and Amortization           21,385            --            114,855
    Other                                  187,516        93,740 (2)        187,516
                                       -----------     ---------        -----------
        Total Operating Expenses         1,272,613        93,470          1,366,083
                                       -----------     ---------        -----------

    Loss Before Other Income            (1,272,613)      (93,470)        (1,366,083)

Other Income                                10,383            --             10,383
                                       -----------     ---------        -----------

    Loss Before Provision for Taxes     (1,262,230)      (93,470)        (1,355,700)
Provision for Taxes                             --            --                 --
                                       -----------     ---------        -----------

Loss Before Minority Interest           (1,262,230)      (93,470)        (1,355,700)
Minority Interest                          324,071      (324,071)(2)             --
                                       -----------     ---------        -----------

Net Loss                               $  (938,159)     (417,541)       $(1,355,700)
                                       ===========     =========        -----------

Basic Loss Per Share                   $     (.148)                     $     (.160)
                                       ===========                      ===========

Average Weighted Common
    Shares Outstanding                   6,319,542                        8,472,577
                                       ===========                      ===========

       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                 For the Three Month Period Ended June 30, 1999

                                        Actual
                                     Consolidated                     Pro Forma
                                         FTM         Pro Forma           FTM
                                       Colorado     Adjustments       Delaware
                                      ----------    -----------      -----------
Revenues                              $       --     $     --        $        --
                                      ----------     --------        -----------
Operating Expenses

    Website Development Costs             15,373           --             15,373
    Capital Formation Expenses           282,162           --            282,162
    Consulting Fees                      126,534           --            126,534
    Legal and Accounting                 300,948           --            300,948
    Payroll and Related Costs             57,873           --             57,873
    Depreciation and Amortization          4,077      373,883(2)         377,960
    Other                                112,091           --            112,091
                                      ----------                     -----------
        Total Operating Expenses         899,058      373,883          1,272,941
                                      ----------     --------        -----------

    Loss Before Other Income            (899,058)    (373,883)        (1,272,941)
Other Income                               2,365           --              2,365
                                      ----------     --------        -----------

    Loss Before Provision for Taxes     (896,693)    (373,883)        (1,270,576)
Provision for Taxes                           --           --                 --
                                      ----------     --------        -----------

Loss Before Minority Interest           (896,693)    (373,883)        (1,270,576)
Minority Interest                         82,048      (82,048)(2)             --
                                      ----------     ========        -----------

Net Loss                              $ (814,645)    (455,931)       $(1,270,576)
                                      ==========     ========        -----------

Basic Loss Per Share                  $    (.129)                    $     (.150)
                                      ==========                     -----------

Average Weighted Common

    Shares Outstanding                 6,319,542                       8,472,577
                                      ==========                     ===========

       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                 For the Three Month Period Ended June 30, 1999

                                         Actual                         FTM
                                      Consolidated                   Pro Forma
                                        Colorado     Adjustments      Delaware
                                      -----------    -----------    -----------
                                           ASSETS                     $2,301,053

Current Assets                                                          225,081
                                                                    -----------
        Cash and Cash Equivalents      $2,301,053    $        --
        Prepaid Expenses                  225,081             --
                                                     -----------
               Total Current Assets     2,526,134             --      2,526,134

Property and Equipment--Net of
        Accumulated Depreciation          440,047             --        440,047

Other Assets                               11,660             --         11,660
Goodwill--Net of Accumulated
        Amortization                       74,587     14,955,313     15,029,900
                                       ----------    -----------    -----------
        Total Assets                   $3,052,428    $14,955,313    $18,007,741
                                                     -----------    ===========

            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                         As of June 30, 1999, continued

                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                           Actual
                                        Consolidated                         Pro Forma
                                            FTM          Pro Forma             FTM
                                          Colorado      Adjustments          Delaware
                                        ------------    -----------         -----------
Current Liabilities

    Accounts Payable and                $   406,874              --         $   406,874
    Accrued Expenses                         84,892              --              84,892
                                        -----------     -----------         -----------
    Short Term Notes Payable
        Total Liabilities                   491,766              --             491,766
                                        -----------     -----------         -----------
Minority Interest
    Preferred Stock of Subsidiary           423,508        (423,508)(3)              --
    Common Stock of Subsidiary            2,807,226      (2,807,226)(2)              --
                                        -----------     -----------         -----------
        Total Minority Interest           3,230,734      (3,230,734)                 --
                                        -----------     -----------         -----------
Stockholder's Equity (Deficit)
    Series A Preferred Stock
        $0.001 Par; 50,000 Shares
        Authorized, 40,637 Issued
        and Outstanding                          --         423,508 (3)         423,508

    Series B Preferred Stock
        $0.001 Par; 400,000 Shares
        Authorized 267,522 Issued
        and Outstanding                      10,701         (10,433)(4)             268

    Common Stock - $.001 Par
    50,000,000 Shares Authorized
    8,472,577 Issued and Outstanding         25,278         (18,959)(4)           8,473
                                                              2,154 (2)

Additional Paid in Capital                1,366,504          29,392 (4)      19,156,281
                                                         17,760,385 (2)
Deficit Accumulated During
    Development Stage                    (2,072,555)             --          (2,072,555)
                                        -----------     -----------         -----------
Total Stockholders'
    Equity (Deficit)                       (670,072)     18,186,047          17,515,975
                                        -----------     -----------         -----------
Total Liabilities and Stockholders'
    Equity (Deficit)                    $ 3,052,428     $14,955,313         $18,007,741
                                        ===========     ===========         ===========

         Notes to Pro Forma Condensed Consolidated Financial Statements

(1) The Pro Forma Condensed Consolidated Statements of Operations assumes that the acquisition of the minority interest in INRG occurred on April 1, 1998.

(2) The acquisition of the minority interest in INRG was accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price is allocated to the tangible and intangible assets and liabilities of INRG based upon their respective fair values as of the closing date based upon valuations and other studies.

    The estimated purchase price and preliminary allocation of the purchase price in excess of the net assets acquired as a result of the acquisition of the minority interest in INRG is as follows:

      Purchase Price:

      Estimated Fair Value of Common Stock Issued           $17,762,539
      Book Value of Minority Interest in
             Net Assets of INRG Acquired                      2,807,226
                                                            -----------
      Purchase Price in Excess of Net Assets Acquired       $14,955,313
                                                            ===========

      Preliminary Allocation of Purchase Price in
      Excess of Net Assets Acquired:

             Goodwill                                       $14,955,313
                                                            ===========


    For purposes of the Pro Forma Condensed Consolidated Statements of Operations, Goodwill is being amortized over a 40 year estimated useful life.

(3) The acquisition of minority shareholders' interest in the preferred stock of INRG was treated as an even exchange for the Series A Preferred Stock of FTM Delaware since the terms of the securities are substantially identical. The Series A Preferred Stock is carried on the Pro Forma Condensed Consolidated Balance Sheet at liquidation value which is $10 per share plus interest compounded annually at 7.5% for three years, commencing on the date of issuance.

(4) The reincorporation merger of FTM Colorado into FTM Delaware is accounted for as a transfer or exchange of net assets at historical cost in a manner similar to that in pooling of interest accounting. The pro forma adjustments to stockholders' equity reflect the change in par value from $.004 to $.001 per share. In addition the Company has increased the number of authorized shares from 12,500,000 to 50,000,000.

                      COMPARATIVE HISTORICAL PER SHARE DATA

        Because FTM Colorado's March 31, 1999 acquisition of a controlling interest in INRG is treated as a reverse merger for accounting purposes, FTM Colorado's historical financial condition and results of operations have become the historical financial condition and results of operations of INRG on a consolidated basis. Therefore, there is no calculable difference between the historical per share data of the two companies. FTM Delaware is a newly formed wholly owned subsidiary of FTM Colorado and has no historical per share performance.

                            MARKET PRICE INFORMATION

        The Common Stock of FTM Colorado (which is the predecessor to FTM Delaware) is traded over the counter and quoted [on the Bulletin Board on a limited and sporadic basis under the symbol "FTMM."] Neither the FTM Delaware shares nor the INRG shares are traded in any established market. The following table shows the closing price of the FTM Colorado shares September 15, 1999, the last trading day prior to the adoption of the Agreement and Plan of Merger by our Board of Directors.

                             FTM Colorado         Equivalent Market Value
                            Closing Price          of INRG common stock*
                            -------------         -----------------------
September 15, 1999              $8.25                     $10.3125

* Assumes that the FTM Delaware common stock has the same value per share as the FTM Colorado common stock.

        The reported high and low bid and ask prices of the FTM Colorado common stock are shown below for 1999. Prices for prior periods are not shown because those prices reflect the prior business of FTM Colorado, which was completely disposed of by the end of 1998. The bid and ask prices of the common stock on September 15, 1999 were $9.00 and $7.38, respectively, as quoted on the Bulletin Board. As of September 15, 1999, there were approximately 1650 stockholders of record of the FTM Colorado common stock and 69 stockholders of record of INRG. There were no dividends paid on the INRG or the FTM Colorado shares of Common Stock during these periods. The prices presented are bid and ask prices which represent prices between broker-dealers and do not include retail mark-ups or markdowns or any commission to the broker-dealer. The prices do not necessarily reflect actual transactions:

                                          BID                    ASK
                                   ----------------       ----------------
                                    HIGH        LOW        HIGH        LOW
                                   ------     -----       ------     -----
1999:
First Quarter                      $9.75      $4.00       $10.25     $5.00
      Second Quarter               $15.13     $9.00       $14.88     $8.25
Third Quarter (through             $11.31     $9.00       $11.50     $7.38
      September 15, 1999)

PROSPECTUS

        This prospectus is being furnished to you in connection with our proposed merger. This prospectus is first being furnished to stockholders of INRG on or about [_________], 1999.

STOCKHOLDER RECORD DATE FOR YOUR EXERCISE OF APPRAISAL RIGHT

        INRG's board of directors has fixed the close of business on [_________], 1999, as the record date for determination of INRG stockholders entitled to exercise appraisal rights upon the merger. On the record date, there were [_________] shares of INRG common stock outstanding, held by approximately [______] holders of record.

        ADOPTION OF THE MERGER AGREEMENT AND INRG STOCK OPTION PLAN BY ACTION OF MAJORITY STOCKHOLDER

        FTM Colorado, the majority shareholder of INRG's common stock, adopted and approved, by its written consent, the merger agreement and the INRG Stock Option Plan.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF ANY STOCK CERTIFICATES FOR INRG COMMON STOCK
  WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

                                   THE MERGER

        This section of the prospectus describes material aspects of the proposed INRG merger, including the merger agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

        FTM Colorado (then Redwood Broadcasting, Inc.) was previously engaged in the business of acquiring and developing undervalued radio broadcasting properties located in small to medium sized markets. In December 1998, FTM Colorado disposed of all of its assets and liabilities related to this former business.

        On March 31, 1999, FTM Colorado acquired a majority interest in INRG by acquiring 4,415,820 shares of INRG common stock from certain stockholders of INRG in exchange for the issuance of 5,519,775 shares of common stock of FTM Colorado. This represented a ratio of 1.25 shares of FTM Delaware common stock for each share of INRG common stock. Following this acquisition, the individuals who served as directors of INRG were also appointed to serve as directors of FTM Colorado.

        On September 22, 1999, the board of directors of INRG met and approved the merger of INRG into FTM Delaware (the successor to FTM Colorado) in a transaction in which the INRG stockholders would receive 1.25 shares of FTM Delaware common stock for each share of INRG common stock. On the same date, the board of directors of FTM Colorado (which has the same directors as INRG) approved the reincorporation of FTM Colorado into Delaware through the merger of FTM Colorado into FTM Delaware. The board of directors of INRG did not obtain a fairness opinion in connection with this transaction.

REASONS FOR THE MERGER

        The Board of Directors of INRG and FTM Colorado believe that the INRG merger is fair and is in the best interests of INRG, FTM Colorado and their stockholders because it will complete the acquisition of INRG by FTM Delaware, eliminate the minority interest in INRG and provide greater liquidity to the minority stockholders in INRG.

PLAN OF MERGER

        This section highlights selected information from the merger agreement. To better understand the merger and for a more complete description of the terms of the merger you should read carefully the merger agreement which is reprinted as Annex A to this prospectus and is incorporated herein by reference.

        The Effective Time of the Merger. The merger will become effective upon the filing of a certificate of merger with the Secretary of the State of Delaware. Assuming all conditions to the merger contained in the merger agreement are satisfied or, if permissible, waived, it is anticipated that the effective time of the merger will occur as soon as practicable following the special meeting. We are working towards completing the merger as quickly as possible. We hope to complete the merger during the Fall of 1999.

        Conditions to the Merger. In order to close the merger, it must have been approved by each class of outstanding voting stock of INRG by the affirmative vote of a majority of the outstanding shares. In addition, the merger cannot close until FTM Colorado has been reincorporated into Delaware by merging into FTM Delaware. Furthermore, the merger will not be closed if there is an injunction or law prohibiting the merger, any legal action challenging the merger or any stop order or Securities and Exchange Commission proceeding for such purpose.

        Structure of the Merger and Manner and Basis of Converting INRG common stock. In accordance with the merger agreement and Delaware law, INRG will be merged with and into FTM Delaware. As a result of the merger, the separate corporate existence of INRG will cease and FTM Delaware will be the surviving corporation.

        Upon completion of the merger, each share of outstanding INRG common stock, without any action on the part of the holders, will automatically be converted into 1.25 shares of common stock of FTM Delaware. No certificate or scrip representing fractional shares of FTM Delaware common stock will be issued in connection with the merger. Instead you will receive cash, without interest, in lieu of a fraction of a share of FTM Delaware common stock.

        Promptly following the effective time of the merger, FTM Delaware will instruct Corporate Stock Transfer, which has been selected by FTM Delaware to act as exchange agent, to mail to each record holder of INRG common stock immediately prior to the effective time of the merger, information advising you of the consummation of the merger and a letter of transmittal for use in exchanging your INRG common stock certificates for FTM Delaware common stock certificates. After the effective time of the merger, there will be no further registration of transfers on the stock transfer books of INRG of shares of their stock that were outstanding immediately prior to the effective time of the merger. Your INRG share certificates should NOT be surrendered for exchange prior to the effective time of the merger.

        Your shares will not be entitled to receive any dividends or other distributions payable by FTM Delaware until the merger is complete and all of your certificates representing stock in INRG are surrendered. Upon surrender, however, subject to applicable laws, you will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares, less the amount of any applicable withholding taxes.

        Treatment of Preferred Stock. In the merger, each share of Series A Preferred Stock of INRG will be converted into one share of Series A Preferred Stock of FTM Delaware, with substantially similar terms.

        Treatment of Stock Options. Options issued pursuant to the INRG Stock Option Plan will be converted into a stock option to purchase a number of shares of FTM Delaware common stock equal to 1.25 times the number of shares of INRG common stock subject to the option with no change in the aggregate exercise price of the option.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

        There are no material regulatory filings or approvals required to complete the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a general summary of the material United States federal income tax consequences of the merger to you as holders of INRG common stock and does not purport to be a complete analysis or discussion of all potential tax considerations or consequences relevant to the merger. The following discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, existing regulations proposed or promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to INRG, FTM Delaware or to you as the stockholders of these companies.

        No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to your particular situation, including, without limitation, the alternative minimum tax. In particular, the following discussion does not address the U.S. federal income tax consequences of the merger to stockholders subject to special U.S. federal income tax treatment including (without limitation) persons who are not U.S. citizens or residents, foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold their stock as part of a "straddle", "hedge", or "conversion transaction."


        The following discussion assumes that shares of INRG are held as capital assets (within the meaning of Section 1221 of the Code) at the time of the Offer. It is also based on certain customary assumptions regarding the factual circumstances that will exist at the time of the merger. If any of these factual assumptions is inaccurate, the tax consequences of the merger could differ from those described herein. In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws, federal tax laws other than those pertaining to the U.S. federal income tax, or the tax consequences of transactions effectuated prior to or after the merger, (whether or not such transactions are in connection with the merger). Accordingly, you are advised and expected to consult your own tax advisers regarding the federal income tax consequences of the merger in light of your personal circumstances and the consequences under state, local and foreign tax laws.

        No ruling from the Internal Revenue Service has been or will be requested in connection with the merger. Irell & Manella LLP shall issue an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; that INRG and FTM Delaware will each be a party to the reorganization; that INRG and FTM Delaware will not recognize any gain or loss as a result of the merger and that stockholders of INRG will not recognize any gain or loss upon the receipt of FTM Delaware common stock for their INRG common stock. Such opinion is subject to certain assumptions. You should be aware that such opinion is not binding on the IRS and no assurance can be given that the IRS will not adopt a contrary position or that a contrary IRS position would not be sustained by a court.

        The following federal income tax consequences will result from the merger qualifying as a reorganization:

        - no gain or loss will be recognized by you, as a holder of INRG common stock, upon the exchange of all of your shares solely for shares of FTM Delaware common stock in the merger (except to the extent you receive cash in lieu of fractional shares, see below);

        - to the extent that you receive cash in lieu of fractional shares, you will recognize gain or loss equal to the difference between your basis in such fractional shares and the amount of cash received with respect to such fractional shares. Assuming that your fractional shares were held as a capital asset, such gain or loss will be treated as capital gain or loss, with gain resulting from fractional shares held for more than one year taxed at a maximum rate of 20% and gain resulting from fractional shares held for one year or less taxed at a maximum rate of 39.6%

        - the aggregate basis of your shares of FTM Delaware received in the merger will be the same as your aggregated basis for your shares of INRG stock surrendered in the merger, less the basis attributable to any fractional shares of INRG stock exchanged for cash;

        - the holding period of shares of FTM Delaware received by you in the merger will include the holding period of the INRG stock surrendered in exchange.

ANTICIPATED ACCOUNTING TREATMENT

        We will account for the acquisition of the minority shareholders' interest in INRG under the purchase method of accounting in accordance with Accounting Principles Board Opinion (APB) No. 16 "Business Combinations" and AICPA Accounting Interpretation 26 "Acquisition of Minority Interest" of APB Opinion 16.

        The reincorporation merger of FTM Colorado into FTM Delaware will be accounted for as a transfer or exchange of net assets at historical cost in a manner similar to that in pooling of interest accounting in accordance with the provisions of AICPA Accounting Interpretation 39 "Transfers and Exchanges between Companies under Common Control" of APB Opinion 16.

RESTRICTIONS ON RESALES BY AFFILIATES

        The shares of FTM Delaware common stock to be issued in connection with the INRG merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of FTM Delaware common stock issued to any person who is deemed to be an "affiliate" of either INRG or FTM Delaware at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either of INRG or FTM Delaware and may include some of our officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of FTM Delaware common stock acquired in connection with the merger except pursuant to:

        - an effective registration statement under the Securities Act covering the resale of those shares;

        - an exemption under paragraph (d) of Rule 145 under the Securities Act;

        - or any other applicable exemption under the Securities Act.

        FTM Delaware's registration statement on Form S-4, of which this prospectus forms a part, does not cover the resale of shares of FTM Delaware common stock to be received by affiliates in the merger.

APPRAISAL RIGHTS

        You, as a record holder of shares of INRG common stock, will be entitled to assert appraisal rights under Section 262 of the Delaware General Corporation Law. Such rights entitle you to require INRG to purchase your dissenting shares for cash at their fair market value, excluding any appreciation or depreciation as a result of the merger. The following is a summary description of the provisions of the applicable Delaware law.

        This summary is complete in all material respects but should be read with the full text of the applicable law, a copy of which is attached hereto as Annex D. If you are intending to exercise your statutory appraisal rights, you are urged to review Annex D carefully and to consult with legal counsel so as to assure strict compliance with its provisions.

        Under Section 262 of the Delaware General Corporation Law, you, as a record holder of INRG common stock following the procedures set forth in such law will be entitled to have your INRG common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by such court. If you are considering seeking appraisal you should be aware that the fair value of your INRG common stock under Section 262 could be more than, less than or equal to the merger consideration otherwise to be received by such holder.

        If you wish to exercise statutory appraisal rights, you must deliver to INRG, within 20 days after the date of mailing of this notice and prospectus, a written demand for appraisal of your INRG common stock. If you, as a holder of INRG common stock, wish to exercise such rights, you must be the record holder of such shares on the date the written demand is made and must continue to hold such shares of record through the effective time. Accordingly, if you are a holder of the INRG common stock who is a record holder on the date that the demand is made but who subsequently transfers such shares prior to the effective time, you will lose your right to appraisal with respect to the shares transferred.

        A demand for appraisal should be executed by or on behalf of you, as the holder of record, as your name appears on your stock certificate. If your shares of INRG common stock in question are held in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If your shares are owned of record by more than one person, as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. All demands for appraisal must be in writing and must be sent or delivered to INRG at 6991 East Camelback Road, Suite D-103, Scottsdale, AZ 85251; Attn: Scott Manson.

        Any holder of INRG common stock who has demanded an appraisal in compliance with Section 262 will not, from and after the effective time, be entitled to vote the INRG common stock subject to the demand for any purpose or be entitled to the payment of future dividends or other distribution on the INRG common stock.

        Within ten days after the effective time, INRG will be required to notify each stockholder who has complied with the provisions of Section 262 of the date that the merger became effective. Within 120 days after the effective time, any stockholder who has complied with the requirements for exercise of statutory appraisal rights will be entitled, upon written request, to receive from INRG a statement setting forth the aggregate number of shares of INRG common stock to which demands for appraisal have been received and the aggregate number of holders of such INRG common stock. Such statements must be mailed within ten days after a written request therefor has been received by INRG or within ten days after the expiration of the period for delivery of demands, whichever is later.

        Within 120 days after the effective time, INRG or any stockholder who has complied with the statutory requirements described above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the INRG Commons Stock. INRG is under no obligation to and does not currently intend to file a petition with respect to the appraisal of the fair value of the INRG common stock. Accordingly, it will be the obligation of you, as stockholders, to initiate all necessary action to perfect statutory appraisal rights with respect to your INRG common stock within the time periods prescribed by Section 262.

        If a petition for appraisal is timely filed, stockholders entitled to statutory appraisal rights may receive notice of the time and place of a hearing on the petition. After such hearing, the Delaware Court of Chancery will determine the stockholders entitled to statutory appraisal rights and the "fair value" of their INRG common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid thereon. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in determining fair value in an appraisal proceeding. The Delaware Supreme Court has further stated that in determining fair value in an appraisal proceeding, the court must consider market value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on the future prospects of the merger corporation. In Weinberger v. UOP, Inc., the Delaware Supreme Court held that the "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered" in determining fair value.

        The costs of an appraisal action may be determined by the Court of Chancery and taxed upon the parties as it deems equitable. The Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with appraisal, including, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of INRG common stock entitled to appraisal.

        If any stockholder who properly demands appraisal of his or her INRG common stock under Section 262 fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided under Delaware law, such stockholder's shares will be converted into the right to receive the consideration specified in the merger agreement. A stockholder will fail to perfect statutory appraisal rights, or effectively lose or withdraw his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to INRG a written withdrawal of his or her demand for appraisal and acceptance of the merger. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time will require written approval of INRG.

OPERATIONS AFTER THE MERGER

        Following the merger, FTM Delaware will continue the operations of FTM Colorado and INRG. The members of the board of directors of FTM Delaware will be the same as the members of the board of directors of INRG. The stockholders of INRG will become stockholders of FTM Delaware, and their rights as stockholders will be governed by the FTM

Delaware Certificate of Incorporation, as currently in effect, the FTM Delaware Bylaws and the laws of the State of Delaware. See "Comparison of Rights of Holders of INRG common stock and FTM Delaware Common Stock."

COMPARISON OF RIGHTS OF HOLDERS OF INRG COMMON STOCK AND FTM DELAWARE COMMON
STOCK

        The rights of both the INRG stockholders and the FTM Delaware stockholders are governed by Delaware law and their respective certificates of incorporation and bylaws, which are substantially similar. The following is a summary of the material differences between the current rights of the INRG stockholders and those of the FTM Delaware stockholders.

        Capital Stock.

        Under the FTM Delaware Certificate, the authorized capital stock of FTM Delaware will consist of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock of which 50,000 shall be designated as Series A Preferred Stock, $0.001 par value per share, and 400,000 as Series B preferred stock, $0.04, par value per share. As of September 15, 1999, the total shares of INRG common stock issued and outstanding was 1,722,425, $.001 par value per share, and 40,636 shares of Series A preferred stock, $.001 par value per share ("INRG Preferred Stock"). The rights and preferences of the INRG Series A Preferred Stock are substantially similar to those of the FTM Delaware Series A preferred stock.

        The rights and preferences of Series B Preferred Stock include the following:

        - The stock ranks senior to Common Stock and any other class or series of capital stock of the Corporation with respect to liquidation, dissolution, or winding up of the business unless such other class or series constitutes Parity Stock or Senior Stock.

        - Holders of the stock are entitled to receive annual dividends $0.702 per share prior and in preference to any declaration or payment of any cash dividend on the Common Stock or any other Junior Stock of the Corporation.

        - Holders of the stock have no voting rights except for those minimum rights required by the Colorado Business Corporation Act, in which case the stock shall vote together with the Common Stock as a single class, unless the Colorado Business Corporation Act requires the Series B Convertible Preferred Stock to vote separately as a single class.

        - Holders have the option to convert their stock to Common shares equal to the conversion rate in effect at the time of conversion. The conversion rate shall be an amount equal to $5.85 divided by the conversion price. The conversion price shall equal $5.85 minus the multiple of the aggregate unpaid accrued dividends per share times 0.64103.

        - After June 15, 2000, the Corporation may elect to cause each share to be automatically converted into a number of fully paid and non-assessable Common shares equal to the conversion rate then in effect as of any date on which the closing price for each of the twenty trading days preceding such date equals or exceeds $8.35 per share.

                                   THE COMPANY

        Our company's history begins with INRG. INRG was incorporated on February 22, 1994. Prior to March 1998, INRG had not engaged in any form of commercial business activity. In March 1998, our principal business focus became the Internet and the production of interactive, multi-media, 2-D/3-D Internet web sites for the radio industry.

        On December 7, 1998, INRG acquired Cybermusic, Inc. ("Cybermusic") in a merger. The business of Cybermusic consisted primarily of developing a network of linked, interactive, multimedia, 2-D/3-D Internet web sites for radio stations. Our business plan is to develop, operate and manage this network, perform related services and provide Internet access to participating radio stations in order to produce new sources of revenue for the radio stations. It is expected that the Internet web sites for participating radio stations will feature multi-media interactive capability, streaming audio and video, local and national chat, games, P1 targeting and music sampling. We also expect to provide market and audience research with daily and weekly analysis, licenses, e-commerce, and technical support/customer service and to run operations center available seven days per week.

        We will initially seek to build our Internet network through building web sites for radio stations owned by CBS/Infinity Broadcasting, and later other radio stations. On March 9, 1998, the INRG entered into an Agreement with CBS (the "CBS Agreement") pursuant to which Infinity Broadcasting will help us meet with the general managers of radio stations owned by CBS/Infinity Broadcasting for the purpose of discussing the participation of such radio stations in the FTM Radio Internet Network.

        Our business is still in the very early stages of development. We are in discussions with various CBS/Infinity Broadcasting affiliated radio stations regarding the providing of Internet products and services, but do not yet have binding agreements with any radio stations to provide such products and services. In addition, while we are currently developing a Radio Station Internet Web site for the CBS-affiliated Los Angeles Radio Station "KROQ", CBS-affliated San Francisco Radio Station "KITS" and the CBS-affiliated Chicago Radio Station "B96", these web sites do not incorporate all of the currently available technical features that we expect to include in our fully operational web sites. We have yet to generate our first revenues and have no operating history upon which an evaluation of the prospects for the acceptance of our Internet products and services and the related sale of Internet advertising may be based.

        We anticipate three initial sources of revenue including: (1) the sale of radio advertising units received from radio stations in the top twenty five U.S. markets in exchange for the Company's various Web site products and services and for participation in our Internet network, (2) the sale of local and national advertising, "integrated interactive advertising and sponsorships" on our Internet network, and (3) the sale of merchandise, in addition to other e-commerce activities generated within our Internet network.

        There is increasing competition for limited advertising dollars on the Internet and we will seek to differentiate ourselves through the sale of sponsorships and "integrated advertising." Integrated advertising is a unique program that involves advertisers in the creation of a message allowing them to better target a specific audience or audience segment. Our growth strategy depends, in part, on our ability to generate advertising revenue by the introduction of new and enhanced Internet products and services. In addition, we will attempt to generate advertising revenue through the introduction of new and enhanced Internet products and services to our Internet network by the creation of new features, promotions, games, in order to provide sponsors and advertisers with even greater ability to target a specific audience.

CBS AGREEMENT

        Pursuant to the CBS Agreement, CBS/Infinity Broadcasting will provide, until March 2003, access and assistance to us to contact radio stations owned and/or operated by CBS/Infinity for the purposes of soliciting such stations to
(1) participate in our Internet network, (2) to engage us to develop, operate and maintain internet web sites for such stations and to provide related services and (3) to engage us to function as an Internet access provider for such stations in order for the station to generate new sources of revenue. In exchange for such rights and assistance, we have agreed to (i) use commercially reasonable efforts to provide unimpeded and uninterrupted access and operability of internet sites to the participating radio stations, (ii) propose to stockholders that, for so long as CBS/Infinity Broadcasting continues to own at least ten percent (10%) of the issued and outstanding shares of our Common Stock (on a fully diluted basis), a representative designated by CBS Radio or Infinity be elected to our Board of Directors, and to use best efforts to cause all of its insiders and affiliates to vote their shares in favor of the election of said representative, and (iii) allow CBS Infinity Broadcasting to audit our books and records not more than once each calendar year on behalf of those stations who participate in our Internet network with respect to the accounting statements tendered to such radio stations under their agreements with us.

OTHER POTENTIAL INTERNET PRODUCTS AND SERVICES

        We anticipate that advertising revenues generated from the sale of Internet web site advertising and sponsorships will represent only a portion of our operating revenues and profits, and further, we believe that our future success will depend, in part, on our ability to generate revenues and profits from other sources. We intend to explore other opportunities to increase revenues through new game platforms, co-branding relationships, cross-licensed technologies, merchandise opportunities, specialized CD-ROM's, classified advertising, personals, archiving fees, specialty Web-based-only entertainment events, emerging artist management, publishing and music distribution, and market specific consumer research.

THE MARKET

        Consumer household usage of the Internet is growing exponentially. The market for interactive multimedia websites, promotions, games, information, and online commerce is a rapidly growing segment of the United States economy. An estimate of 1999 Web use by Nielsen Media Research placed current Web users at 92 million persons, up from 70 million in 1998. A January 1999 Arbitron/Edison Media Research survey of Arbitron's Fall `98 diarykeepers found that 57% of U.S. households have a computer, and more than half of all Americans are currently online (at home, work, school, or other locations).

        As the Internet becomes more accessible, functional, and widely used by consumers and businesses, its commercial potential continues to grow dramatically in terms of both e-commerce and ad spending. The number of people making purchases online has jumped 40% in the last nine months, up to 28 million people, according to a recent Nielsen/CommerceNet study.

        The overlap between potential Web users and devoted radio listeners is significant, according to the recent Arbitron/Edison study. Fully 82% of partisan Alternative Rock listeners have computers at home, compared to the 57% of total homes. Of those PC-owning Alternative Rock listeners, 91% already have Internet access. In fact, most young people - the most active radio listeners -- are online. Fully 81% of those 12-17 and 71% of those 18-24 are online. Penetration is high among older listeners also as well over half of those 25-54 are online.

        Broadcast advertising is one of the most powerful drivers of Web traffic. Radio is well positioned to capitalize on this, thanks to its convenience, reach, and devoted audience. According to Arbitron/Edison, two-thirds of those surveyed had heard a station promote its website on-air, and a third had actually visited a station website (rising to 44% among Modern Rock listeners).

        Consumer-focused Internet companies (such as AOL, eBay, Amazon, and Priceline.com) clearly believe that radio listeners can drive listeners to their sites. Online companies spent more than $37 million on traditional radio advertising during the first quarter of 1999, up from just $6 million in the same period a year ago, according to a recent Competitive Media/Industry Standard report. PaineWebber recently upgraded its estimate of total 1999 online companies' advertising spending from around $500-$600 million up to $800 million. PW expects 40% of that to go to radio, for a total of $320 million in 1999 radio ad revenues. PW estimates the dot-coms' 1999 offline advertising breakdown will be 40% radio, 40% TV, and 20% other media.

        After establishing our initial Internet network, we intend to add additional Internet Web site products and services by partnering with prospective advertisers and sponsors to develop games that will appeal to specific target markets. We have conceptual plans for our Internet network and web site features, promotions, games designed to appeal to groups that it believes are not effectively served by existing Internet web programming. These plans include products based on relationships and designed to appeal to women, educational games for young adults, and other specifically targeted features to attract broad demographic support.

        Many companies that focus on the development of radio station web sites have entered the Internet market in the last few years in anticipation of the perceived opportunities. We believe that these companies tend to siphon listeners from client stations' websites by sending them away to partner content sites. We believe that it is easier and less costly - in the short term - to allow third parties to provide the information, entertainment, and e-commerce portions of a full-featured website, but we believe that the long-term costs of sharing user data, traffic, and revenues more than outweigh the convenience.

STRATEGY

        Our objective is to become the leading developer of Internet web sites for the radio broadcast industry. We seek to assemble and utilize, through strategic partnerships and licensing agreements, a number of existing proprietary third-party technologies to create a unique web presence for the radio broadcast industry.

SALES AND MARKETING

        In addition to our Director of Sales and Marketing, we intend to employ the services of independent national media sales organizations in New York, Chicago and Los Angeles to help maximize the development of the FTM National/Local General Lifestyle and Demographic "Audience Specific" advertising opportunities. We intend to hire several additional employees in sales and marketing over the next two and one-half years to fully extend the "target marketing and brand capabilities" of our "local and national format communities" and distribution networks (radio stations). The planned extensions include a "frequent user/buyer" bonus program for all registered users with local station and national network premium rewards. It is expected that the growing sales and marketing staff and our various associates will focus principally on maximizing "integrated advertising" and "sponsorship" opportunities, which typically require more time and involvement to bring to fruition than Banner advertising sales. We also expect that our internal sales force will be responsible for the origination of all our "audience and music research products" and any product licensing arrangements. In addition, we believe that the strength of the CBS Radio brands and their large audiences will facilitate our advertising relationships and sponsorship placements.

COMPETITION

        FTM's direct competitors include:

        - OnRadio--Partially owned by Katz Radio Group, which in turn is owned by the Chancellor Radio Group. OnRadio supplies basic, template-based websites to radio stations in exchange for the radio station providing a "link" to OnRadio national content. There is also a banner ad revenue split, and the participating radio stations barter some airtime to OnRadio in exchange for its services. OnRadio does not supply custom content to its affiliate radio stations, and OnRadio national websites can be accessed directly, without going through the local radio station website. OnRadio has a strategic alliance with Microsoft and features Microsoft's Windows Media Player for streaming media. OnRadio has been in operation for more than three years and boasts over 400 affiliate radio stations; however, most stations are in small and medium-sized markets.

        - AMFMi--Following its 1998 acquisition of Capstar Broadcasting, Chancellor Media has renamed itself and reorganized to take advantage of Internet opportunities. AMFMi was formed as an in-house Web development group with goals very similar to FTM's.

        - FIMC/RadCity--A successor company to the now-defunct First Internet Franchise Corp., First Internet Media Corporation offers stations a market-exclusive licensing arrangement for each "RadCity," a local portal comprised of third-party information providers. The strategy is currently being tested in six small markets and one major city (San Francisco).

        - Magnitude Network--Owned by Web investment firm CMGI, Magnitude has about 200 station affiliates, almost all of them in small to medium markets. Services include traffic data tracking, Web hosting, update tools, station-branded listener e-mail, streaming audio, and content drawn from third-party suppliers such as Rolling Stone/Jam TV.

        - MP3Radio.com--A recent merger between Cox Enterprises and MP3 has created this company that will be staffing up to build radio station sites using templates. The initiative is to approach broadcast companies and offer a solution to get all of the company's stations online, for basically revenue sharing opportunities and a piece of the station's database. The content will be MP3 driven.

        FTM's indirect competitors include:

        - America Online (AOL)--AOL recently acquired two of the leading MP3
Web music entities. Nullsoft is the developer of Winamp, the leading MP3 player. Its SHOUTcast service allows anyone with the time and desire become an online broadcaster using the MP3 format. AOL also acquired Spinner.com, which uses a proprietary, downloadable software interface to stream music over the Web. Spinner's strengths include its built-in e-commerce (similar to FTM's planned e-commerce strategy), its "now playing" info (also part of FTM's package), and high sound quality (QuickTime 4, one of FTM's streaming options, delivers unmatched audio for PC and Mac). Spinner also touts its wide variety of songs and channels.

        - Clear Channel/InXsys--Clear Channel, a major radio group owner, plans to launch a national Internet-only radio station named KIISFMi, after the group's flagship Los Angeles station, KIIS-FM. Developed in conjunction with InXsys, a Web network developer and E-commerce/classified/auction content provider, the station's programming will differ slightly from that of KIIS-FM. Following September, 1999 launch of a Top 40 feed, the companies plan to launch a new format every two months, moving on to Spanish (based in Miami), Country (Nashville), and Rap (Detroit). Clear Channel is attempting to leverage a few established local radio format Brands to create national radio "superstations."

        - Rolling Stone / Jam TV--Rolling Stone Magazine, through its long-term deal with Jam TV, offers radio stations links to national content, including online concerts and repurposed features, in exchange for banner ad sales. Rolling Stone / Jam TV also provides some website development assistance to participating radio stations.

        - Broadcast.com--has become a large aggregator of radio stations in a relatively short period of time. In exchange for 5-10 bartered ad units a week, Broadcast.com puts local radio stations' signals on the Internet with a RealAudio streaming license and software. Broadcast.com offers its affiliates no website services or content.

        - Motorola--Radiowave, Motorola's Internet radio software, is a downloadable player that streams an audio feed and matches it with visual information about the artists "now playing" or the commercials "now airing." The company does not create websites, but rather, licenses its streaming technology. Currently, Radiowave is streaming 38 stations, including college and religious broadcasters.

        - Lifestyle Aggregators--including MSN's new lifestyle communities, Yahoo!, Excite, Disney's GO Network, and others, all have the potential to offer increased services and targeted content to local radio stations.

        - Music Aggregators--There are literally thousands of music-related websites on the Internet. Some of the more prominent include Launch, MTV, Spin, Underground Band List, and All Music Guide. Consolidation has been swift in this category. Some of these websites may in time develop a strong enough Web presence and visitor base to compete, to a degree, with us in some e-commerce and advertising categories.

        We anticipate that the number of direct and indirect competitors will increase significantly in the future. The market for Internet products and services is growing exponentially and there are relatively few barriers to entry into the marketplace. There can be no assurance that our current or potential competitors will not develop Internet products and services comparable or superior to those to be developed by us or adapt more quickly than us to new technologies, evolving industry trends or changing Internet user preferences. Increased competition could result in price reductions, reduced margins or loss of market share, any of which would materially and adversely affect our business, prospects, financial condition or operating results. In addition, if we expand internationally, we may face new competition. There can be no assurance that we will be able to compete successfully against current and future competitors, or that competitive pressures faced by us will not have a material adverse effect on our business, prospects, financial condition or operating results.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

        We are subject to various laws and governmental regulations applicable to businesses generally. We believe we are currently in material compliance with such laws and that such laws do not have a material adverse impact on our operations. In addition, although there are currently few laws or regulations directly applicable to access to or commerce on the Internet, due to the increasing popularity and use of the Internet, it is possible that more stringent federal, state, local and international laws and regulations may be adopted with respect to the Internet. A variety of issues may prompt such regulations including problems involving participant privacy and expression, consumer protection, pricing, payment methodologies, financing practices, intellectual property, information security, anti-competitive practices, the convergence of traditional channels with Internet commerce, characteristics and quality of products and services and the taxation of subscription fees or gross receipts of Internet service providers. The enactment or enforcement of such laws or regulations or others in the future may increase our cost of doing business or decrease the growth of the Internet, which could in turn decrease the demand for our Internet products and services, increase our costs, or otherwise have an adverse effect on our business, financial condition or operating results. Moreover, the applicability to the Internet of existing laws in various jurisdictions including laws and regulations relating to matters such as property ownership, libel and personal privacy is uncertain, may take years to resolve and could expose us to substantial liability for which we might not be indemnified by content providers or other third parties. Any such new legislation or regulation or the application of existing laws and regulations to the Internet could have a material adverse effect on our business, prospects, financial condition or operating results.

        Our use of prizes in connection with features, promotions, games may be subject to federal, state, local and international laws governing lotteries and gambling. Such laws vary from jurisdiction to jurisdiction and are complex and uncertain. We will attempt to design our prizing structure to fall within exemptions from such laws, but there can be no assurance that our prizing structure will be exempt from all applicable laws. Failure to comply with applicable laws could have a material adverse affect on our business, prospects, financial condition or operating results.

EMPLOYEES

        As of September 15, 1999, we employed approximately 50 full and part-time personnel. Additional administrative, marketing and technical personnel will be hired from time to time to meet our operating requirements.

DESCRIPTION OF PROPERTY

        Our executive business offices are located at 6991 East Camelback Rd, Suite D-103, Scottsdale, Arizona 85251. In addition, we are occupying an approximate 13,000 square foot operating facility at 111 North First Street, Suite 200, Burbank, California.

LEGAL PROCEEDINGS

        We are not currently involved in any litigation and are not aware of any threatened litigation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Liquidity and Capital Resources - March 31, 1999 Compared to March 31, 1998

        Total assets increased $2,269,644 to $2,350,953 as of March 31, 1999 compared to March 31, 1998; total liabilities for the current period increased significantly from $0.00 as of March 31, 1998 to $272,921 as of March 31, 1999; total stockholder's deficit increased to $1,134,396 as of March 31, 1999 from $294,473 as of March 31, 1998. Contributing to the increase in Stockholder's deficit were an increase in our accumulated deficit of $1,109,118 attributable to our current period operating loss and an increase in common and preferred stock and additional paid in capital associated with several equity transactions involving the issuance of common and preferred stock pursuant to our private placement transactions. Total current assets as of March 31, 1999 were $2,051,801 and consisted of cash of $2,027,833 and other current assets of $23,968. Total current liabilities as of March 31, 1999 were $272,921 comprised primarily of vendor accounts payable and accrued expenses of $64,820. We posted a dramatic improvement in working capital from $2,796 at March 31, 1998 to $2,027,833 at March 31, 1999. Contributing to the increase in working capital for the period was the sale via private placement of INRG common stock by which INRG received $2,883,897 in cash in exchange for 960,616 shares of its Common Stock. Prior to March 31, 1998 we were not engaged in any form of business activity and a comparison for 1998 with 1997 is not available.

        We also received approximately $1,500,000 in equity financing through our sale of Redwood Broadcasting, Inc. Series B Preferred Stock on or about June 15, 1999.

        We believe that the funds available to us in 1999 will be adequate to meet our operating requirements through for the immediate term. As it is unlikely that the we will be able to generate sufficient cash flow from operations during the near future to meet our capital requirements, in the event that we require additional funds, we will attempt to generate cash by selling securities or raising debt financing. During 1999 we will continue to acquire computer hardware and software to expand our overall Internet web site development operations and create the FTM Radio Internet Network of major market radio stations. Funds for such computer hardware and software equipment will come from working capital or borrowings. Any corporate acquisition activity undertaken by us during 1999 will be contingent upon obtaining the necessary financing. We continually assesses our need for capital resources. From time to time, we may evaluate and pursue additional sources of capital.

        Other than the foregoing and the risk factors discussed above, we know of no trends, demands, or uncertainties that are reasonably likely to have a material impact on our short term liquidity or capital resources.

        Liquidity and Capital Resources - June 30, 1999 compared to March 31,
        1999

        At June 30, 1999, we had total assets of $3,052,428 representing an increase in the total assets of $703,475 over total assets at March 31, 1999. Total liabilities increased to $491,765 at June 30, 1999 from $272,921 at March 31, 1999. Minority interest increased to $3,230,734 at June 30, 1999 from $3,187,150 at March 31, 1999. Total Stockholders Deficit decreased to $670,072 at June 30, 1999 from $1,109,118 at March 31, 1999.

        Total current assets at June 30, 1999 were $2,526,134, which consisted of cash and cash equivalents of $2,301,053 and prepaid expenses of $225,081. Total current liabilities at June 30, 1999 were $491,765 consisting of accounts payable of $406,783 and the current portion of a note payable in the amount of $84,892. Working capital at June 30, 1999 was $2,034,369 compared to $1,778,880 at March 31, 1999. This represented an improvement in our working capital position of $255,489.

        At June 30, 1999 we reported total assets of $3,052,428 which consisted of $2,526,134 of current assets described above, $440,047 of Net Property and Equipment, $11,660 of Lease Deposits and $74,587 of Net Goodwill.

        Total liabilities at June 30, 1999 are comprised entirely of the current liabilities described above.

        Minority interest at June 30, 1999 totaled $3,230,734, which consisted of Preferred Stock of a subsidiary in the amount of $423,508 and common stock of INRG in the amount of $2,807,226.

        At June 30, 1999 we reported a Stockholders Deficit of $670,072. This represents a decrease of $439,046 over March 31, 1999 Stockholders Deficit of $1,109,118. This decrease was the result of the sale of 267,522 shares of Series B Convertible Preferred Stock in which we received $1,565,005, increased by the payment of $187,800 of dividends to the shareholders of Series B Convertible Preferred Stock and increased by the net loss for the period of $938,159.

        Results of Operations - March 31, 1999 Compared to March 31, 1998

        As previously discussed, the comparisons of operating results for 1999 to 1988 are affected by our divestiture and acquisitions.

        We reported a net operating loss of $896,693 for the 12 month period ending March 31, 1999 compared to a net operating loss of $22,261 at March 31, 1998. The March 31, 1999 net operating loss is $(0.129) per share compared to $(0.003) per share for the period ending March 31, 1998. Our revenues for the period ending March 31, 1999 and for the same period ending 1998 were $0.00. Operating expenses for the year ended March 31, 1999 were $899,058 compared to $22,261 for the period ending March 31, 1998. We incurred interest expenses of $9,519, depreciation and amortization of $4,077, financing costs of $282,163 and legal fees of $298,598 all for the period ending March 31, 1999. We incurred higher legal expenses during the year associated with the various divestitures, acquisitions, merger and financing transactions.

        Inflation did not have any material effect on our operations for 1999 and 1998. Our attempts to mitigate the impact of cost increases by evaluating its suppliers, by increasing its effectiveness, and by adjusting its prices for services rendered and products sold. While we do not expect inflation to have a material impact on 1999 operations, there are no guarantees that future cost increases would not have an adverse impact.

        Other than the foregoing and the risk factors described below, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on our results of operations.

        Results of Operations - Three Months Ended June 30, 1999 compared to the Three Months Ended June 30, 1998

        Net Revenues for the three months ended June 30, 1999 were 0, compared to net revenue of 0 for the same period a year ago. This is attributable to our continuing to be in development stage and therefore not yet generating any revenue from operations.

        Operating expenses for the three months ended June 30, 1999 were $1,272,613 which consisted of website development costs of $509,504, general and administrative expenses of $741,724 and depreciation and amortization of $21,385. Operating expenses for the three months ended June 30, 1998 were 0.

        We recorded net interest income (interest income offset by interest expense) of $10,383 for the quarter ended June 30, 1999. The interest income was money earned on our cash and cash equivalents.

        As a result of the foregoing we posted a net loss of $1,262,230 before minority interest. The minority interest in our net loss was $324,071 resulting in a net loss to us of $938,159 for the three months ended June 30, 1999 or $(.148) per share compared to a net loss of 0 for the three months ended June 30, 1998.

        Net Operating Loss Carryforwards

        At March 31, 1999, we had a net operating loss carryforward for income tax purposes of approximately $1,134,396, which expires beginning in 2017. Under the Tax Reform Act of 1986, the amounts of and the benefits from net operating loss carryforwards are subject to certain limitations in the amount of net operating losses that we may utilize to offset future taxable income.

        Impact of Recently Issued Accounting Standards

        Statement of Financial Accounting Standards 133 Accounting for Derivative Instruments and Hedging Activities (SFAS 133) was recently issued. SFAS 133 established accounting and reporting standards for derivative financial instruments and for hedging activities. We do not currently engage in any activities that would be covered by SFAS 133.

DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL CONSULTANTS

        Each executive officer will hold office until his or her successor is duly elected and qualified, until his resignation or until he shall be removed in the manner provided by the Company's Bylaws. The entire Board of Directors will be up for election at the next annual meeting of stockholders.

        Our Directors, Executive Officers and Principal Consultants and their ages, are as follows:

NAME                       AGE       POSITION
----                       ---       --------
Frank Wood                 56        Chairman/Director
Robert Wilson              52        Vice Chairman/Director
Ronald Conquest            54        CEO/Director
Jeffrey Pollack            46        Consultant/Director
Gregory Mastroieni         48        Consultant/Director
Vickie Collier             35        Manager of Operations/Director
Scott Manson               39        CFO/General Counsel/Secretary/Treasurer
Andy Schuon                34        Director
John Gehron                52        Director

        FRANK WOOD - CHAIRMAN & DIRECTOR Frank Wood is President and CEO of Secret Communications, L.P., which owned and operated radio stations in nine major markets since its formation in 1994. The entire portfolio of stations was recently sold but Secret continues to pursue broadcasting opportunities. Mr. Wood is also a co-founder and principal in The Darwin Group, a recently organized venture capital firm. He has been involved with the founding or management of such other entities as Jacor Communications, Inc., Rich Communications, Inc., Critical Mass Media, Eastman Radio, Circe Communication, Broadcast Alchemy L.P., T.C. Monte, Inc., Brute Force Cybernetics and Trebuchet Corporation. He graduated A.B. cum laude, Economics from Harvard and Juris Doctor from the University of Chicago Law School.

        ROBERT WILSON - VICE CHAIRMAN & DIRECTOR Bob Wilson is best known as the founder of Radio & Records (R&R), a company that he built from a trade publication into one of the radio and music industry's information leaders. Over the course of two decades, Mr. Wilson continually expanded R&R's editorial scope and led R&R into the development of electronically delivered news and information services to better meet the needs of decision-makers at all management levels of the radio and music industries. Prior to founding R&R in 1973, Mr. Wilson was program director for a number of California radio stations. As an independent producer of theatrical film, home video and television projects in the mid-1980's, Mr. Wilson was also co-creator of Solid Gold, one of the most profitable and long-running syndicated weekly music programs in the history of television.

        RONALD CONQUEST - CEO & DIRECTOR Ron Conquest has over 30 years of experience as a businessman, consultant and entrepreneur and since 1987 has served as partner and Chairman/CEO of Warwick-Clarendon Investors Ltd., a diverse investment/merchant banking entity providing a variety of business, financial and development services to emerging private and public companies. Prior to 1987, Mr. Conquest was Chairman/CEO of an Oklahoma based oil & gas exploration/operating company. Mr. Conquest's experience includes extensive strategic planning, start-up, organizational, and public entity operating skills. He attended the University of Oklahoma.

        JEFFREY POLLACK - CONSULTANT & DIRECTOR Jeffrey Pollack is a leading music and media consultant in the highly competitive world of radio and television broadcasting. Since 1980, he has been Chairman and Chief Executive Officer of Los Angeles-based Pollack Media Group, the world's largest international music and media consulting firm. Mr. Pollack's clients include radio stations in the Top 10 U.S. markets, Europe, Australia and New Zealand as well as MTV USA, MTV Europe and MTV Latino.

        GREGORY MASTROIENI - CONSULTANT & DIRECTOR Gregory Mastroieni has 25 years of experience as an entrepreneur and has been President of Unicorp, Inc. since 1975, a "start-up" venture capital organization. Unicorp has developed numerous projects, including real estate, manufacturing, hi-tech opportunities such as Quartz products to produce silicon wafers, leading edge robotics, and music entertainment. Concurrently for the past 8 years, Mr. Mastroieni has served as C.O.O. of Strange Forces Productions and Managing Partner of Aftermath Music. These companies have developed, published, produced and marketed music products and promoted new talent, including Platinum recording artist Ronny Loren and former Miss America Sharlene Hawkes. Recently, Aftermath Music completed a 15 album project for America's largest independent record label, Madacy Entertainment. Mr. Mastroieni attended the University of California, Berkeley.

        VICKIE COLLIER - MANAGER OF OPERATIONS/DIRECTOR Vickie Collier most recently served as a Senior Executive with the Walt Disney Company where she was involved with a variety of web sites with very high traffic volume. She has been instrumental in the launch of Web-sites for Walt Disney Pictures, Walt Disney Animation, Touchstone Pictures, Hollywood Pictures and Muppet Treasure Island, which today collectively receive several million visitors per day. Previously, she worked with Bob Wilson for seven years at Radio and Records, the radio and music industry's leading trade publication where her responsibilities included serving as director of electronic publications and overseeing the design and development of the R&R Web Site and co-directing the development of R&R On-line, a proprietary information retrieval system.

        SCOTT MANSON - CFO/GENERAL COUNSEL/SECRETARY/TREASURER Scott Manson is a CPA and Attorney at Law. Mr. Manson has over 15 years of financial and legal experience with publicly held and rapid growth companies. Recently Mr. Mason was CFO of Imaging Management

Associates, a NASDAQ listed owner and operator of diagnostic imaging centers. In addition Mr. Manson was one of the founders of both "MagazineWeek" and Health New England, the first for profit HMO in the state of Massachusetts. Mr. Manson received a Juris Doctor from Hofstra University School of Law and a B.B.A cum laude in Accounting from Hofstra University.

        ANDY SCHUON - DIRECTOR Andy Schuon currently is Executive Vice President, General Manager of Warner Brothers Records. Before joining Warner Brothers in March of 1998 he was Executive Vice President, Programming for MTV where he was responsible for creating many of the hit programs currently being shown on MTV. His duties at MTV also included overseeing all programming aspects of MTV's second cable music channel VH1. From 1989 to 1992, Mr. Schuon served as the Programming Director for KROQ-FM in Los Angeles, the flagship alternative rock station of the FTM Radio Internet Network.

        JOHN GEHRON - DIRECTOR John Gehron is Co-Chief Operating Officer for
CBS Radio. Mr. Gehron joined American Radio Systems as Co-Chief Operating Officer in May 1994 and has more than twenty years of radio industry experience. Mr. Gehron began his career as a Program Director in Philadelphia, New York and Chicago before he joined Capital Cities/ABC in 1983 as VP/GM of WLS AM/FM in Chicago. Mr. Gehron is a graduate of Pennsylvania State University with a B.S. in Business Administration.

BOARD COMMITTEES

        During the fiscal year ended March 31, 1999, we did not have a standing Audit Committee. We plan to form an Audit Committee during the current fiscal year. No member of the Audit Committee will receive any additional compensation for his service as a member of that Committee. The Audit Committee is responsible for providing assurance that financial disclosures made by management reasonably portray our financial condition, results of operations, plan and long-term commitments.

        We plan to form a Compensation Committee during fiscal 2000. It is not expected the members of the Compensation Committee will receive additional compensation for service as a member of that Committee. The Compensation Committee will be responsible for reviewing pertinent data and making recommendations with respect to compensation standards for the executive officers, including the President and Chief Executive Officer, establishing guidelines and making recommendations for the implementation of management incentive compensation plans, reviewing the performance of the President and CEO, establishing guidelines and standards for the grant of incentive stock options to key employees under our Stock Option Plans, and reporting regularly to the Board of Directors with respect to its recommendations.

FAMILY RELATIONSHIPS

        There are no family relationships among Directors. The present term of office of each Director will expire at the next annual meeting of stockholders.

EXECUTIVE COMPENSATION

        The following table and discussion set forth information with respect to all compensation earned by or paid to our CEO, and our most highly compensated executive officers other than the

CEO, for all services rendered in all capacities for each of our last three fiscal years. However, no disclosure has been made for any executive officer, other than the CEO, whose total annual salary and bonus does not exceed $100,000 as of March 31, 1999.

                                     TABLE 1

                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------
                          Annual Compensation                Long-Term Compensation
-----------------------------------------------------------------------------------------------------------------
                                                                    Awards                      Payouts
                                                             -----------------------   --------------------------
                                                  OTHER                 UNDER-LYING
                                                  ANNUAL                OPTIONS/
Name and                      C.          D.      COMPEN-    STOCK      SARS           LTIP        ALL OTHER
Principal           B.      Salary      BONUS     SATION     AWARD(S)   (#)            PAYOUTS     COMPENSATION
Position          YEAR        ($)        ($)        ($)        ($)      (2)            ($)         ($)
-----------------------------------------------------------------------------------------------------------------
Ron Conquest,     1998     60,000(1)     --       --         --         --             --          --
President and
CEO
-----------------------------------------------------------------------------------------------------------------

(1) The stated salary was paid to a corporation for the provision of Ron Conquest's services as INRG's President and Chief Executive Officer on or about October 1, 1998.

(2) Ron Conquest is scheduled to receive 100,000 statutory and non-statutory stock options to purchase shares of INRG common stock pursuant to the INRG Stock Option Plan. Such grants of stock options pursuant to the INRG Stock Option Plan were ratified by the written consent of the majority shareholders of INRG. Each stock option previously granted under the INRG Stock Option Plan will be converted into a stock option to purchase a number of shares of FTM Delaware common stock equal to 1.25 times the number of shares of INRG common stock subject to the option with no change in the aggregate exercise price of the option pursuant to the FTM Stock Option Plan with substantially similar terms and conditions as the INRG Stock Option Plan, contingent upon the approval of such conversion by the stockholders of FTM Colorado.

STOCK INCENTIVE PLAN

        Our Board of Directors and Stockholders adopted and approved the Redwood Broadcasting, Inc. 1996 Equity Incentive Plan (the "Redwood Plan"). At August 31, 1999, the Company had granted no incentive stock options under the Redwood Plan. The Board of Directors terminated the Redwood Plan by unanimous written consent on September 22, 1999.

        Our key executives and other employees have been granted certain incentive and nonstatutory stock options to purchase shares of INRG's common stock pursuant to the INRG Stock Option Plan and shares of FTM Colorado Common Stock under the FTM Colorado Stock Option Plan. The INRG Stock Option Plan has been adopted by the Board of Directors and approved by the written consent of INRG's majority. For a more complete discussion please see our discussion in the section entitled "APPROVAL OF THE INRG 1999 STOCK OPTION PLAN," below.

DIRECTOR COMPENSATION

        All authorized out of pocket expenses incurred by a Director on behalf of FTM Delaware will be subject to reimbursement upon receipt by the Company of required documentation substantiating such expense. At present, each Director will receive an annual Director's fee in the amount of $5,000. Said Director's fee is subject to annual review and will be subject to annual stockholder approval. Each Director will also be eligible to participate in our defined stock option and/or incentive plan(s).

        At present, the following Directors have been granted stock options for 75,000 shares of INRG common stock: Messrs. Wilson, Pollack, Mastroieni, Schoun and Gehron. Mr. Wood is scheduled to receive stock options for 150,000 shares of INRG common stock. Such grants of stock options pursuant to the INRG Stock Option Plan are contingent upon upon the adoption and ratification of the grants pursuant to the INRG Stock Option Plan for conversion into stock options for the purchase of 75,000 and 150,000 shares of FTM Delaware Common Stock, respectively.

        Directors who are also our executive officers receive no additional compensation for their services as Directors.

AGREEMENT REGARDING DIRECTORSHIPS

        Messrs. Wilson, Pollack, Mastroieni and Conquest are parties to an agreement pursuant to which each such individual (i) will serve as a member of a four/five person executive committee, if such committee is formed by our Board of Directors (said committee has not been formed and the current Board has no plans to do so), that determines the policy and direction of the Company subject to approval by our Board of Directors and (ii) will be nominated to serve as a Director subject to stockholder approval at each annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of September 15, 1999 there were 6,403,025 shares of FTM Colorado Common Stock outstanding, and 6,138,245 shares of INRG common stock outstanding. FTM Colorado beneficially owns 4,415,820 shares of INRG common stock, representing approximately 72% of the outstanding INRG shares. An aggregate of 1,722,425 INRG shares are held by stockholders other than FTM Colorado. FTM Colorado presently owns 100% of the shares of FTM Delaware.

INRG OWNERSHIP

        The following table sets forth, on a pro forma basis, certain information regarding beneficial ownership as of September 15, 1999 of INRG's common stock by all directors, executive officers and key employees and consultants and all persons who we know to own beneficially, directly or indirectly, more than five percent of INRG's Common Stock, and all our directors, executive officers and key employees as a group:

NAME AND ADDRESS OF
BENEFICIAL OWNERS(1)                   NUMBER OF SHARES(2)(3)         PERCENTAGE OWNERSHIP
---------------------                   -----------------------         --------------------
Frank Wood                                       25,000                         0.4%
312 Walnut Street
Cincinnati, Ohio 45202

Andy Schuon                                      25,000                         0.4%
3300 Warner Brothers Blvd.
Burbank, California  91505

John Gehron                                      25,000                         0.4%
455 North City Plaza
Chicago, Illinois  60611

--------------------------------------------------------------------------------------------
                                      Total:     75,000                         1.1%

(1) Unless otherwise indicated, we have been advised that each person above has sole voting power over the shares indicated.

(2) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them within sixty (60) days of the date of this prospectus are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group.

(3) Does not reflect the effect of the conversion of shares of INRG Series A Preferred Stock into Common Stock. Assuming a fair market value of $9.00 per share of Common Stock, conversion of the INRG Series A Preferred Stock would result in CBS Corporation, Mr. Pollack and Mr. Wilson owning 50,600, 3,932 and 1,907 shares of Common Stock, respectively.

PROJECTED FTM DELAWARE OWNERSHIP POST-MERGER

        The following table sets forth, on a pro forma basis, certain information regarding beneficial ownership as of September 22, 1999 of FTM Delaware's Common Stock, assuming that the merger becomes effective, by all directors, executive officers and key employees and consultants and all persons who we known to own beneficially, directly or indirectly, more than five percent of FTM Delaware's Common Stock, and all of our directors, executive officers and key employees as a group:

NAME AND ADDRESS OF
BENEFICIAL OWNERS(1)                      NUMBER OF SHARES(2)         PERCENTAGE OWNERSHIP(3)
-----------------                         -------------------         -----------------------
CBS Corporation                               1,500,000                        17.5%
40 West 57th Street
New York City, New York 10019

Andaman Investments Ltd.                        655,310                         7.7%
c/o Albert Raponi, Esq.
700 West Pender Street, Suite 505
Vancouver, BC, Canada  V6C 1G8

Gregory Mastroieni                              655,310                         7.7%
644 North Country Club
Mesa, Arizona 85201

Jeffrey Pollack                                 656,250                         7.7%
860 Via De La Paz
Pacific Palisades, California 90272

Robert Wilson                                   656,250                         7.7%
860 Via De La Paz
Pacific Palisades, California 90272

Ronald Conquest                                 250,000                         2.9%
3104 East Camelback Rd.
Phoenix, Arizona  85016

Vickie Collier                                  250,000                         2.9%
11440 Mt. Gleason Ave.
Tujunga, California  91042

Frank Wood                                       31,250                         0.4%
312 Walnut Street
Cincinnati, Ohio 45202

Andy Schuon                                      31,250                         0.4%
3300 Warner Brothers Blvd.
Burbank, California  91505

NAME AND ADDRESS OF
BENEFICIAL OWNERS(1)                      NUMBER OF SHARES(2)         PERCENTAGE OWNERSHIP(3)
-----------------                         -------------------         -----------------------
John Gehron                                      31,250                         0.4%
455 North City Plaza
Chicago, Illinois  60611

Scott Manson                                     10,000                         0.1%
6991 East Camelback Road,
Suite D-103
Scottsdale, AZ 85251

------------------------------------- ----------------------------- -------------------------
                                     TOTAL:   4,708,120                        55.0%

(1) Unless otherwise indicated, we have been advised that each person above has sole voting power over the shares indicated.

(2) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them within sixty (60) days of the date of this prospectus are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group.

(3) The percentage ownership is based upon the assumption that FTM Delaware will have 8,556,057 shares of common stock outstanding after the merger, which is based upon the conversion of 6,403,025 shares of common stock of FTM Colorado on a 1:1 basis, and 1,722,425 shares of INRG common stock on a 1:25:1 basis.

                        THE INTERACTIVE RADIO GROUP, INC.
                             1999 STOCK OPTION PLAN

        INRG's 1999 Stock Option Plan (the "INRG Stock Option Plan") has been approved pursuant to the written consent of INRG's majority shareholder. The INRG Stock Option Plan was adopted by the board of directors of INRG on February 1, 1999. Options to purchase 973,000 shares of INRG common stock have previously been granted under the INRG Stock Option Plan, including 710,000 shares to our officers and directors.

        INRG's majority shareholder also voted in favor of converting each outstanding grant under the INRG Stock Option Plan into an option to purchase shares of common stock of FTM Delaware, except that the number of shares of FTM Delaware common stock subject to each option will be equal to 1.25 times the number of shares of INRG common stock subject to the option, with no change to the aggregate exercise price of the option.

        The following is a brief summary of certain significant provisions of the INRG Stock Option Plan. This summary highlights selected information from the INRG Stock Option Plan and does not contain all of the information that may be important to you. For more information, you should consult the copy of the INRG Stock Option Plan that is attached as Annex E to this prospectus. The following description of the INRG Stock Option Plan is qualified in its entirety by reference to Annex E. After the merger, the FTM 1999 Stock Option Plan (the "FTM Stock Option Plan") will become the plan of FTM Delaware. The FTM Stock Option Plan is substantially similar to the INRG Stock Option Plan. For more information, you should consult the copy of the INRG Stock Option Plan that is attached to this prospectus' Annex F.

PURPOSE

        The purposes of the INRG Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our key employees, consultants and directors, and to promote the success of our business. The INRG Stock Option Plan provides for both the grant awards of common stock as well as options to purchase common stock.

MAXIMUM NUMBER OF SHARES SUBJECT TO THE INRG STOCK OPTION PLAN

        The INRG Stock Option Plan provides for the granting of awards options with respect to up to 1,750,000 shares of INRG common stock. After the merger, the FTM Stock Option Plan will become a plan of FTM Delaware, and will permit the issuance of 2,187,500 shares of FTM Delaware common stock. The INRG Stock Option Plan limits the number of shares subject to options that can be granted to any individual in any fiscal year to 200,000 shares of FTM common stock.

ADMINISTRATION

        The FTM Stock Option Plan is administered by the board of directors or a committee appointed by the board of directors. Currently the INRG Stock Option Plan is administered by a Compensation Committee of the Board of Directors consisting of Greg Mastroieni and Ron Conquest. After our Common Stock is registered pursuant to Section 12 of the Exchange Act, the INRG Stock Option Plan will be administered only by a committee, which will then consist solely of persons who are both "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act and "outside directors" within the meaning of Section

162(m) of the Code. The board or applicable committee has the power to interpret the INRG Stock Option Plan and has discretion to select participants, establish the manner in which options are granted and exercised, cancel and modify options in certain situations and otherwise prescribe all of the terms and provisions of options granted under the INRG Stock Option Plan.

PARTICIPANTS

        Eligible participants in the Plan include our employees, directors and consultants.

AMENDMENTS TO THE INRG STOCK OPTION PLAN

        The board of directors may at any time amend, alter, suspend or terminate the INRG Stock Option Plan.

TERM OF OPTIONS

        Both incentive stock options and non-qualified stock options may be granted under the the INRG Stock Option Plan. No options can be granted under the INRG Stock Option Plan or later than ten years from the date of adoption. Incentive stock options can have a maximum exercise period of ten years (five years for option holders who own more than ten percent of the total combined voting power of all of our classes of stock). Non-qualified stock options can have a maximum exercise period of ten years from the date of grant. Within these maximum exercise periods, the INRG Stock Option Plan permits the committee to establish, in its discretion, the time period within which any individual option can be exercised. The INRG Stock Option Plan provides that, upon (a) termination of an optionholder's director, employment or consulting relationship with us for a cause other than death or disability, the optionholder's right to exercise any option granted under the INRG Stock Option Plan will terminate within 30 days following cessation of the director, employment or consulting relationship. In the event of termination of the consulting or employment relationship due to death or disability, the same provisions apply except that the period of time for exercise is six months.

TRANSFERABILITY

        Options granted under the INRG Stock Option Plan are not transferable except in the event of death. If our common stock becomes tradable on a national exchange or the NASDAQ National Market, certain transfers of options for estate planning purposes may be permitted.

EXERCISE PRICE

        Generally, the exercise price per share for each non-qualified stock option granted under the INRG Stock Option Plan cannot be less than 85% of the fair market value of our common stock on the date of grant. However, in the case of option holders who own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation or corporations, in which case the exercise price cannot be less than one hundred ten percent (110%) of the fair market value of a share of the Common Stock on the date of grant. The aggregate fair market value (determined as of the time such option is granted) of the Common Stock for which any employee may have incentive stock options which become exercisable for the first time in any calendar year may not exceed $100,000.

PAYMENT OF EXERCISE PRICE

        The entire option price must be paid at the time the option is exercised, in cash, or to the extent then permitted by the committee, in the form of a promissory note or other shares of our common stock having a market value equal to the exercise price.

STOCK AWARDS

             Subject to the express provisions and limitations of the INRG Stock Option Plan, the committee, in its sole and absolute discretion, may grant stock awards to participants for a number of shares of common stock on the terms and conditions and to the participants that it deems advisable and specifies in the respective grants. The committee, in its sole and absolute discretion, may impose restrictions in connection with any stock award, including without limitation (1) imposing a restricted period during which all or a portion of the common stock subject to the stock award may not be sold, assigned, transferred, pledged or otherwise encumbered, and (2) providing for a vesting schedule with respect to the common stock such that if a grantee ceases to be an employee, director or consultant during the Restricted Period, some or all of the shares of common stock subject to the stock award will be immediately forfeited and returned to the issuing company. The committee may, at any time, reduce or terminate the restricted period. Each certificate issued in respect to shares of common stock pursuant to a stock award that is subject to restrictions will be registered in the name of the grantee, will be deposited by the grantee with the issuer together with a stock power endorsed in blank and will bear an appropriate legend summarizing the restrictions imposed with respect to the shares of common stock.

        Subject to the terms of any agreement governing a stock award, the grantee of a stock award will have all the rights of a shareholder with respect to the common stock issued pursuant to a stock award, including the right to vote the shares; provided, however, that dividends or distributions paid with respect to shares that have not vested will be deposited with the issuer and will be subject to forfeiture until the underlying shares have vested unless otherwise released by the committee in its sole discretion. A grantee will not be entitled to interest with respect to the dividends or distributions so deposited.

FEDERAL INCOME TAX MATTERS

        We believe that under currently applicable provisions of the Internal Revenue Code, an option holder will not be deemed to receive any income for Federal tax purposes upon the grant of an option under the INRG Stock Option Plan, nor will we be entitled to a tax deduction at that time because the incentive stock options are so treated under the Internal Revenue Code and the non-qualified stock options will not have a "readily ascertainable fair market value" at the time of grant. However, upon the exercise of an option, the tax consequences are as follows:

    (a) Upon the exercise of a non-qualified stock option, the option holder will have ordinary income in an amount equal to the excess of the value of the shares on the exercise date over the exercise price. We will be allowed an income tax deduction at that time in the same amount.

    (b) Upon the exercise of an incentive stock option, there is no income recognized by the option holder at the time of exercise. If the stock is held at least one (1) year following the date of transfer of the stock to him and at least two (2) years from the date of grant of the option, the option holder will realize a long-term capital gain or loss upon a sale of the underlying stock, measured by the difference between the option exercise price and the sale price. If either of these holding period requirements is not satisfied, and thus a "disqualifying disposition" has occurred, ordinary income tax treatment will apply to the difference between the option exercise price and the fair market value of the stock on the date of exercise of the option. If the actual gain on the disposition exceeds the amount of ordinary income, the excess will be considered short-term or long-term capital gain depending on how long the shares were actually held. No income tax deduction will be allowed to us with respect to shares purchased by an option holder upon the exercise of an incentive stock option, if such shares are held for the required periods as described above. If a disqualifying disposition occurs, we will be allowed an income tax deduction equal to the amount of ordinary income recognized by the option holder upon the disposition. If the amount which the option holder realizes on the disqualifying disposition would result in a loss if the rules regarding disqualifying dispositions applied, the amount of ordinary income which the option holder would recognize (and the amount of our deduction) is limited to the excess of the amount realized on the sale over the basis of such stock.

        If awards of common stock are made to a participant, and the shares are transferable or not subject to forfeiture restrictions, the participant will recognize taxable income in an amount equal to the fair market value of the common stock at the time of the award, and the issuer will be entitled to a deduction in the same amount. A participant will normally not recognize taxable income upon an award of shares that are non-transferable and subject to forfeiture restrictions, and the issuer will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions, the participant will recognize ordinary taxable income in an amount equal to the fair market value, at the time of such lapse, of the common stock as to which the restrictions have lapsed, and the issuer will be entitled to a deduction in the same amount. However, a participant may elect under
Section 83(b) of the Code to recognize taxable ordinary income in the year the restricted shares are awarded in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In this event, the issuer will then be entitled to a deduction in the same amount. Any gain or loss subsequently recognized by the participant will be a capital gain or loss. If, after making a Section 83(b) election, any restricted shares are forfeited, or if the fair market value at vesting or upon sale is lower than the amount on which the participant was taxed, the participant cannot then claim a tax deduction for the loss.

                                  LEGAL MATTERS

        Legal matters in connection with the merger are being passed upon for by Irell & Manella LLP of Los Angeles, California.

EXPERTS

        The financial statements of INRG and FTM Colorado at March 31, 1999, and for each of the three years in the period ended March 31, 1999, included in this prospectus and the registration statement of which this prospectus is part, have been audited by Rotenberg & Company, independent auditors, as set forth in their report appearing elsewhere in this prospectus, and in the registration statement, and are included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        FTM Colorado files reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, New York, New York 10048. You may also obtain copies of such material from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You can also inspect such materials at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find FTM Colorado's SEC filings at the SEC's web site, www.sec.gov.

        The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information that we file later with the SEC will automatically update and supercede this information.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the date of the special meeting are incorporated by reference into and are deemed to be a part of this prospectus from the date of filing of those documents. You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information.

        YOU MAY REQUEST A COPY OF THESE FILINGS (EXCLUDING EXHIBITS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO THIS PROSPECTUS), AT NO COST TO YOU, BY WRITING OR TELEPHONING US AT: FTM MEDIA, INC., 6991 EAST CAMELBACK ROAD, SUITE D-103, SCOTTSDALE, ARIZONA, 85251 (TELEPHONE: 480-425-0099).

                                   EXHIBIT F

                    INRG AND FTM CONSOLIDATED BALANCE SHEET

                         FTM MEDIA, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET


                                                                        June 30, 1999       March 31, 1999
                                                                         (unaudited)           (audited)
                                                                        -------------       --------------
                                     ASSETS
Current Assets
    Cash and Cash Equivalents                                             2,301,053           2,027,833
    Prepaid Expenses                                                        225,081              23,968
                                                                         ----------          ----------
               Total Current Assets                                       2,526,134           2,051,801

Property and Equipment - Net of Accumulated Depreciation                    440,047              70,499

Other Assets

    Lease Deposits                                                           11,660              20,535
    Web Site Design - IN Progress                                                 0             131,568
    Goodwill - Net of Amortization                                           74,587              76,550
                                                                         ----------          ----------
               Total Assets                                               3,052,428           2,350,953
                                                                         ----------          ----------

                      LIABILITIES AND STOCKHOLDERS DEFICIT

Liabilities

    Accounts Payable                                                        406,873             208,101
    Accrued Expenses                                                              0              64,820
    Short Term Portion of Notes Payable                                      84,892                   0
                                                                         ----------          ----------
               Total Liabilities                                            491,765             272,921

Minority Interest

    Preferred Stock of Subsidiary                                           423,508             415,889
    Common Stock of Subsidiary                                            2,807,226           2,771,261
                                                                         ----------          ----------
               Total Minority Interest                                    3,230,734           3,187,150

Stockholders Deficit

    Series B Preferred Stock - $.04 Par, 2,500,000 shares                    10,701                   0
        authorized 267,522 issued and outstanding
    Common Stock - $.004 Par, 12,500,000 shares authorized                   25,278              25,278
        6,319,542 shares issued and outstanding
    Additional Paid In Capital                                            1,366,504                   0
    Deficit accumulated During Development stage                         (2,072,555)         (1,134,396)
                                                                         ----------          ----------
               Total Stockholders Deficit                                  (670,072)         (1,109,118)
                                                                         ==========          ==========

               Total Liabilities and Stockholders Equity                  3,052,428           2,350,953
                                                                         ==========          ==========

                         FTM MEDIA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                     3 months ended     3 months ended
                                                      June 30, 1999      June 30, 1998
                                                      (unaudited)        (unaudited)
                                                     --------------     --------------
Total Revenues                                                 0               0

Website development costs                                509,504               0
Capital Formation Expense                                142,788               0
Consulting Fees                                          116,180               0
Contract Labor                                             1,948               0
Depreciation and Amortization                             21,385               0
Directors Fees and Expenses                                4,812               0
Employment Fees and Costs                                  2,254               0
Insurance                                                 20,890               0
Internet connection and maintenance                       35,249               0
Legal and Accounting Fees                                114,677               0
Office and Computer supplies                              13,535               0
Other                                                     20,826               0
Payroll                                                  157,908               0
Payroll Taxes and Benefits                                22,655               0
Rent                                                      36,519               0
Telephone                                                 20,712               0
Travel and Entertainment                                  30,770               0
                                                     ---------------------------
Total Expenses                                         1,272,613               0

Loss Before other Income                              (1,272,613)              0

Other Income

Interest Income net of interest expense                   10,383               0
                                                     ---------------------------
Loss Before Provision of Income Taxes                 (1,262,230)              0

Provision for Income taxes                                     0               0
                                                     ---------------------------
Loss Before minority interest                         (1,262,230)              0

Minority Interest                                        324,071               0
                                                     ===========================
Net Loss                                                (938,159)              0
                                                     ===========================

Basic Loss Per common share                               (0.148)          0.000

Weighted Average number of common shares               6,319,542       6,319,542


                         FTM MEDIA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                              3 months ended            3 months ended
                                                                               June 30, 1999            June 30, 1998
                                                                                (unaudited)              (unaudited)
                                                                                -----------             ------------
OPERATING ACTIVITIES
Net Income (loss)                                                                 (938,159)                    0
Adjustments to reconcile net income (loss) to net cash used
   in operating activities:
      Depreciation and amortization                                                 21,385                     0
      Decrease in Capitalized development costs                                    131,568                     0
      Minority Interest                                                           (324,071)                    0
      Increase in liquidation value - minority interest                              7,619                     0
      Changes in Operating Assets & Liabilities
      Increase in Prepaid assets                                                  (201,113)                    0
      Decrease in Deposits                                                           8,875                     0
      Increase in Accounts Payable                                                 133,952                     0
      Increase in short term notes payable                                          84,892                     0
                                                                                ----------                 -----
             Net Cash Flow from Operating Activities                            (1,075,052)                    0

INVESTMENT ACTIVITIES

Acquisition of Fixed Assets                                                       (388,969)                    0

Financing Activities

   Private Placement - Common Stock of subsidiary                                  360,036                     0
   Private Placement - Sale of Preferred Stock                                   1,565,005                     0
   Payment of Preferred Dividends                                                 (187,800)                    0
                                                                                ----------                 -----
             Net Cash Flow from financing                                        1,737,241                     0
                                                                                ----------                 -----
Net increase in Cash and Cash Equivalents                                          273,220                     0

Cash and Cash Equivalents beginning of quarter                                   2,027,833                 2,796
Cash and Cash Equivalents end of quarter                                         2,301,053                 2,796


FTM MEDIA, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS DEFICIT

                                                                                                     Additional
                                              Par      Common              Par     Preferred            Paid in
                                  Shares    Value       Stock   Shares   Value         Stock            Capital
                               ---------    -----      ------   ------   -----     ----------        ----------
        3/31/99                6,319,542    0.004      25,278                            0                 0

Increase in liquidation
  of INRG preferred stock

INRG stock purchased by
  minority shareholders 4/99

Sale of FTM Series B
  preferred stock                                              267,522    0.04      10,701         1,554,304

Dividend paid on
  preferred stock                                                                                   (187,800)

   Net Loss

                              --------------------------------------------------------------------------------
Balance - 6/30/99              6,319,542    0.004      25,278  267,522    0.04      10,701         1,366,504

                                        Deficit
                                    accumulated              total
                                         during       stockholders
                                    development             equity           minority
                                          stage          (deficit)           interest
                                    -----------       ------------          ---------
     3/31/99                        (1,134,396)       (1,109,118)           3,187,150

Increase in liquidation
  of INRG preferred stock                                                       7,619

INRG stock purchased by
  minority shareholders 4/99                                                  360,036

Sale of FTM Series B
  preferred stock                                      1,565,005

Dividend paid on
  preferred stock                                       (187,800)

   Net Loss                           (938,159)         (938,159)            (324,071)

                                   -----------         ---------            ---------
Balance - 6/30/99                   (2,072,555)         (670,072)           3,230,734


                        FTM MEDIA, INC. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

1.  General

The accompanying unaudited financial statements of FTM Media, Inc. formerly Redwood Broadcasting, Inc. Have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and article 10 of Regulation S-X. Accordingly they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The balance sheet at March 31, 1999 has been derived from audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The accompanying financial statements are unaudited and reflect all adjustments which are in the opinion of management necessary for a fair presentation of the financial position and operating results for the interim periods. The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's annual report on Form 10-KSB for the fiscal year ended March 31, 1999. Results of operations for interim periods are not necessarily indicative of results which may be expected for the year as a whole.

2.  Nature of Operations and Summary of Significant Accounting Policies

    FTM Media, Inc.

        The Corporation was formed in December 1994 pursuant to the laws of the State of Colorado with the name Redwood Broadcasting, Inc. On July 19, 1999 at a special meeting of shareholders, the shareholders approved changing the name of the Corporation to FTM Media, Inc. On December 31, 1998, substantially all of the assets and liabilities of FTM/Redwood were transferred to a wholly owned subsidiary. The common stock of the subsidiary was then to be distributed to the FTM/Redwood shareholders. As a result of this and the reverse acquisition of the Corporation by Interactive Radio Group, Inc. (INRG), the prior operations of FTM/Redwood are not reflected in these financial statements. Accordingly the financial statements reflect the operating activity of FTM/Redwood beginning with the acquisition of the majority interest in INRG. The Corporation is in the development stage as its operations involve the raising of capital, market research and start up production. Because it is in the development stage, the Corporation has had no revenue from product sales, which is not regarded as typical for normal operating periods.

    Interactive Radio Group, Inc.

        Interactive Radio Group, Inc. was formed in February 1994 pursuant to the laws of the State of Delaware. The company was inactive until April, 1998 when it began its business of designing and hosting Internet websites for radio stations. The acquisition of the majority interest in INRG by FTM/Redwood was accounted for as a reverse acquisition, resulting in the historic operations of INRG being treated as the historical operations of the Corporation. Accordingly the accompanying historic financial statements have been restated to reflect the financial position, results of operations and cash flows for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented.

        Cybermusic Acquisition Corp.

               Cybermusic Acquisition Corp. was formed in February, 1996 pursuant to the laws of the State of Delaware. Cybermusic was acquired by INRG and became a wholly owned subsidiary in December, 1998. Cybermusic's principal business of designing websites for radio stations has been carried on by INRG since the acquisition. The acquisition of Cybermusic by INRG was accounted for as a reverse acquisition, resulting in the historic operations of Cybermusic being treated as the historical operations of the Corporation. Accordingly the accompanying historic financial statements have been restated to reflect the financial position, results of operations and cash flows for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented.

        Method of Accounting

               The Corporation maintains its books and prepares its financial statements on the accrual basis of accounting.

        Cash and Cash Equivalents

               Cash and cash equivalents include time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. The Company maintains cash and cash equivalents at financial institutions which periodically may exceed federally insured amounts.

        Fixed Assets and Depreciation

               Fixed Assets are stated at cost, less accumulated depreciation computed using the straight line method over the estimated useful lives as follows:

               Office Equipment                    3-5 years
               Office Furniture                      5 years
               Leasehold Improvements                7 months

        Maintenance and repairs are charged to expense. The cost of assets retired or disposed of and their related accumulated depreciation are removed from the accounts.

        Web Site Design - In progress

               The Corporation had previously capitalized its costs incurred in developing its websites for radio stations. The Company now charges to expense all such costs. The Company has expensed all such previously capitalized costs.

        Goodwill

                Goodwill has been capitalized and is being amortized over ten years.

        Net Loss Per Common Share

               Net income (loss) per common share is computed in accordance with SFAS 128, "Earnings Per Share" by dividing the income available to common stockholders by the weighted average number of common shares outstanding for each period after reflecting the recapitalization. The effects of conversion of Convertible Preferred Stock were not included in the calculation of diluted loss per share because the Corporation has experienced losses in all of the periods presented and therefore the effect would be anti-dilutive.

        Income Taxes

               The Corporation accounts for income taxes in accordance with SFAS 109 "Accounting for Income Taxes", using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. The method uses enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse ands gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards. Deferred income tax expense represents the change in net deferred assets and liability balances. The Corporation had no material deferred tax assets or liabilities for the period presented.

3.      Stockholder's Equity

        During June, 1999 the Corporation received $1,565,005 in a private placement of 267,522 shares of $.04 par value Series B Convertible Preferred Stock. Pursuant to the terms of the Series B Convertible Preferred Stock, the Corporation in June, 1999 paid $187,800 in dividends to the holders of the Series B Convertible Preferred Stock. The rights, privileges and restrictions of the Series B Convertible Preferred Stock are as follows:

                      b. The stock ranks senior to Common Stock and any other class or series of capital stock of the Corporation with respect to liquidation, dissolution or winding up of the business.

                      c. Holders of the Series B Convertible Preferred Stock are entitled to receive annual dividends in the amount of $.702 per share payable on each semi-annual anniversary of the Series B Convertible Preferred Stock Issue Date. The dividends payable for the twelve month period immediately following the Series B Convertible Preferred Stock Issue Date shall be paid on the Series B Convertible Preferred Stock Issue Date.

                      d. Holders of the Series B Convertible Preferred Stock have no voting rights except for those minimum voting rights required by the Business Corporation Act of the State of Colorado, in which case the Series B Convertible Preferred Stock shall vote together with the Common Stock as a single class, unless the Business Corporation Act of the State of

Colorado requires that the Series B Convertible Preferred Stock has the right to vote separately as a single class.

                      e. Holders of the Series B Convertible Preferred Stock have the option to convert their Series B Convertible Preferred Stock to common shares anytime at an amount equal to $5.85 divided by the conversion price. The conversion price shall be equal to $5.85 minus the aggregate amount of accrued dividends per share which are then unpaid for fifteen days or more multiplied by
 .64103.

                      f. The Corporation may cause each share of Series B Convertible Preferred Stock to be automatically converted into shares of common stock at an amount equal to $5.85 minus the aggregate amount of accrued dividends per share which are then unpaid for fifteen days or more multiplied by
 .64103. as of any date on which the closing price for each of the twenty trading days preceding such date equals or exceeds $8.35 per share. Such conversion cannot occur prior to the first anniversary of Series B Convertible Preferred Stock Issue Date.

                      g. In the case of a capital reorganization or reclassification of outstanding shares of Common Stock or in case of any merger of the Corporation into another corporation or in case of a sale or conveyance to another corporation of all or substantially all of the assets or property of the Corporation each share of Series B Convertible Preferred Stock shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion, the kind and amount of shares of stock and other securities and property receivable upon the consummation of such transaction by a holder of that number of shares of Common Stock into which one share of Series B Convertible Preferred Stock was convertible immediately prior to such transaction.

4.      Fixed Assets


               Fixed Assets are recorded at cost and consisted of the following at June 30, 1999 and March 31, 1999:

                                                   1999        1998
                                                 -------      ------
               Computer Equipment                346,494      56,548
               Office Equipment                  103,220      16,065
               Leasehold Improvements             11,869           0
                                                 -------      ------
                                                 461,583      72,613

               Less Accumulated Depreciation      21,537       2,114
                                                 -------      ------
               Net Fixed Assets                  488,046      70,499

               Depreciation expense for the quarters ended June 30, 1999 and March 31, 1999 was $19,422 and $2,114 respectively

5.      Goodwill

               The Corporation acquired goodwill with INRG's purchase of Cybermusic. Goodwill is being amortized over ten years and consisted of the following at June 30, 1999 and March 31, 1999.

                                                     1999         1998
                                                    ------       -----
               Goodwill                             78,513       78,513
               Less: Accumulated Amortization        3,926        1,963
                                                    ------       ------
               Net Goodwill                         74,587       76,550

               Amortization expense for the quarters ended June 30, 1999 and March 31, 1999 was $1,963 and $1,963 respectively

6.      Notes Payable

               Notes Payable consist at June 30, 1999 of a note payable to AICCO with interest at 8.95% payable in monthly installments of principal and interest $10,976.99 through February 2000 with the remaining balance due at that date.

7.      Minority Interest

               The minority interest in INRG has two components:

        1.     Preferred Stock of Subsidiary

               INRG issued 40,637 shares of series A Preferred Stock, par value $.001 to the former shareholders of Cybermusic, upon acquisition in December 1998, The minority interest in the Preferred stock of INRG was recorded at the stocks liquidation value of $10 per share and goodwill was recorded for $78,513. Rights, privileges and restrictions of the Series A Preferred Stock are as follows:

               a. The stock ranks senior to Common Stock and any other class or series of capital stock of the Corporation with respect to liquidation, dissolution or winding up of the business.

               b. Holders of the stock are not entitled to receive dividends or other distributions except upon liquidation, dissolution or winding up of the business.

               c. Holders of the stock have a right to vote with the Common stockholders as a single class unless the Delaware General Corporation Law requires the Series A Preferred stockholders to vote separately as a class.

               d. Holders have the option to convert their stock to common shares equal to the Series A Preferred Stock liquidation value anytime after September 30, 2000, or to common stock of a parent corporation if more than 80% of the issued and outstanding Common Stock of INRG is owned by another corporation.

               e. Holders may redeem their stock for cash equal to the liquidation value anytime after December 7, 2001. INRG may elect to redeem any or all of the outstanding shares of series A Preferred stock anytime, at the liquidation value.

               f. The liquidation clue of each share of Series A Preferred Stock is $10, increased with interest compounded annually at 7.5% for three years commencing on the issuance date. The Corporation recorded interest expense on the liquidation value in the amount of $7,619 during the quarter ended June 30, 1999. The Series A Preferred Stock liquidation value consisted of the following at June 30, 1999:

                             Liquidation value at issuance     $406,370
                             Accrued interest to date            17,138
                                                               --------
                             Total Liquidation Value           $423,508

        2.     Common Stock of Subsidiary

               On March 31, 1999, FTM/Redwood acquired 90.85% of the issued and outstanding Common Stock of INRG. The remaining 9.15% of Common Stock represented a minority interest in INRG. The parent corporation and the minority interest share pro rata in the net income or loss of INRG.

               During March, 1999, subsequent to the acquisition, INRG received $2,883,897 from a private placement offering for 960,616 common shares. During April, 1999 INRG received a further $360,036 from the same private placement offering for 120,012 common shares. With the issuance of these shares the minority interest in INRG increased to 25.67% and will increase further if additional common shares are issued. The $3,243,933 of stock purchased is included on the balance sheet under Minority Interest - Common Stock of Subsidiary.

8.      Related Party Transactions

               The Corporation has entered into a management agreement to pay consulting fees on a monthly basis to Ingenious Enterprises, Inc. a Nevada corporation in the amount of $120,000 annually commencing October 1, 1998 on behalf of the services provided by Ron Conquest. Conquest, an employee of Ingenious Enterprises, Inc. is the President, Chief Executive Officer and a Director of the Corporation. Consulting fees paid pursuant to this agreement during the quarters ended June 30, 1999 and June 30, 1998 were $30,000 and 0 respectively.

               The Corporation has entered into a management agreement to pay consulting fees on a monthly basis to EchoMedia in the amount of $75,000 annually commencing February 1, 1999 on behalf of the services provided by Greg Mastroieni. Mastroieni, the owner of EchoMedia is a member of the Board of Directors of the Corporation. Consulting fees paid pursuant to this agreement during the quarters ended June 30, 1999 and June 30, 1998 were $18,750 and 0 respectively.

               The Corporation has entered into a management agreement to pay consulting fees on a monthly basis to Four Score Entertainment, Inc. in the amount of $75,000 annually commencing February 1, 1999 on behalf of the services provided by Jeffery Pollack. Pollack, an employee of Four Score Entertainment, Inc. is a member of the Board of Directors of the Corporation. Consulting fees paid pursuant to this agreement during the quarters ended June 30, 1999 and June 30, 1998 were $18,750 and 0 respectively.

               The Corporation has entered into a management agreement to pay consulting fees on a monthly basis to BW Productions in the amount of $120,000 annually commencing February 1, 1999 on behalf of the services provided by Robert Wilson. Wilson, an employee of BW Productions is Vice Chairman and a member of the Board of Directors of the Corporation. Consulting fees paid pursuant to this agreement during the quarters ended June 30, 1999 and June 30, 1998 were $30,000 and 0 respectively.

9.      Income Taxes

               The Corporation has $2,437,335 of consolidated net operating loss carryforwards for federal tax purposes as of June 30, 1999, which are available to offset future taxable income and expire during the years 2011 through 2020. The corporation has not fully reserved for any future tax benefits from the net operating loss carryforwards since it has not generated any revenues to date.

10.     Year 2000

               The Corporation's computer systems are currently year 2000 complaint. The Corporation is not aware of any material risks associated with its vendors regarding year 2000 compliance, however there is no guarantee that such risks do not exist and will not have an adverse effect on operations. It is not anticipated that any impact would be material, however the cost of a potential impact is not determinable.

11.     Subsequent Events

               Subsequent to June 30, 1999, the Corporation at a Special Meeting of Shareholders approved an amendment to the Corporation's Articles of Incorporation changing the name of the Corporation from Redwood Broadcasting, Inc. to FTM Media, Inc.

               Subsequent to June 30, 1999, the Corporation changed it's trading symbol on the NASDAQ Bulletin Board from RWBD to FTMM.

               Subsequent to June 30, 1999 the Corporation received $34,995 for a private placement offering for 5,982 Series B Convertible Preferred Stock.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
  and Stockholders
FTM Media, Inc.
  and Subsidiary
Scottsdale, Arizona

        We have audited the accompanying consolidated balance sheets of FTM Media, Inc. and Subsidiary as of March 31, 1999 and 1998, and the related consolidated statements of changes in stockholders' deficit, operations and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FTM Media, Inc. and Subsidiary as of March 31, 1999 and 1998 and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.

Rotenberg & Co., LLP

Rochester, New York
June 24, 1999

                                 FTM MEDIA, INC.
                                 AND SUBSIDIARY

                               Scottsdale, Arizona

                         CONSOLIDATED BALANCE SHEETS AT
                             MARCH 31, 1999 AND 1998

                                     ASSETS
                                                                                      1999             1998
                                                                                  -----------       ----------
Current Assets

   Cash and Cash Equivalents                                                      $ 2,027,833       $   2,796
   Prepaid Expenses                                                                    23,968              --
                                                                                  -----------       ---------
                                         Total Current Assets                     $ 2,051,801       $   2,796

Property and Equipment - Net of Accumulated Depreciation                               70,499              --

Other Assets

   Lease Deposits                                                                      20,535              --
   Web Site Design - In Progress                                                      131,568              --
   Goodwill - Net of Accumulated Amortization                                          76,550          78,513
                                                                                  -----------       ---------
                                             Total Assets                         $ 2,350,953       $  81,309
                                                                                  ===========       =========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities

   Accounts Payable                                                               $   208,101       $      --
   Accrued Expenses                                                                    64,820              --
                                                                                  -----------       ---------
                                           Total Liabilities                      $   272,921              --
                                                                                  -----------       ---------


Minority Interest

   Preferred Stock of Subsidiary                                                  $   415,889       $ 406,370
   Common Stock of Subsidiary                                                       2,771,261         (30,588)
                                                                                  -----------       ---------
                                        Total Minority Interest                   $ 3,187,150       $ 375,782
                                                                                  -----------       ---------

Stockholders' Deficit

   Preferred Stock - $.04 Par; 2,500,000 Shares Authorized;
                               None Issued and Outstanding                        $        --       $      --
   Common Stock - $.004 Par; 12,500,000 Shares Authorized;
                               6,319,542 Shares Issued and Outstanding                 25,278          25,278
   Deficit Accumulated During Development Stage                                    (1,134,396)       (319,751)
                                                                                  -----------       ---------

                                      Total Stockholders' Deficit                  (1,109,118)       (294,473)
                                                                                  -----------       ---------
                              Total Liabilities and Stockholders' Deficit         $ 2,350,953       $  81,309
                                                                                  ===========       =========


    The accompanying notes are an integral part of this financial statement.

                                 FTM MEDIA, INC.
                                 AND SUBSIDIARY

                               Scottsdale, Arizona

       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT FOR THE
             PERIOD FEBRUARY 22, 1994 (INCEPTION) TO MARCH 31, 1999

                                                             Par    Common      Preferred
                                         Shares             Value   Stock         Stock
                                       ----------           -----   ------      ---------
Inception - February 22, 1994          11,553,100       $    .001  $ 11,553    $    --

Net Loss through March 31, 1996                --              --        --         --
                                       ----------       ---------  --------    -------
Balance - March 31, 1996               11,553,100       $    .001  $ 11,553    $    --

5 for 1 Reverse Split                  (9,242,480)           .001    (9,242)        --

Issuance of Stock to
  Acquire Cybermusic:
    Common                              2,550,000            .001     2,550         --
    Preferred                              40,637            .001        --         41

Recapitalization into Redwood          (4,415,820)           .001    (4,416)        --

Minority Interest in Subsidiary:
    Common Shareholders                  (444,800)           .001      (445)        --
    Preferred Shareholders                (40,637)           .001        --        (41)

Redwood Stock Outstanding
  Before the Recapitalization             799,767            .004     3,199         --

Stock Issued in Exchange for
  INRG Stock at 1.25 for 1              5,519,775            .004    22,079         --

Net Loss                                       --              --        --         --
                                       ----------       ---------  --------    -------
Balance - March 31, 1997                6,319,542       $    .004  $ 25,278    $    --




                                                       Deficit
                                                      Accumulated
                                     Additional         During          Total
                                       Paid-In        Development    Stockholders'     Minority
                                       Capital          Stage      Equity/(Deficit)    Interest
                                     ----------       -----------  ----------------    --------
Inception - February 22, 1994         $      --       $      --       $  11,553       $      --

Net Loss through March 31, 1996              --         (86,037)        (86,037)             --
                                      ---------       ---------       ---------       ---------
Balance - March 31, 1996              $      --       $ (86,037)      $ (74,484)      $      --

5 for 1 Reverse Split                     9,242              --              --              --

Issuance of Stock to
  Acquire Cybermusic:
    Common                                   --              --           2,550              --
    Preferred                           406,329              --         406,370              --

Recapitalization into Redwood            (9,242)             --         (13,658)             --

Minority Interest in Subsidiary:
    Common Shareholders                      --           7,872           7,427          (7,427)
    Preferred Shareholders             (406,329)             --        (406,370)        406,370

Redwood Stock Outstanding
  Before the Recapitalization                --          (3,199)             --              --

Stock Issued in Exchange for
  INRG Stock at 1.25 for 1                   --          (8,421)         13,658              --

Net Loss                                     --        (209,742)       (209,742)        (21,124)
                                      ---------       ---------       ---------       ---------
Balance - March 31, 1997              $      --       $(299,527)      $(274,249)      $ 377,819

                                 FTM MEDIA, INC.
                                 AND SUBSIDIARY

                               Scottsdale, Arizona

       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT FOR THE PERIOD FEBRUARY 22, 1994 (INCEPTION) TO MARCH 31, 1999 - CONTINUED

                                                                                    Additional
                                                   Par       Common     Preferred     Paid-In
                                      Shares       Value      Stock        Stock      Capital
                                      ------       -----     ------     --------    ----------
Net Loss                                  --      $  --      $    --      $  --        $   --
                                   ---------      -----      -------      -----        ------
Balance - March 31, 1998           6,319,542      $.004      $25,278      $  --        $   --

Increase in Liquidation Value
  of INRG's Preferred Stock               --         --           --         --            --

INRG Stock Subscribed for by
  Minority Shareholders
  on March 31, 1999                       --         --           --         --            --

Net Loss                                  --         --           --         --            --
                                   ---------      -----      -------      -----        ------
Balance - March 31, 1999           6,319,542      $.004      $25,278         --            --
                                   =========      ======     =======       =====       ======

                                         Deficit
                                      Accumulated
                                        During              Total
                                      Development        Stockholders'       Minority
                                         Stage           Equity/(Deficit)    Interest
                                    --------------      -----------------  ------------
Net Loss                            $   (20,224)        $   (20,224)       $    (2,037)
                                    ------------        -----------------  ------------
Balance - March 31, 1998            $  (319,751)        $  (294,473)       $   375,782

Increase in Liquidation Value
  of INRG's Preferred Stock                  --                  --              9,519

INRG Stock Subscribed for by
  Minority Shareholders
  on March 31, 1999                          --                  --          2,883,897

Net Loss                               (814,645)           (814,645)           (82,048)
                                    -----------         ------------       -----------
Balance - March 31, 1999            $(1,134,396)        $(1,109,118)       $ 3,187,150
                                    ===========         ===========        ===========

The accompanying notes are an integral part of his financial statement.

                                            FTM MEDIA, INC.
                                            AND SUBSIDIARY

                                         Scottsdale, Arizona

                             CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
                         YEARS ENDED MARCH 31, 1999, 1998 AND 1997 AND FOR THE
                        PERIOD FEBRUARY 22, 1994 (INCEPTION) TO MARCH 31, 1999

                                                                                                   February 22, 1994
                                                                                                     (Inception) to
                                                            1999             1998         1997        March 31, 1999
                                                        ----------     ----------    ----------     -------------
Total Revenues                                        $         --     $                $     --       $       --
                                                        ==========     ==========    ===========    =============

Expenses
  Accounting Fees                                     $      2,350     $       --     $       --     $      2,350
  Capital Formation Expense                                282,162             --             --          282,162
  Consulting Fees                                          126,534             --             --          126,534
  Contract Labor                                             2,233             --             --            2,233
  Depreciation and Amortization                              4,077             --             --           15,630
  Director's Expenses                                        8,096             --             --            8,096
  Interest                                                   9,519             --             --            9,519
  Legal Fees                                               298,598             --         17,479          321,903
  License, Dues, and Fees                                    4,699             --             --            4,699
  Market Research                                           20,242             --             --           20,242
  Office Supplies and Expense                               11,954            147         22,313           41,838
  Payroll                                                   44,375         14,224         56,999          133,017
  Payroll Tax and Benefits                                  13,498          1,677          5,028           21,693
  Rent                                                      17,649          5,213         30,545           63,009
  Repairs and Maintenance                                    6,332             --             --            6,332
  Telephone                                                  4,642            733          9,003           17,298
  Travel and Entertainment                                  26,725             --         11,878           42,562
  Video Production Expense                                      --            267         77,621          103,732
  Web Site Development                                      15,373             --             --           15,373
                                                      ------------     ----------    -----------    -------------

       Total Expenses                                 $    899,058     $   22,261     $  230,866     $  1,238,222
                                                      ------------     ----------    -----------    -------------
Loss Before Other Income                              $   (899,058)    $  (22,261)    $ (230,866)    $ (1,238,222)

Other Income                                                 2,365             --             --            2,365
                                                      ------------     ----------    -----------    -------------

Loss Before Provision for Income Taxes                $   (896,693)    $  (22,261)    $ (230,866)    $ (1,235,857)

Provision for Income Taxes                                      --             --             --               --
                                                      ------------     ----------    -----------    -------------

Loss Before Minority Interest                         $   (896,693)    $  (22,261)    $ (230,866)    $ (1,235,857)

Minority Interest                                           82,048          2,037         21,124          113,081
                                                      ------------     ----------    -----------    -------------
Net Loss                                              $   (814,645)    $  (20,224)    $ (209,742)    $ (1,122,776)
                                                      ============     ==========    ===========    =============

Loss Per Common Share                                 $      (.129)    $    (.003      $   (.033)    $      (.178)
                                                      ============     ==========    ===========    =============
Weighted Average Number of Common
  Shares Outstanding After Recapitalization              6,319,542      6,319,542      6,319,542        6,319,542
                                                      ============     ==========    ===========    =============



    The accompanying notes are an integral part of this financial statement.

                                 FTM MEDIA, INC.
                                 AND SUBSIDIARY
                               Scottsdale, Arizona

                  CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
              YEARS ENDED MARCH 31, 1999, 1998 AND 1997 AND FOR THE
             PERIOD FEBRUARY 22, 1994 (INCEPTION) TO MARCH 31, 1999


                                                                                                 February 22, 1994
                                                                                                  (Inception) to
                                                       1999            1998            1997       March 31, 1999
                                                   -----------       --------       ---------    ------------------
Cash Flows from Operating Activities
  Net Loss                                         $  (814,645)      $(20,224)      $(209,742)      $(1,122,776)
  Adjustments to Reconcile Net Loss to
    Net Cash Flows from Operating Activities:
      Amortization                                       1,963             --              --            13,516
      Depreciation                                       2,114             --              --             2,114
      Minority Interest                                (82,048)        (2,037)        (21,124)         (113,081)
      Increase in Liquidation Value -
        Minority Interest                                9,519             --              --             9,519
  Changes in Assets and Liabilities
    Prepaid Expenses                                   (23,968)            --              --           (23,968)
    Lease Deposits                                     (20,535)            --              --           (20,535)
    Accounts Payable                                   208,101             --              --           208,101
    Accrued Expenses                                    64,820             --              --            64,820
                                                   -----------       --------       ---------       -----------
         Net Cash Flows from Operating
           Activities                              $  (654,679)      $(22,261)      $(230,866)      $  (982,290)
                                                   ===========       ========       =========       ===========
Cash Flows from Investing Activities
  Acquisition of Fixed Assets                      $   (72,613)      $     --       $      --       $   (72,613)
  Web Site Design - In Progress                       (131,568)            --              --          (131,568)
                                                   -----------       --------       ---------       -----------
         Net Cash Flows from Investing
           Activities                              $  (204,181)      $     --       $      --       $  (204,181)
                                                   ===========       ========       =========       ===========
Cash Flows from Financing Activities
  Borrowings from Stockholders                     $        --       $ 25,057       $ 230,866       $   330,407
  Common Stock Subscribed
    for in Minority Interest                         2,883,897             --              --         2,883,897
                                                   -----------       --------       ---------       -----------
         Net Cash Flows from Financing
           Activities                              $ 2,883,897       $ 25,057       $ 230,866       $ 3,214,304
                                                   ===========       ========       =========       ===========
Net Increase in Cash and Cash Equivalents          $ 2,025,037       $  2,796       $      --       $ 2,027,833

Cash and Cash Equivalents -
  Beginning of Year                                      2,796             --              --                --
                                                   -----------       --------       ---------       -----------
Cash and Cash Equivalents -
  End of Year                                      $ 2,027,833       $  2,796       $      --       $ 2,027,833
                                                   ===========       ========       =========       ===========

                   NON-CASH INVESTING AND FINANCING ACTIVITIES

                                                                                             February 22, 1994
                                                                                              (Inception) to
                                                  1999            1998            1997         March 31, 1999
                                               ----------      ----------      ------------  ---------------
Conversion of Shareholder Loans
  to Capital in Subsidiary                      $    --          $25,057        $230,866        $330,407

Issuance of INRG Common Stock
  to Acquire Cybermusic                         $    --          $    --        $  2,550        $  2,550

Issuance of INRG Preferred Stock
  to Acquire Cybermusic                         $    --          $    --        $406,370        $406,370

Goodwill Recorded in Connection
  with the Acquisition of Cybermusic            $    --          $    --        $ 78,513        $ 78,513

Issuance of Common Stock related
  to the Reverse Acquisition                    $    --          $    --        $ 22,079        $ 22,079

Increase in Par Value of Common Stock
  due to the Recapitalization                   $    --          $    --        $ 11,620        $ 11,620



    The accompanying notes are an integral part of this financial statement.

                                 FTM MEDIA, INC.
                                 AND SUBSIDIARY
                               Scottsdale, Arizona

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A - Summary of Transaction
           The consolidated financial statements for all periods presented reflect the Contribution Agreement which was effective March 31, 1999, pursuant to which Interactive Radio Group, Inc. (hereinafter "INRG"), a Delaware Corporation, became a majority owned subsidiary of FTM Media, Inc. (hereinafter "Redwood"). Per the Contribution Agreement, Redwood acquired 90.85% of the issued and outstanding common shares of INRG in consideration of the INRG common shareholders receiving 1.25 shares of Redwood common stock for each contributed share of INRG common stock. The business combination was accounted for as a recapitalization of INRG and is designated as such in the consolidated statements of changes in stockholders' deficit.

           All references to the "Corporation" herein include FTM Media, Inc. and its majority owned subsidiary, Interactive Radio Group, Inc., and its wholly-owned subsidiary, Cybermusic Acquisition Corp., individually or collectively.

           Effective March 31, 1999, the date of the recapitalization, the principal business activity of the Corporation is being carried on through INRG. As a result, the acquisition of the majority interest in INRG by Redwood was treated as a reverse acquisition, resulting in the historical operations of INRG being treated as the historical operations of the Corporation. Accordingly, the accompanying historical financial statements have been restated to reflect the financial position, results of operations, and cash flows for all years presented as if the recapitalization had occurred at the beginning of the earliest period presented.

Note B - Nature of Operations and Summary of Significant Accounting Policies
         FTM Media, Inc.
           The Corporation was formed in December 1994 under the laws of the State of Colorado. On December 31, 1998, substantially all of the assets and liabilities of Redwood were transferred to its wholly-owned privately held subsidiary. The subsidiary's common stock was then distributed to the Redwood shareholders. As a result of this distribution and the change in control of Redwood, which occurred on March 31, 1999 with the reverse acquisition of the Corporation by the majority interest in INRG, the prior operations of Redwood are not reflected in these financial statements. Accordingly, the financial statements reflect the operating activity of Redwood beginning with the acquisition of the majority interest in INRG.

           The Corporation is in the development stage as its operations principally involve the raising of capital, market research, and start-up production. Because it is in the development stage, the Corporation has had no revenue from product sales, which should not be regarded as typical for normal operating periods.

         Interactive Radio Group, Inc.
           INRG was formed on February 22, 1994 under the laws of the State of Delaware. The company was dormant until April 1, 1998 when it began its business of designing and hosting Internet Web sites for radio stations. The acquisition of the majority interest in INRG by Redwood was accounted for as a reverse acquisition, resulting in the historical operations of INRG being treated as the historical operations of the Corporation. Accordingly, the accompanying historical financial statements have been restated to reflect the financial position, results of operations, and cash flows for all years presented as if the recapitalization had occurred at the beginning of the earliest period presented.

Note B - Nature of Operations and Summary of Significant Accounting Policies - continued

         Cybermusic Acquisition Corp.
           Cybermusic Acquisition Corp. (hereinafter "Cybermusic") was formed on February 8, 1996 under the laws of the State of Delaware. Cybermusic was acquired by INRG and became its wholly-owned subsidiary in December, 1998. Its principal business activity of designing Web sites for radio stations has been carried on through INRG since its acquisition. The acquisition of Cybermusic by INRG was accounted for as a reverse acquisition, resulting in the historical operations of Cybermusic being treated as the historical operations of the Corporation. Accordingly, the accompanying historical financial statements have been restated to reflect the financial position, results of operations, and cash flows for all years presented as if the recapitalization had occurred at the beginning of the earliest period presented.

         Principles of Consolidation
           The consolidated financial statements include the accounts of Redwood and its majority owned subsidiary, INRG (and its wholly-owned subsidiary, Cybermusic). All significant intercompany balances and transactions have been eliminated in consolidation.

         Segment Data, Geographic Information, and Significant Customers
           The Corporation operates in one industry segment and will seek to generate revenues from Web site development for radio stations in the 30 largest U.S. radio markets.

         Method of Accounting
           The corporation maintains its books and prepares its financial statements on the accrual basis of accounting.

         Use of Estimates
           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results can differ from those estimates.

         Concentrations of Credit Risk
           Financial instruments which potentially expose the Corporation to significant concentrations of credit risk consist principally of bank deposits. Cash is placed primarily in high quality short term interest bearing financial instruments.

         Cash and Cash Equivalents
           Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The company maintains cash and cash equivalents at financial institutions which periodically may exceed federally insured amounts.

         Property, Equipment and Depreciation
           Property and equipment are stated at cost, less accumulated depreciation computed using the straight line method over the estimated useful lives as follows:

                      Office Equipment            3 - 5 Years
                      Office Furniture                5 Years

           Maintenance and repairs are charged to expense. The cost of the assets retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts.

         Web Site Design - In Progress
           Web site design - in progress represents costs incurred to develop Web sites for radio stations, including labor and materials. Realization of the costs will occur upon completion of the sites and

Note B - Nature of Operations and Summary of Significant Accounting Policies - continued


         will coincide with licensing contract terms sold to customers of approximately 5 years. There has been no amortization of the costs to date since Web site design is still in progress.

         Goodwill
           Goodwill has been capitalized and is being amortized over ten years.

         Net Income Per Common Share
           Net income (loss) per common share is computed in accordance with SFAS No. 128, "Earnings Per Share," by dividing income available to common stockholders by the weighted average number of common shares outstanding for each period, after reflecting the recapitalization.

         Income Taxes
           The Corporation accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carryforwards. Deferred income tax expense represents the change in net deferred assets and liability balances. The Corporation had no material deferred tax assets or liabilities for the periods presented.

Note C - Property and Equipment
           Property and equipment are recorded at cost and consisted of the following at March 31, 1999 and 1998:

                                                     1999           1998
                                                   -------        --------
         Computer Equipment                        $56,548        $     --
         Office Furniture                           16,065              --
                                                   -------        --------
                                                   $72,613        $     --
         Less:  Accumulated Depreciation             2,114              --
                                                   -------        --------
              Net Property and Equipment           $70,499        $     --
                                                   =======        ========

           Depreciation expense for the years ended March 31, 1999, 1998, and 1997 was $2,114, $-0-, and $-0-, respectively.

Note D - Web Site Design - In Progress
           Costs of Web site design are capitalized and amortized over the life of licensing contracts sold to customers. Web site design - in progress consisted of the following at March 31, 1999 and 1998:


                                                       1999            1998
                                                     --------      -----------
         Web Site Development Costs                  $131,568      $       --

         Less:  Accumulated Amortization                   --              --
                                                     --------      ----------

              Net Web Site Design - In Progress      $131,568      $       --
                                                     ========      ==========

         Amortization expense for each of the years ended March 31, 1999, 1998, and 1997 was $-0-.

Note E - Goodwill
           The Corporation acquired goodwill with INRG's purchase of Cybermusic Acquisition Corp. in December, 1998. Goodwill is being amortized over ten years and consisted of the following at March 31, 1999 and 1998:

                                                                 1999                 1998
                                                              ----------            ---------
                      Goodwill                                $   78,513            $ 78,513

                      Less:  Accumulated Amortization              1,963                 ---
                                                              ----------            --------
                           Net Goodwill                       $   76,550            $ 78,513
                                                              ==========            ========

           Amortization expense for the years ended March 31, 1999, 1998, and 1997 was $1,963, $-0-, and $-0-, respectively.

Note F - Minority Interest
           The minority interest in INRG has two components:

1.             Preferred Stock of Subsidiary
               INRG issued 40,637 shares of Series A Preferred Stock with par value of $.001, to the former shareholders of Cybermusic Acquisition Corp. upon acquisition of the wholly-owned subsidiary in December, 1998. The minority interest in the Preferred Stock of INRG was recorded at the stock's liquidation value of $10 per share and goodwill was recorded for $78,513. Rights, privileges, and restrictions of the Series A Preferred Stock are as follows:

               i. The stock ranks senior to Common Stock and any other class or series of capital stock of the Corporation with respect to liquidation, dissolution, or winding up of the business.

               ii. Holders of the stock are not entitled to receive dividends or other distributions except on liquidation, dissolution, or winding up of the business.

               iii. Holders of the stock have the right to vote with the Common stockholders as a single class, unless the Delaware General Corporation Law requires the Series A Preferred stockholders to vote separately as a single class.

               iv. Holders have the option to convert their stock to Common shares equal to the Series A Preferred Stock liquidation value anytime after September 9, 2000, or to Common Stock of a parent corporation if more than 80% of the issued and outstanding Common Stock of INRG is owned by another corporation.

               v. Holders may redeem their stock for cash equal to the liquidation value anytime after December 7, 2001. INRG may elect to redeem any or all of the outstanding shares of Series A Preferred Stock anytime, at the liquidation value.

               vi. The liquidation value of each share of Series A Preferred Stock is $10, increased with interest compounded annually at 7.5% for three years, commencing on the date of issuance. The Corporation recorded interest expense on the liquidation value in the amount of $9,519 during the year ended March 31, 1999. The Series A Preferred Stock liquidation value consisted of the following at March 31, 1999:


                             Liquidation Value at Issuance                 $   406,370
                             Accrued Interest to Date                            9,519
                                                                           -----------
                                  Total Liquidation Value                  $   415,889
                                                                           ===========

2.             Common Stock of Subsidiary

                 On March 31, 1999, Redwood acquired 90.85% of the issued and outstanding Common Stock of INRG. The remaining 9.15% of Common Stock represents a minority interest in INRG. The parent corporation and the minority interest share pro rata in the net income or loss of the Corporation.

                 On March 31, 1999, subsequent to the acquisition, INRG recorded
               $2,883,897 received in cash for a private placement offering for 960,616 Common shares, which were issued thereafter. Consequently, subsequent to March 31, 1999, the minority interest in the subsidiary will increase to approximately 24.14% and will increase further if additional Common shares are issued through private offerings. The $2,883,897 of INRG Common Stock subscribed for as of March 31, 1999 is included in the balance sheet under Minority Interest - Common Stock of Subsidiary.

Note G - Related Party Transactions
           The Corporation entered into a management agreement to pay consulting fees on a monthly basis to Ingenious Enterprises, Inc., a Nevada corporation, in the amount of $120,000 annually, beginning October 1, 1998, for the services provided by Ron Conquest, President and Chief Executive Officer of the Corporation. Consulting fees paid in accordance with this management agreement during the years ended March 31, 1999, 1998, and 1997 were $60,000, $-0-, and $-0-, respectively.

           The Corporation paid consulting fees to Don Mundo, Secretary and Treasurer of INRG, in the amount of $13,500, $-0-, and $-0- during the years ended March 31, 1999, 1998 and 1997, respectively.

Note H - Income Taxes
           The Corporation has $1,235,857 of consolidated net operating loss carryforwards for federal tax purposes as of March 31, 1999, which are available to offset future taxable income and expire during the years 2011 through 2019. The Corporation has fully reserved for any future tax benefits from the net operating loss carryforwards since it has not generated any revenues to date.

Note I - Year 2000
           The Corporation's computer systems are currently year 2000 compliant. The Corporation has not been informed of any material risks associated with its vendors regarding year 2000 compliance, however, there is no guarantee that such risks do not exist and will not have an adverse effect on operations. Management is continuing to assess any impact that the transition to the year 2000 will have on operations. It is not anticipated that any impact would be material, however the cost of a potential impact is not determinable.

Note J - Subsequent Events
           Subsequent to March 31, 1999, 52,765 shares of Redwood's Common Stock were forfeited by the shareholders and cancelled.

           Subsequent to March 31, 1999, Redwood established the following designations of Preferred Stock at $.04 par value:

           800,000 Shares of Series A Convertible Preferred Stock
           400,000 Shares of Series B Convertible Preferred Stock
         1,300,000 Shares of Undesignated Preferred Stock
         =========

         2,500,000 Total Shares of Preferred Stock

           On June 15, 1999, Redwood sold 267,522 shares of Series B Convertible Preferred Stock at a purchase price of $5.85 per share. Terms of the Series B Convertible Preferred Stock are as follows:

         1. The stock ranks senior to Common Stock and any other class or series of capital stock of the Corporation with respect to liquidation, dissolution, or winding up of the business unless such other class or series constitutes Parity Stock or Senior Stock.

         2. Holders of the stock are entitled to receive dividends prior and in preference to any declaration or payment of any cash dividend on the Common Stock or any other Junior Stock of the Corporation.

         3. Holders of the stock have no voting rights except for those minimum rights required by the Colorado Business Corporation Act, in which case the stock shall vote together with the Common Stock as a single class, unless the Colorado Business Corporation Act requires the Series B Convertible Preferred
               Stock to vote separately as a single class.

         4. Holders have the option to convert their stock to Common shares equal to the conversion rate in effect at the time of conversion. The conversion rate shall be an amount equal to $5.85 divided by the conversion price. The conversion price shall equal $5.85 minus the multiple of the aggregate unpaid accrued dividends per share times 0.64103.

         5. The Corporation may elect to cause each share to be automatically converted into a number of fully paid and non-assessable Common shares equal to the conversion rate then in effect as of any date on which the closing price for each of the twenty trading days preceding such date equals or exceeds $8.35 per share.

                                     ANNEX A

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of September 24, 1999 (this "AGREEMENT"), by and between Interactive Radio Group, Inc., a Delaware corporation ("INRG"), and FTM Media, Inc., a Delaware corporation ("FTM").

                                   WITNESSETH:

        WHEREAS, FTM is a wholly owned subsidiary of FTM Media, Inc., a Colorado corporation ("FTM COLORADO") and INRG is a majority owned subsidiary of FTM Colorado;

        WHEREAS, the Boards of Directors of INRG and FTM have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which INRG will, subject to the terms and conditions set forth herein, merge (the "MERGER") with and into FTM, so that FTM is the surviving corporation in the Merger;

        WHEREAS, immediately prior to the Merger, FTM Colorado will reincorporate into Delaware by merging with and into FTM, with FTM as the surviving corporation (such merger, the "REINCORPORATION MERGER")

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

1.01 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

        "CODE" shall mean the Internal Revenue Code of 1986, as amended.

        "FTM" shall have the meaning set forth in the recitals to this Agreement.

        "FTM BOARD" shall mean the Board of Directors of FTM.

        "FTM STOCK" shall mean FTM Common Stock and FTM Preferred Stock.

        "INRG BOARD" shall mean the Board of Directors of INRG.

        "INRG OPTION PLAN" shall mean the 1999 Interactive Radio Group, Inc. Stock Option Plan.

        "INRG STOCK" shall mean INRG Common Stock and INRG Preferred Stock.

        "PERSON" or "PERSONS" shall mean any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

        "SEC" shall mean the Securities and Exchange Commission.

        "TREASURY SHARES" shall mean shares of INRG Stock held by INRG or any of its Subsidiaries, FTM Media, Inc., a Colorado corporation ("OLD FTM"), or by FTM or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                        THE MERGER; EFFECTS OF THE MERGER

        2.01    THE MERGER.

        (a) THE SURVIVING CORPORATION. At the Effective Time, INRG shall merge with and into FTM (the "MERGER"), the separate corporate existence of INRG shall cease and FTM shall survive and continue to exist as a Delaware corporation (FTM, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION").

        (b) EFFECTIVENESS AND EFFECTS OF THE MERGER. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI in accordance with this Agreement, the Merger shall become effective upon the occurrence of both (i) the filing in the office of the Secretary of State of Delaware of articles of merger in accordance with Section 275 of the Delaware General Corporation Law (the "DGCL") and (ii) the filing in the office of the Secretary of State of the State of Delaware of a certificate of merger in accordance with Section 252 of the DGCL, or such later date and time as may be set forth in such articles and certificate. The Merger shall have the effects prescribed in the DGCL.

        (c) CERTIFICATE OF INCORPORATION AND BY-LAWS. The certificate of incorporation and by-laws of the Surviving Corporation shall be those of FTM, as in effect immediately prior to the Effective Time.

        2.02    EFFECTIVE DATE AND EFFECTIVE TIME.

        Subject to the satisfaction or waiver of the conditions as set forth in
ARTICLE VI in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "EFFECTIVE DATE") to occur on (i) the third business day to occur after the last of the conditions set forth in ARTICLE VI shall have been satisfied or waived in accordance with the terms of this Agreement or (ii) such other date to which the parties may agree. The time on the

Effective Date when the Merger shall become effective is referred to as the "EFFECTIVE TIME."

        2.03 TAX CONSEQUENCES. It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code.

                                  ARTICLE III

                    MERGER CONSIDERATION; EXCHANGE PROCEDURES

        3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

        (a) OUTSTANDING INRG COMMON STOCK. Each share, excluding Treasury Shares, of the common stock, par value $.0001 per share, of INRG (the "INRG COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive 1.25 shares (the "EXCHANGE RATIO") of the common stock, par value $.001 per share, of FTM ("FTM COMMON STOCK").

        (b) OUTSTANDING INRG PREFERRED STOCK. Each share of INRG Series A Preferred Stock, par value $.001, (the "INRG PREFERRED STOCK"), excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into one share of a new series of preferred stock of FTM, par value $.001 ("FTM SERIES A PREFERRED STOCK") having terms substantially similar to those of the INRG Preferred Stock.

        (c) OUTSTANDING FTM COMMON STOCK. Each share of FTM Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

        (d) TREASURY SHARES. Each of the shares of INRG Stock held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

        3.02    RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS.

        At the Effective Time, holders of INRG Stock shall cease to be, and shall have no rights as, stockholders of INRG, other than to receive any dividend or other distribution with respect to such INRG Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of INRG or the Surviving Corporation of shares of INRG Stock.

        3.03    FRACTIONAL SHARES.

        Notwithstanding any other provision hereof, no fractional shares of FTM Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FTM shall pay to each holder of INRG Common Stock who would otherwise be entitled to a fractional share of FTM Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Old FTM Common Stock, as reported by the OTC Bulletin Board for the five trading days immediately preceding the Effective Date.

        3.04    EXCHANGE PROCEDURES.

        (a) At or prior to the Effective Time, FTM shall deposit, or shall cause to be deposited, with a bank or trust company (the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of INRG Common Stock ("OLD CERTIFICATES"), for exchange in accordance with this Article III, certificates representing the shares of FTM Common Stock ("NEW CERTIFICATES") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to this Article III in exchange for outstanding shares of INRG Common Stock.

        (b) As promptly as practicable after the Effective Date, FTM shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares) of INRG Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. FTM shall cause the New Certificates into which shares of a stockholder's INRG Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of INRG Common Stock (or indemnity reasonably satisfactory to FTM and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

        (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of INRG Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (d) No dividends or other distributions with respect to FTM Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of INRG Common Stock converted in the Merger into the right to receive shares of such FTM Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this Article III, and no such shares of FTM Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with this
Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FTM Common Stock such holder had the right to receive upon surrender of the Old Certificate.

        (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of INRG for twelve months after the Effective Time shall be paid to FTM. Any stockholders of INRG who have not theretofore complied with this
Article III shall thereafter look only to FTM for payment of the shares of FTM Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the FTM Common Stock deliverable in respect of each share of INRG Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

        3.05    OPTIONS.

        At the Effective Time, all stock options to purchase shares of INRG Common Stock (each, a "INRG STOCK OPTION"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of INRG Common Stock and shall be converted automatically into options to purchase shares of FTM Common Stock, and FTM shall assume each such INRG Stock Option subject to the terms thereof, (i) PROVIDED, HOWEVER, that from and after the Effective Time, (ii) the number of shares of FTM Common Stock purchasable upon exercise of such INRG Stock Option shall be equal to 1.25 times the number of shares of INRG Common Stock that were purchasable under such INRG Stock Option immediately prior to the Effective Time and there shall be no change in the aggregate exercise price of each INRG Stock Option. The terms of each INRG Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to FTM Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, each INRG Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded down to the nearest cent.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

        4.01 REPRESENTATIONS AND WARRANTIES. INRG hereby represents and warrants to FTM, and FTM hereby represents and warrants to INRG as follows:

        (a) ORGANIZATION, STANDING AND AUTHORITY. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

        (b) CORPORATE POWER. Such party and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby and thereby.

        (c) CORPORATE AUTHORITY. (i) In the case of the representations and warranties of INRG, (A) subject to receipt of the requisite approval and adoption of this Agreement and the Merger by the holders of a majority of the outstanding shares of INRG Common Stock entitled to vote thereon, this Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of INRG and the INRG Board prior to the date hereof and (B) this Agreement is a legal, valid and binding agreement of INRG, enforceable in accordance with its respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). (ii) In the case of the representations and warranties of FTM, (A) subject in the case of this to receipt of the requisite approval and adoption of this Agreement and the Merger by the holders of a majority of the outstanding shares of FTM Common Stock entitled to vote thereon, this Agreement is a legal, valid and binding agreement of FTM, enforceable in accordance with its respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                                   ARTICLE V

                                    COVENANTS

        INRG hereby covenants to and agrees with FTM, and FTM hereby covenants to and agrees with INRG, that:

        5.01    REASONABLE BEST EFFORTS.

        Subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

        5.02    STOCKHOLDER APPROVALS.

        Each of them shall take, in accordance with applicable law, and its respective articles or certificate of incorporation and by-laws, all action necessary to convene, respectively, (i) an appropriate meeting of stockholders of FTM to consider and vote upon (A) the approval and adoption of this Agreement and the Merger (including the issuance of the shares of FTM Common Stock to be issued in the Merger pursuant to this Agreement) and (B) any other matters required to be approved by FTM stockholders for consummation of the Merger (including any adjournment or postponement, the "FTM MEETING"), and (ii) an appropriate meeting of stockholders of INRG to consider and vote upon the approval and adoption of this Agreement and the Merger and any other matters required to be approved by INRG's stockholders for consummation of the Merger (including any adjournment or postponement, the "INRG MEETING"; and each of the FTM Meeting and the INRG Meeting, a "MEETING"), respectively, as promptly as practicable after the Registration Statement is declared effective. The FTM Board and the INRG Board shall recommend such approval, and each of FTM and INRG shall take all reasonable lawful action to solicit such approval by its respective stockholders. Notwithstanding the foregoing, the approval of the Merger by the stockholders of FTM and INRG may take the form of action by written consent.

        5.03 REGISTRATION STATEMENT. Each of FTM and INRG agrees to cooperate in the preparation of a registration statement on Form S-4 (the "REGISTRATION STATEMENT") to be filed by FTM with the SEC in connection with the issuance of FTM Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of INRG constituting a part thereof (the "PROXY STATEMENT") and all related documents).

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

        The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

        6.01 STOCKHOLDER VOTE. Approval and adoption of this Agreement and the Merger by the requisite vote of the stockholders of INRG and approval and adoption of this Agreement and the Merger (including the issuance of shares of FTM Common Stock to be issued in the Merger pursuant to this Agreement) by the requisite vote of the stockholders of FTM.

        6.02 REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions or restrictions which either the FTM Board or the INRG Board reasonably determines in good faith would, following the Effective Time, have a material adverse effect on the Surviving Corporation and its Subsidiaries taken as a whole.

        6.03 THIRD PARTY CONSENTS. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on INRG or FTM.

        6.04 NO INJUNCTION, ETC. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

        6.05 EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration

Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

        6.06 TAX OPINION. INRG and FTM shall have received an opinion from Irell & Manella LLP, tax counsel, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

               (i) No gain or loss will be recognized by FTM or INRG as a result of the Merger;

               (ii) No gain or loss will be recognized by the stockholders of INRG who exchange their INRG Stock solely for FTM Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in FTM Stock); and

               (iii) The tax basis of the FTM Stock received by stockholders who exchange all of their INRG Stock solely for FTM Stock in the Merger will be the same as the tax basis of the INRG Stock surrendered in exchange therefor.

        In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of FTM, INRG and others.

        6.07 The Reincorporation Merger shall have been consummated.

                                   ARTICLE VII

                                   TERMINATION

        7.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time (either before or after the approval of the shareholders of either or both of FTM or INRG), by the mutual consent of FTM and INRG.

        7.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ERROR! REFERENCE SOURCE NOT FOUND., no party to this Agreement shall have any liability or further obligation to any other party hereunder.

                                  ARTICLE VIII

                                  MISCELLANEOUS

        8.01 SURVIVAL. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time.

        8.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto and executed in the same manner as this Agreement.

        8.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        8.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or of the corporation laws of the State of Delaware are applicable).

        8.05 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

               If to INRG, to:      Interactive Radio Group
                                    6991 East Camelback Road
                                    Suite D-103
                                    Scottsdale, Arizona 85251

               If to FTM, to:       FTM Media, Inc.
                                    6991 East Camelback Road
                                    Suite D-103
                                    Scottsdale, Arizona 85251

               With copies to:      Irell & Manella LLP
                                    1800 Avenue of the Stars
                                    Suite 900
                                    Los Angeles, CA 90067
                                    Attn: Richard C. Wirthlin, Esq.

        8.06 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements (other than the INRG Option Agreement) heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.



                                  INTERACTIVE RADIO GROUP



                                  By: /s/ Ron Conquest
                                      -----------------------------------------

                                  Name:  Ron Conquest
                                  Title: Chief Executive Officer and President


                                  FTM MEDIA, INC.


                                  By: /s/ Ron Conquest
                                      -----------------------------------------
                                  Name:  Ron Conquest
                                  Title: Chief Executive Officer and President

                                     ANNEX B

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 FTM MEDIA, INC.
                             A DELAWARE CORPORATION


        FIRST: The name of the corporation is FTM Media, Inc.

        SECOND: The address of the corporation's registered office in the State of Delaware is 30 Old Rudnick Lane, in the City of Dover, County of Kent, 19901. The name of the corporation's registered agent at such address is CorpAmerica, Inc.

        THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

        FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Fifty-Five Million (55,000,000), consisting of:

        1. Fifty Million (50,000,000) shares of common stock, par value $0.001 (the "Common Stock");

        2. Five Million (5,000,000) shares of preferred stock, par value $0.001 ("Preferred Stock"), Fifty Thousand (50,000) of which are designated as "Series A Preferred Stock" and Four Hundred Thousand (400,000) of which are designated as "Series B Convertible Preferred Stock."

    A. COMMON STOCK. The powers, preferences and rights of the Common Stock shall be as follows:

        1. DIVIDENDS. Subject to the preferential rights of the Preferred Stock (if any), dividends may be paid on the Common Stock, as and when they may be declared by the Board of Directors, out of any funds of the corporation legally available for the payment of such dividends.

        2. DISTRIBUTIONS ON DISSOLUTION, ETC. Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the remaining net assets of the corporation shall, after payment in full of the liquidation preference of any Preferred Stock, be distributed pro rata to the holders of the Common Stock in accordance with their respective interests.

        B. PREFERRED STOCK. The Preferred Stock may be issued in one or more series. The Board of Directors is authorized to fix the number of any such series of preferred shares and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

        C. SERIES A PREFERRED STOCK. The rights, privileges and restrictions of the Series A Preferred Stock shall be as follows:

        1. PRIORITY. The Series A Preferred Stock shall, with respect to rights on liquidation, dissolution or winding up, rank (i) senior to the Common Stock, the Series B Convertible Preferred Stock, and to any other class or series of the capital stock of the corporation (unless such other class or series of capital stock constitutes "Parity Stock" or "Senior Stock," as defined below) (collectively including the Common Stock, for purposes of Section C of Article Four only, "Junior Stock"), (ii) on a parity with any class or series of the capital stock of the corporation if the terms of such class or series of capital stock specifically provide that the holders thereof and the holders of Series A Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, as the case may be, without one having preference or priority over the other (for purposes of Section C of Article Four only, "Parity Stock"), and (iii) junior to any class or series of capital stock of the corporation, if the terms of such class or series of capital stock specifically provide that the holders thereof shall be entitled to the receipt of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Stock (for purposes of Section C of Article Four only, "Senior Stock").

        2. DIVIDENDS AND DISTRIBUTIONS. The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except on liquidation, dissolution or winding up of the corporation as provided in Section C.7 of this Article Four and except as provided in Section C.5 of this Article Four.

        3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall not have any voting rights, except as follows:

               a. The holders of shares of Series A Preferred Stock shall have the minimum voting rights required by the Delaware General Corporation Law, voting together with the Common Stock as a single class, unless the Delaware General Corporation Law requires that the Series A Preferred Stock has the right to vote separately as a single class.

               b. The rights of holders of shares of Series A Preferred Stock to vote with respect to any matters as provided in this Section C.3 may be exercised in person or by proxy at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof, or by written consent, delivered to the Secretary of the corporation, of the holders of the minimum number of shares of Series A Preferred Stock required to take such action at a meeting at which all of the holders of Series A Preferred Stock were present and voted.

               c. At each meeting of stockholders at which the holders of shares of Series A Preferred Stock shall have the right, voting separately as a single class, to take any action as provided in this Section C.3, the presence in person or by proxy of the holders of record of one-half of the total number of shares of Series A Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                      (i) the absence of a quorum of the holders of shares of
               Series A Preferred Stock shall not prevent the taking of any vote or other action by the stockholders of the corporation, other than such votes or actions to be taken by the holders of shares of Series A Preferred Stock separately as a single class, and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the taking of any vote or any other action by the holders of shares of Series A Preferred Stock as provided in this Certificate of Incorporation; and

                      (ii) in the absence of a quorum of the holders of shares
               of Series A Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series A Preferred Stock separately as a single class, from time to time and place to place without notice, other than announcement at the meeting, until a quorum shall be present.

        For the taking of any action as provided in this Certificate of Incorporation by the holders of shares of Series A Preferred Stock in their capacity as such, each of such holders shall have, for each such share standing in his name on the transfer books of the corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held, the number of votes equal to vote of the number of shares of Common Stock into which such holder's shares of Series A Preferred Stock are convertible.

4.      CONVERSION.

               a. Each share of Series A Preferred Stock shall be convertible at the option of the holder thereof into fully paid and nonassessable shares of Common Stock at any time after September 9, 2000. Conversion of the Series A Preferred Stock may be effected by any holder thereof upon the surrender to the corporation at the principal office of the corporation, or at the office of any agent or agents of the corporation, as may be designated by the Board of Directors (the "Transfer Agent", which may be the corporation), of the certificate for such shares of Series A Preferred Stock to be converted accompanied by a written notice (the "Conversion Notice") stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section C.4 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. (The date upon which such items are surrendered to the corporation is the "Conversion Notice Date".)

                      (i) Each share of Series A Preferred Stock shall be
               convertible into that number of shares of Common Stock equal to the Series A Liquidation Value (as hereinafter defined) per share of Series A Preferred Stock divided by the Common Stock Fair Market Value (as hereinafter defined), each as of the Conversion Notice Date. If more than one share of Series A Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable to such holder on conversion thereof shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.

                      (ii) In connection with the conversion of any shares of
               Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Common Stock Fair Market Value as of the Conversion Notice Date.

               b. In case the Conversion Notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such names or names. As promptly as practicable after the surrender of such certificate or certificates and the receipt of such Conversion Notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the corporation that such taxes have been paid), the corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of the shares of Series A Preferred Stock being converted shall be entitled, (ii) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series A Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of Series A Preferred Stock being converted and (iii) a check for any cash adjustment to be paid to such holder pursuant to Section C.4.a. The rights of the holder of shares of Series A Preferred Stock as to the shares being converted shall cease as of the Conversion Notice Date except for the right to receive shares of Common Stock in accordance herewith upon surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted. The person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at the time of such surrender.

               c. The right of conversion provided in this Section C.4 of this Article Four shall immediately cease and terminate as to any shares of Series A Preferred Stock upon (i) delivery to the corporation of a Notice of Redemption with respect to any such shares of Series A Preferred Stock pursuant to Section C.5 of this Article Four, or (ii) upon the 25th day following mailing by the corporation of the Company Redemption Notice (as defined in Section C.5 of this Article Four) with respect to any such shares of Series A Preferred Stock.

               d. The corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock (if necessary) to permit the conversion of all outstanding shares of Series A Preferred Stock.

                   (i) In case of any capital reorganization or reclassification of outstanding shares of Common Stock or in case of any merger of the corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the assets or property of the corporation (each of the foregoing being referred to as a "Transaction"), each share of Series A Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction; provided, however, that, if in connection with the Transaction a tender or exchange offer shall have been made and there shall have been acquired pursuant thereto more than 50% of the outstanding shares of Common Stock, each share of Series A Preferred Stock then outstanding shall thereafter be convertible into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of Series A Preferred Stock had the holder thereof (i) immediately prior to such tender or exchange offer converted that portion of the shares of Series A Preferred Stock equal to the percentage of shares of the then outstanding Common Stock so purchased in the tender or exchange offer and accepted such offer and sold therein all of such shares of Common Stock obtained upon such conversion and (ii) converted the remaining portion of the Series A Preferred Stock into shares of Common Stock immediately prior to the consummation of such Transaction. In any such case, if necessary, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions set forth in this C.4 with respect to rights and interests thereafter of the holders of shares of Series A Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series A Preferred

                      Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property (other than cash) deliverable upon conversion of the shares of Series A Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine to be appropriate). In case securities or property (including cash) other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section C.4 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

                          (ii) Notwithstanding anything contained herein to the
                      contrary, the corporation will not effect any Transaction unless, prior to the consummation thereof, the surviving or resulting person (if not the corporation) thereof shall assume, by written instrument delivered to each holder of shares of Series A Preferred Stock, the obligation to deliver to such holder such cash or other securities to which, in accordance with the foregoing provisions, such holder is entitled.

               e. In case at any time there shall be any capital reorganization or reclassification of the Common Stock or merger of the corporation with or into another corporation, or any sale or conveyance to another corporation of the property of this corporation as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the corporation, then, in any one or more of said cases the corporation shall give at least twenty days prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the registered holders of the Series A Preferred Stock at the addresses of each as shown on the books of the corporation maintained by the Transfer Agent thereof as of the date on which (i) the books of the corporation shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

      5.         REDEMPTION.

               a. Subject to and in accordance with the provisions of this Section C.5, the corporation shall redeem, out of the assets legally available therefor, a portion of the shares of Series A Preferred Stock (determined as provided below) owned by such record holder at a redemption price (the "Redemption Price") payable in cash initially equal to the Series A Liquidation Value (as of the date of receipt by the corporation of the Notice of Redemption (a

"Redemption Notice Date") or as of the Company Redemption Date, as the case may
be) of the shares to be redeemed, adjusted as provided in Section C.5.b of this Article Four.

               b. (i) The holders of shares Series A Preferred Stock may elect redemption with respect to any amount of such holders' shares of Series A Preferred Stock at any time after March 9, 2001.

               c. (ii) Any record holder of shares of Series A Preferred Stock electing to redeem shares of Series A Preferred Stock pursuant to Section C.5.b of this Article Four shall deliver to the corporation a written notice of such holder's election to redeem such shares (a "Notice of Redemption"), accompanied by one or more certificates representing the number of shares desired to be redeemed. Upon receipt of a Notice of Redemption, completed and duly executed by such record holder, and such certificates, the election of such record holder to redeem shares of Series A Preferred Stock shall be irrevocable.

               d. (iii) The corporation shall mail the Redemption Price to each holder promptly within 30 days after the Redemption Notice Date in question.

               e.(i) The corporation may elect, at any time, to redeem any or all of the outstanding shares of Series A Preferred Stock, pro rata from each holder thereof in accordance with the number of shares of Series A Preferred Stock held by such holder.

               f. (ii) In order to exercise its redemption rights pursuant to Section C.5.c.(i) of this Article Four, the corporation shall mail to the holders of Series A Preferred Stock, at their addresses of record on the books and records of the corporation, a notice informing such holder of the corporation's election to redeem a specified number of such holder's shares of Series A Preferred Stock (a "Notice of Company Redemption").

               g. (iii) If the corporation mails a Notice of Company Redemption to a holder of Series A Preferred Stock, and the holder does not convert, on or before the expiration of the 25 day period following mailing of the Notice of Company Redemption, and in the manner required in Section C.4 of this Article Four, such shares of Series A Preferred Stock into Common Stock, then (i) the holder shall be required to deliver the certificates representing such shares to the corporation and shall no longer be entitled to convert such shares into Common Stock, and (ii) the Company shall, upon receipt of such certificates, (but not prior to the 30th day following mailing of the Notice of Company Redemption (such date, the "Company Redemption Date"), mail the Redemption Price to each holder.

             6. REACQUIRED SHARES. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All of such shares of Series A Preferred Stock shall, upon their cancellation, in accordance with the Delaware General Corporation Law, become authorized but unissued shares of Preferred Stock of the corporation, and may be reissued as part of another class or series of Preferred Stock of the corporation.

               7.      LIQUIDATION, DISSOLUTION OR WINDING UP.

               a. If the corporation shall commence a voluntary case under the United States bankruptcy laws or any other applicable United States or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the corporation, or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of such event the corporation shall liquidate, dissolve or wind up, or if the corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of Series B Convertible Preferred Stock or any other Junior Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the Series A Liquidation Value with respect to each share, or (ii) to the holders of shares of Parity Stock unless the holders of shares of Series A Preferred Stock shall have received distributions made ratably to the holders of the Series A Preferred Stock and the Parity Stock in proportion to the total amounts to which the holders of all such shares of Series A Preferred Stock and Parity Stock would be entitled upon such liquidation, dissolution or winding up.

               b. Neither the consolidation, merger or other business combination of the corporation with or into any other Person or Persons nor the sale of all or substantially all of the assets of the corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation for purposes of this Section C.7.

               8. DEFINITIONS. For the purpose of Section C of Article Four of this Certificate of Incorporation, the following terms shall have the meanings indicated:

               a. "Business Day" shall mean any day other than a Saturday, Sunday or any other day in which commercial banks are authorized to close in the County of Los Angeles, California.

               b. "Common Stock Fair Market Value" shall mean, in connection with the conversion of Series A Preferred Stock into Common Stock, the fair market value of a share of the Common Stock of the corporation, determined as follows: (i) if the corporation's Common Stock is publicly traded on the relevant date, the fair market value of each share of Common Stock shall be the closing market "bid" price of such shares on the day immediately preceding such date; and (ii) if the corporation's Common Stock is not publicly traded on the relevant date, the fair market value of each share of Common Stock shall be determined by the mutual agreement of a holder of Series A Preferred Stock and the corporation or, if no such mutual agreement can be reached, by mediation or arbitration in accordance with the provisions of Section 9 of that certain Internet and Web Site Services Agreement by and among Interactive Radio Group, Inc., CBS Radio, and Infinity Broadcasting Corporation dated as of March 9, 1998.

               c. "Series A Liquidation Value" shall mean, with respect to a share of Series A Preferred Stock on any particular date, $10 increased with interest at an annual rate of 7.5% compounded annually commencing on the date of issuance of such share through March 9, 2001; provided, however, the Series A Liquidation Value shall not increase after March 9, 2001.

               d. "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

        D. SERIES B CONVERTIBLE PREFERRED STOCK. The rights, privileges and restrictions of the Series B Convertible Preferred Stock shall be as follows:

               1. DIVIDENDS. The holders of shares of the Series B Convertible Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any cash dividend on the Common Stock or any other Junior Stock of this corporation and if any dividend shall have not been declared and paid when due, pari passu with the payment of any cash dividend on any Parity Stock, at the rate of $0.702 per share per annum and no more (as adjusted for any stock dividends, combinations or splits with respect to such shares) payable on each semi-annual anniversary of the Series B Issue Date; provided, however, notwithstanding the foregoing, the dividends payable for the twelve-month period immediately following the Series B Issue Date shall be paid on the Series B Issue Date. All such dividends shall be paid in cash; provided, however, dividends payable with respect to any period beginning on or after the first anniversary of the Series B Issue Date may be paid, at the option of the corporation, 50% in cash and 50% in shares of Common Stock which shall be valued for these purposes at the Average Fair Market Value of the Common Stock as of the date such dividend is paid.

               2. VOTING RIGHTS. The holders of shares of Series B Convertible Preferred Stock shall have no voting rights except for those minimum voting rights required by the Delaware General Corporation Law, in which case the Series B Convertible Preferred Stock shall vote together with the Common Stock as a single class, unless the Delaware General Corporation Law requires that the Series B Convertible Preferred Stock has the right to vote separately as a single class.

               3. CONVERSION.

               a. Holder's Right to Convert. Subject to compliance with any applicable governmental rules and regulations, each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for the Series B Convertible Preferred Stock, into a number of fully paid and nonassessable share(s) of Common Stock equal to the Conversion Rate (as defined below) in effect at the time of conversion. Conversion of the Series B Convertible Preferred Stock may be effected by any holder thereof upon the surrender to the corporation at the principal office of the corporation, or at the Transfer Agent, of the certificate for such shares of Series B Convertible Preferred Stock to be converted accompanied by a Conversion Notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section D.3 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.

               b. In case the Conversion Notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such names or names. As promptly as practicable after the surrender of such certificate or certificates and the receipt of such Conversion Notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of the shares of Series B Convertible Preferred Stock being converted shall be entitled, and (ii) if less than the full number of shares of Series B Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series B Convertible Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of Series B Convertible Preferred Stock being converted. The rights of the holder of shares of Series B Convertible Preferred Stock as to the shares being converted shall cease as of the Conversion Notice Date except for (i) the right to receive shares of Common Stock in accordance herewith upon surrender of the certificate or certificates representing the shares of Series B Convertible Preferred Stock to be converted, and (ii) the right to receive any accrued and unpaid dividends thereon. In the event of any conversion pursuant to Section D.3.a, any accrued and unpaid dividends with respect to the shares of Series B Convertible Preferred Stock converted shall be paid, at the option of the corporation (i) by issuing an additional number of shares of Common Stock to each holder equal to the aggregate amount of accrued and unpaid dividends with respect to such shares divided by the Conversion Price in effect as of the Conversion Notice Date, (ii) by paying such dividends either in cash or in Common Stock, as permitted pursuant to Section D.3 on or before the date which is 30 days after the Conversion Notice Date, or (iii) any combination of (i) and
(ii). The person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at the time of such surrender.

               c. The Corporation's Election to Cause Conversion. The corporation may, at its election, cause each share of Series B Convertible Preferred Stock to be automatically converted into a number of fully paid and nonassessable share(s) of Common Stock equal to the Conversion Rate (as defined below) then in effect as of any date (an "Automatic Conversion Date") on which the Closing Price for each of the twenty trading days preceding such date equals or exceeds $8.35 per share. The Corporation shall effectuate the election described in the preceding sentence by mailing notice of the corporation's election to cause the conversion of the Series B Convertible Preferred Stock to the holders of record thereof not less than five (5) days following the Automatic Conversion Date. Notwithstanding the foregoing, in no event shall such shares be converted pursuant to this Section D.3(b) prior to the first anniversary of the Series B Issue Date or at any time when there are any accrued and unpaid dividends outstanding on the Series B Convertible Preferred Stock. Effective immediately upon such conversion, the rights of the holders of shares of Series B Convertible Preferred Stock as to all such shares shall cease, except for (i) the right to receive shares of Common Stock in accordance herewith upon surrender of the certificate or certificates representing the shares of Series B Convertible

Preferred Stock to be converted, and (ii) the right to receive any accrued and unpaid dividends thereon. The person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at the Automatic Conversion Date. Upon surrender by the holders of Series B Convertible Preferred Stock of their certificate(s) representing such stock, and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the corporation that such taxes have been paid), the corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder is entitled.

               d. "Conversion Rate". The "Conversion Rate" shall equal, subject to the adjustments set forth in Sections D.3.g and D.3.h, an amount equal to $5.85 divided by the Conversion Price. The "Conversion Price" shall equal, at any time, (i) $5.85 minus (ii) (x) the aggregate amount of accrued dividends per share which are then unpaid (excluding any dividends that accrued less than fifteen (15) days prior to such time), times (y) 0.64103; provided, however, for the purposes of computing the Conversion Price with respect to any conversion pursuant to Sections D.3.a or D.3.b, any dividends that are paid on or before the date which is thirty (30) days after the Conversion Notice Date shall be treated as having been paid immediately prior to the time of such conversion.

               e. The corporation shall at all times reserve and keep available for issuance upon the conversion of the Series B Convertible Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series B Convertible Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock (if necessary) to permit the conversion of all outstanding shares of Series B Convertible Preferred Stock.

               f. In connection with the conversion of any shares of Series B Convertible Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Average Fair Market Value as of the Conversion Notice Date.

               g. Adjustments. In the event this Corporation subdivides the outstanding shares of Common Stock, or issues additional shares of Common Stock as a dividend on shares of Common Stock, the Conversion Rate shall be proportionately increased, and in the event the Corporation combines the outstanding shares of Common Stock, the Conversion Rate shall be proportionately decreased.

                    h. Effect of Certain Transactions. In case of any Transaction, each share of Series B Convertible Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series B Convertible Preferred Stock was convertible immediately prior to such Transaction;
provided, however, that, if in connection with the Transaction a tender or exchange offer shall have been made and there shall have been acquired pursuant thereto more than 50% of the outstanding shares of Common Stock, each share of Series B Convertible Preferred Stock then outstanding shall thereafter be convertible into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of Series B Convertible Preferred Stock had the holder thereof (i) immediately prior to such tender or exchange offer converted that portion of the shares of Series B Convertible Preferred Stock equal to the percentage of shares of the then outstanding Common Stock so purchased in the tender or exchange offer and accepted such offer and sold therein all of such shares of Common Stock obtained upon such conversion and (ii) converted the remaining portion of the Series B Convertible Preferred Stock into shares of Common Stock immediately prior to the consummation of such Transaction. In any such case, if necessary, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions set forth in this Section D.3.h with respect to rights and interests thereafter of the holders of shares of Series B Convertible Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series B Convertible Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property (other than cash) deliverable upon conversion of the shares of Series B Convertible Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine to be appropriate). In case securities or property (including cash) other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section D.3.h shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

               i. Notwithstanding anything contained herein to the contrary, the corporation will not effect any Transaction unless, prior to the consummation thereof, the surviving or resulting person (if not the corporation) thereof shall assume, by written instrument delivered to each holder of shares of Series B Convertible Preferred Stock, the obligation to deliver to such holder such cash or other securities to which, in accordance with the foregoing provisions, such holder is entitled.

               4.      LIQUIDATION, DISSOLUTION OR WINDING UP.

               a. If the corporation shall commence a voluntary case under the United States bankruptcy laws or any other applicable United States or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the corporation, or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of such event the corporation shall liquidate, dissolve or wind up, or if the corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of Series B Convertible Preferred Stock unless, prior thereto, the holders of shares of Series A

Preferred Stock or any other Senior Stock shall have received the Series A Liquidation Value or other liquidation value with respect to each share, or (ii) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series B Convertible Preferred Stock shall have received the Series B Liquidation Value with respect to each share, or (ii) to the holders of shares of Parity Stock unless the holders of shares of Series B Convertible Preferred Stock shall have received distributions made ratably to the holders of the Series B Convertible Preferred Stock and the Parity Stock in proportion to the sum of the total Series B Liquidation Value of all outstanding shares of Series B Convertible Preferred Stock and the total amounts to which the holders of all shares of Parity Stock would be entitled upon such liquidation, dissolution or winding up.

               b. Neither the consolidation, merger or other business combination of the corporation with or into any other entity nor the sale of all or substantially all of the assets of the corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation for purposes of this Section D.4.

               5. NO PREEMPTIVE RIGHTS. No holder of the Series B Convertible Preferred Stock of the corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued stock of the corporation or of any stock of the corporation to be issued by reason of any increase of the authorized capital stock of the corporation, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the corporation or to purchase or subscribe for any stock of the corporation purchased by the corporation or its nominee or nominees, or to have any other preemptive rights now or hereafter defined by the laws of the State of Delaware.

               6. REACQUIRED SHARES.

        Any shares of Series B Convertible Preferred Stock acquired by the corporation by reason of purchase, conversion or otherwise shall be retired and cancelled promptly after the acquisition thereof. All such shares of Series B Convertible Preferred Stock shall, upon their cancellation, become authorized but unissued shares of Preferred Stock of the corporation.

               7. DEFINITIONS. For the purpose of Section D of Article Four, the following terms shall have the meanings indicated:

              a. "Average Fair Market Value" means, with respect to any date, the average of the Closing Price of a share of Common Stock for the twenty trading days preceding such date; provided, however, if there are not publicly reported trades of the Common Stock for at least twenty days during the forty-five day period preceding any such date, the "Average Fair Market Value" shall be the fair market value of the Common Stock as of such date as reasonably determined by the Board of Directors.

               b. "Board of Directors" shall mean the Board of Directors of the corporation.

               c. "Closing Price" means, with respect to any date, the publicly reported closing sales price for a share of Common Stock on such date on the primary market or exchange where the Common Stock is then traded.

               d. "Common Stock" means the Common Stock, par value $0.001 per share, of the corporation.

               e. "Junior Stock" shall mean the Common Stock and any other class or series of the capital stock of the corporation (unless such other class or series of capital stock constitutes "Parity Stock" or "Senior Stock").

               g. "Series B Liquidation Value" shall mean, with respect to each share of Series B Convertible Preferred Stock, an amount equal to $5.85 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus the amount of any accrued but unpaid dividends with respect to such share.

               h. "Parity Stock" shall mean any class or series of the capital stock of the corporation, if the terms of such class or series of capital stock specifically provide that the holders thereof and the holders of Series B Convertible Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share and/or liquidation preferences, as the case may be, without one having preference or priority over the other.

               h. "Series B Issue Date" shall mean June 15, 1999.

               i. "Senior Stock" shall mean the Series A Preferred Stock of the corporation and any other class or series of capital stock of the corporation, if the terms of such class or series of capital stock specifically provide that the holders thereof shall be entitled to the receipt of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Convertible Preferred Stock.

               j. "Transaction" shall have the meaning set forth in Section C.4.d of Article Four.

        FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by written ballot unless required by the Bylaws of the corporation.

        SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation.

        SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

        Dated:  September 1, 1999



                                  /s/ Ron Conquest
                                  ---------------------------------
                                      Ron Conquest, Incorporator

                                     ANNEX C

                                     BYLAWS

                                       OF

                                 FTM MEDIA, INC.

                             A DELAWARE CORPORATION

                     (HEREINAFTER CALLED THE "CORPORATION")




                                   ARTICLE I.

                                     OFFICES

         Section 1. Registered Office. The registered office of the Corporation shall be in the City of Dover, County of Kent, State of Delaware.

         Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.


                                  ARTICLE II.

                            MEETINGS OF STOCKHOLDERS

         Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

         Section 2. Annual Meetings. The Annual Meetings of Stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting.

         Section 3. Special Meetings. Special meetings of the stockholders may be called by the Board of Directors, the Chairman of the Board, the President, or by the holders of shares entitled to cast not less than ten (10) percent of the votes at the meeting. Upon request in writing to the Chairman of the Board, the President, any Vice President or the Secretary by any person (other than the board) entitled to call a special meeting of stockholders, the officer forthwith shall cause notice to be given to the stockholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after receipt of the request, the persons entitled to call the meeting may give the notice.

         Section 4. Notice of Meetings. Written notice of the place, date, and hour of all stockholder meetings, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation.

         Section 5. Quorum; Adjournment. At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law or the Certificate of Incorporation. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time without notice other than announcement at the meeting, until a quorum shall be present or represented.

         When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty
(30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

         Section 6. Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

         Each stockholder shall have one (1) vote for every share of stock entitled to vote which is registered in his name on the record date for the meeting, except as otherwise provided herein or required by law or the Certificate of Incorporation.

         All voting, including on the election of directors but excepting where otherwise provided herein or required by law or the Certificate of Incorporation, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or such stockholder's proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

         All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law or the Certificate of Incorporation, all other matters shall be determined by a majority of the votes cast.

         Section 7. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in such stockholder's name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

         The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

         Section 8. Actions by Stockholders. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.


                                  ARTICLE III.

                               BOARD OF DIRECTORS

         Section 1. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

         Section 2. Number and Term of Office. The Board of Directors shall consist of one (1) or more members. The number of directors shall be fixed and may be changed from time to time by resolution duly adopted by the Board of Directors or the stockholders, except as otherwise provided by law or the Certificate of Incorporation. Except as provided in Section 3 of this Article, directors shall be elected by the holders of record of a plurality of the votes cast at Annual Meetings of Stockholders, and each director so elected shall hold office until the next Annual Meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

         Section 3. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders entitled to vote at any Annual or Special Meeting held in accordance with Article II, and the directors so chosen shall hold office until the next Annual or Special Meeting duly called for that purpose and until their successors are duly elected and qualified, or until their earlier resignation or removal.

         Section 4. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Directors shall be held immediately following the Annual Meeting of Stockholders and no notice of such meeting shall be necessary to be given the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or a majority of the directors then in office. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or telegram on twenty-four (24) hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. Meetings may be held at any time without notice if all the directors are present or if all those not present waive such notice in accordance with Section 2 of Article VI of these Bylaws.

         Section 5. Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

         Section 6. Actions of Board Without a Meeting. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

         Section 7. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 7 shall constitute presence in person at such meeting.

         Section 8. Committees. The Board of Directors may, by resolution passed by a majority of the directors then in office, designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board of Directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any committee, to the extent allowed by law and provided in the Bylaw or resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required.

         Section 9. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

         Section 10. Removal. Unless otherwise restricted by the Certificate of Incorporation or Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.


                                  ARTICLE IV.

                                    OFFICERS

         Section 1. General. The officers of the Corporation shall be appointed by the Board of Directors and shall consist of a Chairman of the Board or a President, or both, a Secretary and a Treasurer (or a position with the duties and responsibilities of a Treasurer). The Board of Directors may also appoint one (1) or more vice presidents, assistant secretaries or assistant treasurers, and such other officers as the Board of Directors, in its discretion, shall deem necessary or appropriate from time to time. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

         Section 2. Election; Term of Office. The Board of Directors at its first meeting held after each Annual Meeting of Stockholders shall elect a Chairman of the Board or a President, or both, a Secretary and a Treasurer (or a position with the duties and responsibilities of a Treasurer), and may also elect at that meeting or any other meeting, such other officers and agents as it shall deem necessary or appropriate. Each officer of the Corporation shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors together with the powers and duties customarily exercised by such officer; and each officer of the Corporation shall hold office until such officer's successor is elected and qualified or until such officer's earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may at any time, with or without cause, by the affirmative vote of a majority of directors then in office, remove any officer.

         Section 3. Chairman of the Board. The Chairman of the Board, if there shall be such an officer, shall be the chief executive officer of the Corporation. The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors and shall have such other duties and powers as may be prescribed by the Board of Directors from time to time.

         Section 4. President. The President shall be the chief operating officer of the Corporation, shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have and exercise such further powers and duties as may be specifically delegated to or vested in the President from time to time by these Bylaws or the Board of Directors. In the absence of the Chairman of the Board or in the event of his inability or refusal to act, or if the Board has not designated a Chairman, the President shall perform the duties of the Chairman of the Board, and when so acting, shall have all of the powers and be subject to all of the restrictions upon the Chairman of the Board.

         Section 5. Vice President. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one (1) vice president, the vice presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The vice presidents shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.

         Section 6. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

         Section 7. Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, or the Secretary, and shall have the authority to perform all functions of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

         Section 8. Treasurer. The Treasurer shall be the Chief Financial Officer, shall have the custody of the corporate funds and securities, shall keep complete and accurate accounts of all receipts and disbursements of the Corporation, and shall deposit all monies and other valuable effects of the Corporation in its name and to its credit in such banks and other depositories as may be designated from time to time by the Board of Directors. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers and receipts for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall, when and if required by the Board of Directors, give and file with the Corporation a bond, in such form and amount and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of his or her duties as Treasurer. The Treasurer shall have such other powers and perform such other duties as the Board of Directors or the President shall from time to time prescribe.

         Section 9. Assistant Treasurers. Except as may be otherwise provided in these Bylaws, Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, or the Treasurer, and shall have the authority to perform all functions of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer.

         Section 10. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers


                                   ARTICLE V.

                                      STOCK

         Section 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board or the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation.

         Section 2. Signatures. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

         Section 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner's legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

         Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person's attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued.

         Section 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

         Section 6. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

         Section 7. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the President, any Vice President or the Secretary and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.


                                   ARTICLE VI.

                                     NOTICES

         Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person's address as it appears on the records of the



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Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex, facsimile or cable and such notice shall be deemed to be given at the time of receipt thereof if given personally or at the time of transmission thereof if given by telegram, telex, facsimile or cable.

         Section 2. Waiver of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws to be given to any director, member or a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.


                                  ARTICLE VII.

                               GENERAL PROVISIONS

         Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting or by any Committee of the Board of Directors having such authority at any meeting thereof, and may be paid in cash, in property, in shares of the capital stock or in any combination thereof. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

         Section 2. Disbursements. All notes, checks, drafts and orders for the payment of money issued by the Corporation shall be signed in the name of the Corporation by such officers or such other persons as the Board of Directors may from time to time designate.

         Section 3. Corporation Seal. The corporate seal, if the Corporation shall have a corporate seal, shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.


                                  ARTICLE VIII.

                    DIRECTORS' LIABILITY AND INDEMNIFICATION

         Section 1. Directors' Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the

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liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         This Section 1 is also contained in Article SEVENTH of the Corporation's Certificate of Incorporation, and accordingly, may be altered, amended or repealed only to the extent and at the time such Certificate Article is altered, amended or repealed.

         Section 2. Right to Indemnification. Each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving (during his or her tenure as director and/or officer) at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law (or other applicable law), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such director or officer shall have the right to be paid by the Corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under this Article or otherwise.

         Section 3. Right of Claimant to Bring Suit. If a claim under Section 2 of this Article is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, together with interest thereon, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys' fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (or of its full Board of Directors, its directors who are not parties to the Proceeding with respect to which indemnification is claimed, its stockholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law (or other applicable law), nor an actual determination by any such person or persons that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.

         Section 4. Non-Exclusivity of Rights. The rights conferred by this Article shall not be exclusive of any other right which any director, officer, representative, employee or other agent may have or hereafter acquire under the Delaware General Corporation Law or any other statute, or any provision contained in the Corporation's Certificate of Incorporation or Bylaws, or any agreement, or pursuant to a vote of stockholders or disinterested directors, or otherwise.

         Section 5. Insurance and Trust Fund. In furtherance and not in limitation of the powers conferred by statute:

            (1) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

            (2) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

         Section 6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII or otherwise with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

            Section 7. Amendment. Any repeal or modification of this Article VIII shall not change the rights of an officer or director to indemnification with respect to any action or omission occurring prior to such repeal or modification.


                                  ARTICLE IX.

                                   AMENDMENTS

         Except as otherwise specifically stated within an Article to be altered, amended or repealed, these Bylaws may be altered, amended or repealed and new Bylaws may be adopted at any meeting of the Board of Directors or of the stockholders.

                                     ANNEX D

                       DELAWARE CODE TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

Section 262.  APPRAISAL RIGHTS.

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

               (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
Section 251 of this title.

               (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;



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

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

               (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as impracticable.

        (d) Appraisal rights shall be perfected as follows:

               (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such a merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

               (2) If the merger or consolidation was approved pursuant to
Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written


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

request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the surviving or resulting corporation shall file the petition, the petition shall be accompanied by such a duly verified list. The Register in Chancery if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     ANNEX E

                          INTERACTIVE RADIO GROUP, INC.

                             1999 STOCK OPTION PLAN

1.      Purposes of the Plan.  The purposes of this Plan are:

        (a) to attract and retain the best available personnel for positions of substantial responsibility,

        (b) to provide additional incentive to selected key Employees, Consultants and Directors, and

        (c) to promote the success of the Company's business.

2. Definitions. For the purposes of this Plan, the following terms will have the following meanings:

        (a) "ADMINISTRATOR" means the Board or any of its Committees that administer the Plan, in accordance with Section 4.

        (b) "APPLICABLE LAWS" means the legal requirements relating to the administration of and issuance of securities under stock incentive plans, including, without limitation, the requirements of state corporations law, federal and state securities law, federal and state tax law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

        (c) "BOARD" means the Board of Directors of the Company.

        (d) "CODE" means the Internal Revenue Code of 1986, as amended.

        (e) "COMMITTEE" means a Committee appointed by the Board in accordance with Section 4.

        (f) "COMMON STOCK" means the Common Stock of the Company.

        (g) "COMPANY" means Interactive Radio Group, Inc., a Delaware corporation.

        (h) "CONSULTANT" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, provided that the term "Consultant" does not include (i) Employees, or (ii) Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.

        (i) "CONTINUOUS STATUS AS AN EMPLOYEE OR CONSULTANT" means that the employment or consulting relationship is not interrupted or terminated by the Company, any Parent or Subsidiary, or by the Employee or Consultant. Continuous Status as an Employee or Consultant will not be considered interrupted in the case of: (i) any leave of absence approved by


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
the Board, including sick leave, military leave, or any other personal leave, provided, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company polices) or statute; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor.

        (j) "DIRECTOR" means a member of the Board.

        (k) "DISABILITY" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

        (l) "EMPLOYEE" means any person, including Officers and Directors employed as a common law employee by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company will be sufficient, in and of itself, to constitute "employment" by the Company.

        (m) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        (n) "FAIR MARKET VALUE" means, as of any date, the value of Common Stock determined as follows:

               (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the National Market System of NASDAQ, the Fair Market Value of a Share of Common Stock will be the closing sales price for such stock (or the closing bid, if no sales are reported) as quoted on that system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or any other source the Administrator considers reliable.

               (ii) If the Common Stock is quoted on the NASDAQ System (but not on the NASDAQ National Market System), the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or any other source the Administrator considers reliable.

               (iii) If the Common Stock is not traded as set forth above, the Fair Market Value will be determined in good faith by the Administrator with reference to the earnings history, book value and prospects of the Company in light of market conditions generally, and any other factors the Administrator considers appropriate.

        (o) "GRANTEE" shall mean (i) any Optionee or (ii) any Employee, Consultant or Director to whom a Stock Award has been granted pursuant to this Plan.

        (p) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

        (q) "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System.

        (r) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

        (s) "NOTICE OF GRANT" means a written notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

        (t) "OFFICER" means a person who is an officer of the Company within the meaning of Section 15 of the Exchange Act and the rules and regulations promulgated thereunder.

        (u) "OPTION" means a stock option granted under this Plan.

        (v) "OPTION AGREEMENT" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of this Plan.

        (w) "OPTION EXCHANGE PROGRAM" means a program in which outstanding Options are surrendered in exchange for Options with a lower exercise price.

        (x) "OPTIONED STOCK" means the Common Stock subject to an Option.

        (y) "OPTIONEE" means an Employee, Consultant or Director who holds an outstanding Option.

        (z) "PARENT" means a "parent corporation" with respect to the Company, whether now or later existing, as defined in Section 424(e) of the Code.

        (aa) "PLAN" means this 1999 Stock Option Plan.

        (bb) "PUBLICLY TRADED" means that the Shares are traded on an established stock exchange or on the National Market System of NASDAQ.

        (cc) "SECTION" means, except as otherwise specified, a section of this Plan.

        (dd) "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 13.

        (ee) "STOCK AWARD" shall mean a grant by the Company of a specified number of shares of Common Stock upon terms and conditions determined by the Administrator.

        (ff) "SUBSIDIARY" means a "subsidiary corporation" with respect to the Company, whether now or later existing, as defined in Section 424(f) of the Code.

                                      E-3
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3.      Stock Subject to the Plan.

        Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan will be 1,750,000 Shares of Common Stock; provided, however, that at no time while the Shares are not Publicly Traded will the total number of Shares issuable upon the exercise of all outstanding Options and the total number of Shares provided for under any stock bonus or similar plan of the Company exceed the applicable percentage permitted pursuant to Rule 260.140.45 promulgated under the California Corporations Code. The Shares may be authorized, but unissued, or reacquired Common Stock. If the Company reacquires Shares which were issued pursuant to the exercise of an Option, however, those reacquired Shares will not be available for future grant under the Plan.

        If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, or if a Stock Award shall be cancelled or surrendered or expire for any reason without having been received in full, the Shares that were not purchased or received which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated).

4.      Administration of the Plan.

        (a)    Procedure.

               (i) Composition of the Administrator. The Plan will be administered by (A) the Board, or (B) a Committee designated by the Board, which Committee will be constituted to satisfy Applicable Laws. Once appointed, a Committee will serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws. Notwithstanding the foregoing, from and after such time as the Company is registered pursuant to
                      Section 12 of the Exchange Act, the Plan will be administered only by a Committee, which will then consist solely of persons who are both "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act and "outside directors" within the meaning of
                      Section 162(m) of the Code.

               (ii) Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to Directors, Officers who are not Directors, and Employees and Consultants who are neither Directors nor Officers.

        (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to that Committee, the Administrator will have the authority, in its discretion:to determine the Fair Market Value of the Common Stock, in accordance with Section 2(n);


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               (i)    to select the Consultants and Employees to whom Options or
                      Stock Awards may be granted;

               (ii) to determine whether and to what extent Options or Stock Awards are granted;

               (iii) to determine the number of shares of Common Stock to be covered by each Option or Stock Award granted;

               (iv) to approve forms of Option Agreement and agreements governing Stock Awards;

               (v) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any grant of Options or Stock Awards, including, but not limited to, (A) the Options' exercise price, (B) the time or times when Options may be exercised or Stock Awards will be vested, which may be based on performance criteria or other reasonable conditions such as Continuous Status as an Employee or Consultant or continuous service as a Director; provided, however, that while the Shares are not Publicly Traded, Options or Stock Awards granted to an Employee who is neither a Director nor an Officer will vest at a rate of at least 20% per year over five years from the date of grant, subject to reasonable conditions such as Continuous Status as an Employee, (C) any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option, Optioned Stock or Stock Award, based in each case on factors that the Administrator determines in its sole discretion, including but not limited to a requirement subjecting the Optioned Stock to (i) certain restrictions on transfer (including without limitation a right of first refusal in favor of the Company), and (ii) a right of repurchase in favor of the Company upon termination of the Optionee's employment, which right will terminate no later than the date on which the Company's securities become Publicly Traded and will satisfy the requirements of Rule 260.140.41(k) promulgated under the California Corporations Code, as amended;

               (vi) to determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to a grant of Options under this Plan will be deferred either automatically or at the election of the participant (including providing for and determining the amount, if any, of any deemed earnings on any deferred amount during any deferral period);

               (vii) to reduce the exercise price of any Option to the Fair Market Value at the time of the reduction, if the Fair Market Value of the Common Stock covered by that Option has declined since the date it was granted;

               (viii) to construe and interpret the terms of this Plan;

               (ix) to prescribe, amend, and rescind rules and regulations relating to the administration of this Plan;

               (x)    to modify or amend each Option or Stock Award, subject to
                      Section 15(c);

               (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

               (xii)  to institute an Option Exchange Program;

               (xiii) to accelerate the vesting or exercisability of an Option or Stock Award;

               (xiv) to determine the terms and restrictions applicable to Options or Stock Awards; and

               (xv) to make all other determinations it considers necessary or advisable for administering this Plan.

        (c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations will be final and binding on all Grantees and any other holders of Options or Stock Awards.

5.      Eligibility.

        Options granted under this Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Nonstatutory Stock Options and Stock Awards may be granted to Employees, Consultants and Directors. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Option may be granted additional Options.

6.      Limitations.

        (a) Designation. Each Option will be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, if the Shares subject to an Optionee's Incentive Stock Options (granted under all plans of the Company or any Parent or Subsidiary), which become exercisable for the first time during any calendar year, have a Fair Market Value in excess of $100,000, the Options accounting for this excess will be treated as Nonstatutory Stock Options. For purposes of this
Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted, and the Fair Market Value of the Shares will be determined as of the time of grant.

        (b) Individual Limit. From and after such time as the Company is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, no Optionee may receive grants, during any fiscal year of the Company or portion thereof, of Incentive Stock Options and Nonstatutory Stock Options which, in the aggregate, cover more than 200,000 Shares, subject to adjustment as provided in
Section 13. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that expired or terminated

Option will continue to count against the maximum numbers of shares for which Options may be granted to an Optionee during any fiscal year of the Company or portion thereof.

        (c) No Employment Rights. Neither this Plan nor any Option or Stock Award will confer upon an Optionee any right with respect to continuing the Optionee's employment or consulting relationship with the Company, or continuing service as a Director, nor will they interfere in any way with the Optionee's right or the Company's right to terminate such employment or consulting relationship or directorship at any time, with or without cause.

7.      Term of the Plan.

        Subject to Section 19, this Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 19. It will continue in effect for a term of ten years unless terminated earlier under Section 15. Unless otherwise provided in this Plan, its termination will not affect the validity of any Option Agreement or Stock Award outstanding at the date of termination.

8.      Term of Option.

        The term of each Option will be stated in the Notice of Grant; provided, however, that in no event may the term be more than ten years from the date of grant. In addition, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five years from the date of grant or any shorter term specified in the Notice of Grant.


9.      Option Exercise Price and Consideration.

        (a) Exercise Price. The price per share exercise price for the Share to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

               (i)    In the case of an Incentive Stock Option

                      (A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

                      (B) granted to any other Employee, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

               (ii) In the case of a Nonstatutory Stock Option granted while the Shares are not Publicly Traded

                      (A) granted to an Employee, Consultant or Director who, at the time the Nonstatutory Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

                      (B) granted to any other Employee, Consultant or Director, the per Share exercise price will be no less than 85% of the Fair Market Value per Share on the date of grant.

        (b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions which must be satisfied before the Option may be exercised. Subject to Section 4(b)(iv), exercise of an Option may be conditioned upon performance criteria or other reasonable conditions such as Continuous Status as an Employee or Consultant or continuous service as a Director.

        (c) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist partially or entirely of:

               (i)    cash;

               (ii) a promissory note made by the Optionee in favor of the Company;

               (iii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which an Option will be exercised;

               (iv) delivery of a properly executed exercise notice together with any other documentation as the Administrator and the Optionee's broker, if applicable, requires to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

               (v) any other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10.     Exercise of Option.

        (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at times and under conditions determined by the Administrator and set forth in the Option Agreement; provided, however, that an Option may not be exercised for a fraction of a Share.

        An Option will be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the

Option, (ii) full payment for the Shares with respect to which the Option is exercised, and (iii) all representations, indemnifications and documents reasonably requested by the Administrator. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and this Plan. Shares issued upon exercise of an Option will be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. Subject to the provisions of Sections 12, 16, and 17, the Company will issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan. Notwithstanding the foregoing, the Administrator in its discretion may require the Company to retain possession of any certificate evidencing Shares of Common Stock acquired upon exercise of an Option, if those Shares remain subject to repurchase under the provisions of the Option Agreement or any other agreement between the Company and the Optionee, or if those Shares are collateral for a loan or obligation due to the Company.

        Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

        (b) Termination of Employment or Consulting Relationship or Directorship. If an Optionee holds exercisable Options on the date his or her Continuous Status as an Employee or Consultant or continuous service as a Director terminates (other than because of death or Disability), the Optionee may exercise those Options until the earlier of (i) their expiration as set forth in the Notice of Grant, and (ii) 30 days after the date of such termination (or a longer period determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan. If the Optionee does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan.

        (c) Disability of Optionee. If an Optionee holds exercisable Options on the date his or her Continuous Status as an Employee or Consultant or continuous service as a Director terminates because of Disability, the Optionee may exercise those Options until the earlier of (i) their expiration as set forth in the Notice of Grant, and (ii) six months after the date of such termination (or a longer period determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan. If the Optionee does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan.

        (d) Death of Optionee. If an Optionee holds exercisable Options on the date his or her death, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise those Options until the earlier of (i) their expiration as set forth in the

Notice of Grant, and (ii) six months after the date of death (or a longer period determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of death, the Shares covered by the unexercisable portion of the Option will revert to the Plan. If the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan.

        (e) Disqualifying Dispositions of Incentive Stock Options. If Common Stock acquired upon exercise of any Incentive Stock Option is disposed of in a disposition that, under Section 422 of the Code, disqualifies the holder from the application of Section 421(a) of the Code, the holder of the Common Stock immediately before the disposition will comply with any requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it is entitled in such event.

11.     Non-Transferability of Options.

        (a) No Transfer. An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. Notwithstanding the foregoing, to the extent that the Committee so authorizes at the time a Nonstatutory Stock Option is granted or amended after the Shares are Publicly Traded, (a) such Nonstatutory Stock Option may be assigned pursuant to a qualified domestic relations order as defined by the Code, and exercised by the spouse of the Optionee who obtained such Nonstatutory Stock Option pursuant to such qualified domestic relations order, and (b) such Nonstatutory Stock Option may be assigned, in connection with the Optionee's estate plan, in whole or in part, during the Optionee's lifetime to one or more members of the Optionee's immediate family or to a trust established exclusively for one or more of such immediate family members. Rights under the assigned portion may be exercised by the person or persons who acquire a proprietary interest in such Nonstatutory Stock Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Nonstatutory Stock Option immediately before such assignment and shall be set forth in such documents issued to the assignee as the Committee deems appropriate. For purposes of this Section 0, the term "immediate family" means an individual's spouse, children, stepchildren, grandchildren and parents.

        (b) Designation of Beneficiary. An Optionee may file a written designation of a beneficiary who is to receive any Options that remain unexercised in the event of the Optionee's death. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for the designation to be effective. The Optionee may change such designation of beneficiary at any time by written notice to the Administrator, subject to the above spousal consent requirement.

        (c) Effect of No Designation. If an Optionee dies and there is no beneficiary, validly designated under Section 00 and living at the time of the Optionee's death, the Company will deliver such Optionee's Options to the executor or administrator of his or her estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Options to the spouse or to any one or more dependents or relatives of the Optionee, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

        (d) Death of Spouse or Dissolution of Marriage. If an Optionee designates his or her spouse as beneficiary under Section 11(b), that designation will be deemed automatically revoked if the Optionee's marriage is later dissolved. Similarly, any designation of a beneficiary under Section 11(b) will be deemed automatically revoked upon the death of the beneficiary if the beneficiary predeceases the Optionee. Without limiting the generality of the preceding sentence, the interest in Options of a spouse of an Optionee who has predeceased the Optionee or (except as provided in Section 11(a) regarding qualified domestic relations orders) whose marriage has been dissolved will automatically pass to the Optionee, and will not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor will any such interest pass under the laws of intestate succession.

12.     Stock Awards.

        (a) Grant. Subject to the express provisions and limitations of the Plan, the Administrator, in its sole and absolute discretion, may grant Stock Awards to Employees, Consultants or Directors for a number of shares of Common Stock on the terms and conditions and to such Employees, Consultants or Directors as it deems advisable and specifies in the respective grants. Subject to the limitations and restrictions set forth in the Plan, an Employee, Consultant or Director who has been granted a Option or Stock Award may, if otherwise eligible, be granted additional Options or Stock Awards if the Administrator shall so determine.

        (b) Restrictions. The Administrator, in its sole and absolute discretion, may impose restrictions in connection with any Stock Award, including without limitation, (i) imposing a restricted period during which all or a portion of the Common Stock subject to the Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered (the "Restricted Period"), (ii) providing for a vesting schedule with respect to such Common Stock such that if a Grantee ceases to be an Employee, Consultant or Director during the Restricted Period, some or all of the shares of Common Stock subject to the Stock Award shall be immediately forfeited and returned to the Corporation. The Administrator may, at any time, reduce or terminate the Restricted Period. Each certificate issued in respect of shares of Common Stock pursuant to a Stock Award which is subject to restrictions shall be registered in the name of the Grantee, shall be deposited by the Grantee with the Company together with a stock power endorsed in blank and shall bear an appropriate legend summarizing the restrictions imposed with respect to such shares of Common Stock.

        (c) Rights As Shareholder. Subject to the terms of any agreement governing a Stock Award, the Grantee of a Stock Award shall have all the rights of a shareholder with respect to the Common Stock issued pursuant to a Stock Award, including the right to vote such shares; provided, however, that dividends or distributions paid with respect to any such shares which have not vested shall be deposited with the Company and shall be subject to forfeiture until the underlying shares have vested unless otherwise released by the Administrator in its sole discretion. A Grantee shall not be entitled to interest with respect to the dividends or distributions so deposited.

13.     Withholding Taxes.

        The Company will have the right to take whatever steps the Administrator deems necessary or appropriate to comply with all applicable federal, state, local, and employment tax withholding requirements, and the Company's obligations to deliver Shares upon the exercise of an Option or in connection with a Stock Award will be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, upon the exercise of an Option, the Company will have the right to withhold taxes from any other compensation or other amounts which it may owe to the Optionee, or to require the Optionee to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to the Shares issued on such exercise. Without limiting the generality of the foregoing, the Administrator in its discretion may authorize the Grantee to satisfy all or part of any withholding tax liability by (a) having the Company withhold from the Shares which would otherwise be issued in connection with a Stock Award or on the exercise of an Option that number of Shares having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company's withholding tax liability, or (b) by delivering to the Company previously-owned and unencumbered Shares of the Common Stock having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company's withholding tax liability.

14. Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control.

        (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, if the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company or a successor entity, or for other property (including without limitation, cash), through reorganization, recapitalization, reclassification, stock combination, stock dividend, stock split, reverse stock split, spin off or other similar transaction, an appropriate and proportionate adjustment will be made in the maximum number and kind of shares as to which Options and Stock Awards may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to Stock Awards or unexercised Options which have been granted prior to any such change will likewise be made. Any such adjustment in the outstanding Options will be made without change in the aggregate purchase price applicable to the unexercised portion of the Options but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option. Such adjustment will be made by the Administrator, whose determination in that respect will be final, binding, and conclusive.

        Where an adjustment under this Section 1313(a) is made to an Incentive Stock Option, the adjustment will be made in a manner which will not be considered a "modification" under the provisions of subsection 424(h)(3) of the Code.


        (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option had not been previously exercised, it will terminate immediately prior to the consummation of such proposed dissolution or liquidation. In such instance, the Administrator may, in the exercise of its sole discretion, declare that any Option will terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

        (c) Corporate Transaction. Upon the happening of a merger, reorganization or sale of substantially all of the assets of the Company, the Administrator, may, in its discretion, do one or more of the following: (i) shorten the period during which Options are exercisable (provided they remain exercisable for at least 30 days after the date notice of such shortening is given to the Optionees); (ii) accelerate any vesting schedule to which an Option or Stock Award is subject; (iii) arrange to have the surviving or successor entity assume the Stock Awards and the Options or grant replacement options with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise or adjustments so that the Options or their replacements represent the right to purchase the shares of stock, securities or other property (including cash) as may be issuable or payable as a result of such transaction with respect to or in exchange for the number of Shares of Common Stock purchasable and receivable upon exercise of the Options had such exercise occurred in full prior to such transaction; or (iv) cancel Options upon payment to the Optionees in cash, with respect to each Option to the extent then exercisable (including any Options as to which the exercise has been accelerated as contemplated in clause (ii) above), of any amount that is the equivalent of the excess of the Fair Market Value of the Common Stock (at the effective time of the merger, reorganization, sale or other event) over the exercise price of the Option. The Administrator may also provide for one or more of the foregoing alternatives in any particular Option Agreement or agreement governing a Stock Award.

15.     Date of Grant.

        The date of grant of an Option or Stock Award will be, for all purposes, the date as of which the Administrator makes the determination granting such Option or Stock Award, or any other, later date determined by the Administrator and specified in the Notice of Grant. Notice of the determination will be provided to each Grantee within a reasonable time after the date of grant.

16. Amendment and Termination of the Plan.

        (a) Amendment and Termination. The Board may at any time amend, alter or suspend or terminate the Plan.

        (b) Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment that increases the number of Shares for which Options or Stock Awards may be granted, or to the extent necessary and desirable to comply with Section 422 of the Code (or any successor statute) or other Applicable Laws, or the requirements of any exchange or quotation system on which the Common Stock is listed or quoted. Such shareholder approval, if required, will be obtained in such a manner and to such a degree as is required by the Applicable Law or requirement.

        (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of a Grantee, unless mutually agreed otherwise between the Grantee and the Administrator. Any such agreement must be in writing and signed by the Grantee and the Company.

17.     Conditions Upon Issuance of Shares.

        (a) Legal Compliance. Shares will not be issued in connection with a Stock Award or pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares will comply with all Applicable Laws, and will be further subject to the approval of counsel for the Company with respect to such compliance. Any securities delivered under the Plan will be subject to such restrictions, and the person acquiring such securities will, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Laws. To the extent permitted by Applicable Laws, the Plan and Options and Stock Awards granted hereunder will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

        (b) Investment Representation. As a condition to the exercise of an Option or grant of a Stock Award, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being acquired only for investment and without any present intention to sell, transfer, or distribute such Shares.

18.     Liability of Company.

        (a) Inability to Obtain Authority. If the Company cannot, by the exercise of commercially reasonable efforts, obtain authority from any regulatory body having jurisdiction for the sale of any Shares under this Plan, and such authority is deemed by the Company's counsel to be necessary to the lawful issuance of those Shares, the Company will be relieved of any liability for failing to issue or sell those Shares.

        (b) Grants Exceeding Allotted Shares. If the Optioned Stock covered by an Option or Shares subject to a Stock Award exceed, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, that Option or Stock Award will be void with respect to such excess Optioned Stock or Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to this Plan is timely obtained in accordance with Section 0.

        (c) Rights of Participants and Beneficiaries. The Company will pay all amounts payable under this Plan only to the Grantee or beneficiaries entitled thereto pursuant to this Plan. The Company will not be liable for the debts, contracts, or engagements of any Grantee or his or her beneficiaries, and rights to cash payments under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

19.     Reservation of Shares.

        The Company will at all times reserve and keep available a number of Shares sufficient to satisfy this Plan's requirements during its Term.

20.     Shareholder Approval.

        Continuance of this Plan will be subject to approval by the shareholders of the Company within 12 months before or after the date of its adoption. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws. Options or Stock Awards may be granted but Options may not be exercised prior to shareholder approval of the Plan. If any Options or Stock Awards are so granted and shareholder approval is not obtained within 12 months of the date of adoption of this Plan by the Board of Directors, those Options or Stock Awards will terminate retroactively as of the date they were granted.

21.     Information to Grantees.

        While the Shares are not Publicly Traded, each Grantee will be provided with a copy of financial statements of the Company at least annually, and, in any event, prior to his or her acquisition of Common Stock pursuant to the exercise of an Option. The provisions of this Section 0 are intended to comply with the requirements of Rule 260.140.46 promulgated under the California Corporations Code.

22.     Legending Share Certificates.

        In order to enforce any restrictions imposed upon Common Stock issued in connection with a Stock Award or upon exercise of an Option granted under this Plan or to which such Common Stock may be subject, the Administrator may cause a legend or legends to be placed on any share certificates representing such Common Stock, which legend or legends will make appropriate reference to such restrictions, including, but not limited to, a restriction against sale of such Common Stock for any period of time as may be required by Applicable Laws. Additionally, and not by way of limitation, the Administrator may impose such restrictions on any Common Stock issued pursuant to the Plan as it may deem advisable.

23.     Governing Law.

        The Plan will be governed by, and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles).

                                     ANNEX F

                                 FTM MEDIA, INC.

                             1999 STOCK OPTION PLAN

1. Purposes of the Plan. The purposes of this Plan are:

         (a) to attract and retain the best available personnel for positions of substantial responsibility,

         (b) to provide additional incentive to selected key Employees, Consultants and Directors, and

         (c) to promote the success of the Company's business.

2. Definitions. For the purposes of this Plan, the following terms will have the following meanings:

         (a) "Administrator" means the Board or any of its Committees that administer the Plan, in accordance with Section 4.

         (b) "APPLICABLE LAWS" means the legal requirements relating to the administration of and issuance of securities under stock option plans, including, without limitation, the requirements of state corporations law, federal and state securities law, federal and state tax law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

         (c) "BOARD" means the Board of Directors of the Company.

         (d) "CODE" means the Internal Revenue Code of 1986, as amended.

         (e) "COMMITTEE" means a Committee appointed by the Board in accordance with Section 4.

         (f) "COMMON STOCK" means the Common Stock of the Company.

         (g) "COMPANY" means FTM Media, Inc., a Colorado corporation.

         (h) "CONSULTANT" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, provided that the term "Consultant" does not include (i) Employees, or (ii) Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.

         (i) "CONTINUOUS STATUS AS AN EMPLOYEE OR CONSULTANT" means that the employment or consulting relationship is not interrupted or terminated by the Company, any Parent or Subsidiary, or by the Employee or Consultant. Continuous Status as an Employee or Consultant will not be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave, provided, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company polices) or statute; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor.

         (j) "DIRECTOR" means a member of the Board.

         (k) "DISABILITY" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

         (l) "EMPLOYEE" means any person, including Officers and Directors employed as a common law employee by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company will be sufficient, in and of itself, to constitute "employment" by the Company.

         (m) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         (n) "FAIR MARKET VALUE" means, as of any date, the value of Common Stock determined as follows:

             (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the National Market System of NASDAQ, the Fair Market Value of a Share of Common Stock will be the closing sales price for such stock (or the closing bid, if no sales are reported) as quoted on that system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or any other source the Administrator considers reliable.

             (ii) If the Common Stock is quoted on the NASDAQ System (but not on the NASDAQ National Market System) or is regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or any other source the Administrator considers reliable.

             (iii) If the Common Stock is not traded as set forth above, the Fair Market Value will be determined in good faith by the Administrator with reference to the earnings history, book value and prospects of the Company in light of market conditions generally, and any other factors the Administrator considers appropriate.

         (o) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

         (p) "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System.

         (q) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

         (r) "NOTICE OF GRANT" means a written notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

         (s) "OFFICER" means a person who is an officer of the Company within the meaning of Section 15 of the Exchange Act and the rules and regulations promulgated thereunder.

         (t) "OPTION" means a stock option granted under this Plan.

         (u) "OPTION AGREEMENT" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of this Plan.

         (v) "OPTION EXCHANGE PROGRAM" means a program in which outstanding Options are surrendered in exchange for Options with a lower exercise price.

         (w) "OPTIONED STOCK" means the Common Stock subject to an Option.

         (x) "OPTIONEE" means an Employee, Consultant or Director who holds an outstanding Option.

         (y) "PARENT" means a "parent corporation" with respect to the Company, whether now or later existing, as defined in Section 424(e) of the Code.

         (z) "PLAN" means this 1999 Stock Option Plan.

         (aa) "PUBLICLY TRADED" means that the Shares are traded on an established stock exchange or on the National Market System of NASDAQ.

         (bb) "SECTION" means, except as otherwise specified, a section of this Plan.

         (cc) "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 13.

         (dd) "SUBSIDIARY" means a "subsidiary corporation" with respect to the Company, whether now or later existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

         Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned under the Plan will be 1,750,000 Shares of Common Stock; provided, however, that at no time while the Shares are not Publicly Traded will the total number of Shares issuable upon the exercise of all outstanding Options and the total number of Shares provided for under any stock bonus or similar plan of the Company exceed the applicable percentage (generally 30%) of all of the outstanding Shares of Common Stock, as calculated in accordance with the conditions and exclusions of Rule 260.140.45 promulgated under the California Corporations Code. The Shares may be authorized, but unissued, or reacquired Common Stock. If the Company reacquires Shares which were issued pursuant to the exercise of an Option, however, those reacquired Shares will not be available for future grant under the Plan.

         If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated).

4. Administration of the Plan.

         (a) Procedure.

             (i) Composition of the Administrator. The Plan will be administered by (A) the Board, or (B) a Committee designated by the Board, which Committee will be constituted to satisfy Applicable Laws. Once appointed, a Committee will serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws. Notwithstanding the foregoing, from and after such time as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Plan will be administered only by a Committee, which will then consist solely of persons who are both "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code.

             (ii) Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to Directors, Officers who are not Directors, and Employees and Consultants who are neither Directors nor Officers.

         (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to that Committee, the Administrator will have the authority, in its discretion:

             (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(n);

             (ii) to select the Consultants and Employees to whom Options may be granted;

             (iii)  to determine whether and to what extent Options are granted;

             (iv) to determine the number of shares of Common Stock to be covered by each Option granted;

             (v)    to approve forms of Option Agreement;

             (vi) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any grant of Options, including, but not limited to, (A) the Options' exercise price, (B) the time or times when Options may be exercised, which may be based on performance criteria or other reasonable conditions such as Continuous Status as an Employee or Consultant or continuous service as a Director; provided, however, that while the Shares are not Publicly Traded, Options granted to an Employee who is neither a Director nor an Officer will become exercisable at a rate of at least 20% per year over five years from the date of grant, subject to reasonable conditions such as Continuous Status as an Employee, (C) any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the Optioned Stock, based in each case on factors that the Administrator determines in its sole discretion, including but not limited to a requirement subjecting the Optioned Stock to (i) certain restrictions on transfer (including without limitation a right of first refusal in favor of the Company), and (ii) a right of repurchase in favor of the Company upon termination of the Optionee's employment, which right will terminate no later than the date on which the Company's securities become Publicly Traded and will satisfy the requirements of Rule 260.140.41(k) promulgated under the California Corporations Code, as amended;

             (vii) to determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to a grant of Options under this Plan will be deferred either automatically or at the election of the participant (including providing for and determining the amount, if any, of any deemed earnings on any deferred amount during any deferral period);

             (viii) to reduce the exercise price of any Option to the Fair
                    Market Value at the time of the reduction, if the Fair Market Value of the Common Stock covered by that Option has declined since the date it was granted;

             (ix)   to construe and interpret the terms of this Plan;

             (x) to prescribe, amend, and rescind rules and regulations relating to the administration of this Plan;

             (xi)   to modify or amend each Option, subject to Section 15(c);

             (xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

             (xiii) to institute an Option Exchange Program;

             (xiv) to determine the terms and restrictions applicable to Options; and

             (xv) to make all other determinations it considers necessary or advisable for administering this Plan.

         (c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations will be final and binding on all Optionees and any other holders of Options.

5. Eligibility.

         Options granted under this Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Nonstatutory Stock Options may be granted to Employees, Consultants and Directors. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Option may be granted additional Options.

6. Limitations.

         (a) Designation. Each Option will be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, if the Shares subject to an Optionee's Incentive Stock Options (granted under all plans of the Company or any Parent or Subsidiary), which become exercisable for the first time during any calendar year, have a Fair Market Value in excess of $100,000, the Options accounting for this excess will be treated as Nonstatutory Stock Options. For purposes of this
Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted, and the Fair Market Value of the Shares will be determined as of the time of grant.

         (b) Individual Limit. From and after such time as the Company is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, no Optionee may receive grants, during any fiscal year of the Company or portion thereof, of Incentive Stock Options and Nonstatutory Stock Options which, in the aggregate, cover more than 200,000 Shares, subject to adjustment as provided in Section 13. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that expired or terminated Option will continue to count against the maximum numbers of shares for which Options may be granted to an Optionee during any fiscal year of the Company or portion thereof.

         (c) No Employment Rights. Neither this Plan nor any Option will confer upon an Optionee any right with respect to continuing the Optionee's employment or consulting relationship with the Company, or continuing service as a Director, nor will they interfere in any way with the Optionee's right or the Company's right to terminate such employment or consulting relationship or directorship at any time, with or without cause.

7. Term of the Plan.

         Subject to Section 19, this Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in

Section 19. It will continue in effect for a term of ten years unless terminated earlier under Section 15. Unless otherwise provided in this Plan, its termination will not affect the validity of any Option Agreement outstanding at the date of termination.

8. Term of Option.

         The term of each Option will be stated in the Notice of Grant; provided, however, that in no event may the term be more than ten years from the date of grant. In addition, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five years from the date of grant or any shorter term specified in the Notice of Grant.

9. Option Exercise Price and Consideration.

         (a) Exercise Price. The price per share exercise price for the Share to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

             (i)    In the case of an Incentive Stock Option

                    (A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

                    (B) granted to any other Employee, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

             (ii) In the case of a Nonstatutory Stock Option granted while the Shares are not Publicly Traded

                    (A) granted to an Employee, Consultant or Director who, at the time the Nonstatutory Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

                    (B) granted to any other Employee, Consultant or Director, the per Share exercise price will be no less than 85% of the Fair Market Value per Share on the date of grant.

         (b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions which must be satisfied before the Option may be exercised. Exercise of an Option may be conditioned upon performance criteria or other reasonable conditions such as Continuous Status as an Employee or Consultant or continuous service as a Director; provided, however, that Options granted to an Employee who is neither a Director nor an Officer will become exercisable at a rate of at least 20% per year over five years from the date of grant, subject to reasonable conditions such as Continuous Status as an Employee.

         (c) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist partially or entirely of:

             (i)    cash;

             (ii) a promissory note made by the Optionee in favor of the Company;

             (iii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which an Option will be exercised;

             (iv) delivery of a properly executed exercise notice together with any other documentation as the Administrator and the Optionee's broker, if applicable, requires to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

             (v) any other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10. Exercise of Option.

         (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at times and under conditions determined by the Administrator and set forth in the Option Agreement; provided, however, that an Option may not be exercised for a fraction of a Share.

         An Option will be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, (ii) full payment for the Shares with respect to which the Option is exercised, and (iii) all representations, indemnifications and documents reasonably requested by the Administrator. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and this Plan. Shares issued upon exercise of an Option will be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. Subject to the provisions of Sections 12, 16 , and 17, the Company will issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan. Notwithstanding the foregoing, the Administrator in its discretion may require the Company to retain possession of any certificate evidencing Shares of Common Stock acquired upon exercise of an Option, if those Shares remain subject to repurchase under the provisions of the Option Agreement or any other agreement between the Company and the Optionee, or if those Shares are collateral for a loan or obligation due to the Company.

         Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

         (b) Termination of Employment or Consulting Relationship or Directorship. If an Optionee holds exercisable Options on the date his or her Continuous Status as an Employee or Consultant or continuous service as a Director terminates (other than because of death or Disability), the Optionee may exercise those Options until the earlier of (i) their expiration as set forth in the Notice of Grant, and (ii) 30 days after the date of such termination (or a longer period determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan. If the Optionee does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan.

         (c) Disability of Optionee. If an Optionee holds exercisable Options on the date his or her Continuous Status as an Employee or Consultant or continuous service as a Director terminates because of Disability, the Optionee may exercise those Options until the earlier of (i) their expiration as set forth in the Notice of Grant, and (ii) six months after the date of such termination (or a longer period determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan. If the Optionee does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan.

         (d) Death of Optionee. If an Optionee holds exercisable Options on the date his or her death, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise those Options until the earlier of (i) their expiration as set forth in the Notice of Grant, and (ii) six months after the date of death (or a longer period determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of death, the Shares covered by the unexercisable portion of the Option will revert to the Plan. If the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan.

         (e) Disqualifying Dispositions of Incentive Stock Options. If Common Stock acquired upon exercise of any Incentive Stock Option is disposed of in a disposition that, under Section 422 of the Code, disqualifies the holder from the application of Section 421(a) of the Code, the holder of the Common Stock immediately before the disposition will comply with any requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it is entitled in such event.

11. Non-Transferability of Options.

         (a) No Transfer. An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. Notwithstanding the foregoing, to the extent that the Committee so authorizes at the time a Nonstatutory Stock Option is granted or amended after the Shares are Publicly Traded, (a) such Nonstatutory Stock Option may be assigned pursuant to a qualified domestic relations order as defined by the Code, and exercised by the spouse of the Optionee who obtained such Nonstatutory Stock Option pursuant to such qualified domestic relations order, and (b) such Nonstatutory Stock Option may be assigned, in connection with the Optionee's estate plan, in whole or in part, during the Optionee's lifetime to one or more members of the Optionee's immediate family or to a trust established exclusively for one or more of such immediate family members. Rights under the assigned portion may be exercised by the person or persons who acquire a proprietary interest in such Nonstatutory Stock Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Nonstatutory Stock Option immediately before such assignment and shall be set forth in such documents issued to the assignee as the Committee deems appropriate. For purposes of this Section 11, the term "immediate family" means an individual's spouse, children, stepchildren, grandchildren and parents.

         (b) Designation of Beneficiary. An Optionee may file a written designation of a beneficiary who is to receive any Options that remain unexercised in the event of the Optionee's death. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for the designation to be effective. The Optionee may change such designation of beneficiary at any time by written notice to the Administrator, subject to the above spousal consent requirement.

         (c) Effect of No Designation. If an Optionee dies and there is no beneficiary, validly designated under Section 11(b) and living at the time of the Optionee's death, the Company will deliver such Optionee's Options to the executor or administrator of his or her estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Options to the spouse or to any one or more dependents or relatives of the Optionee, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

         (d) Death of Spouse or Dissolution of Marriage. If an Optionee designates his or her spouse as beneficiary under Section 11(b), that designation will be deemed automatically revoked if the Optionee's marriage is later dissolved. Similarly, any designation of a beneficiary under Section 11(b) will be deemed automatically revoked upon the death of the beneficiary if the beneficiary predeceases the Optionee. Without limiting the generality of the preceding sentence, the interest in Options of a spouse of an Optionee who has predeceased the Optionee or (except as provided in Section 11(a) regarding qualified domestic relations orders) whose marriage has been dissolved will automatically pass to the Optionee, and will not be transferrable by such spouse in any manner, including but not limited to such spouse's will, nor will any such interest pass under the laws of intestate succession.

12. Withholding Taxes.

         The Company will have the right to take whatever steps the Administrator deems necessary or appropriate to comply with all applicable federal, state, local, and employment tax withholding requirements, and the Company's obligations to deliver Shares upon the exercise of an Option will be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, upon the exercise of an Option, the Company will have the right to withhold taxes from any other compensation or other amounts which it may owe to the Optionee, or to require the Optionee to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to the Shares issued on such exercise. Without limiting the generality of the foregoing, the Administrator in its discretion may authorize the Optionee to satisfy all or part of any withholding tax liability by (a) having the Company withhold from the Shares which would otherwise be issued on the exercise of an Option that number of Shares having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company's withholding tax liability, or (b) by delivering to the Company previously-owned and unencumbered Shares of the Common Stock having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company's withholding tax liability.

13. Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control.

         (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, if the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company or a successor entity, or for other property (including without limitation, cash), through reorganization, recapitalization, reclassification, stock combination, stock dividend, stock split, reverse stock split, spin off or other similar transaction, an appropriate and proportionate adjustment will be made in the maximum number and kind of shares as to which Options may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised Options which have been granted prior to any such change, will likewise be made. Any such adjustment in the outstanding Options will be made without change in the aggregate purchase price applicable to the unexercised portion of the Options but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option. Such adjustment will be made by the Administrator, whose determination in that respect will be final, binding, and conclusive.

         Where an adjustment under this Section 13(a) is made to an Incentive Stock Option, the adjustment will be made in a manner which will not be considered a "modification" under the provisions of subsection 424(h)(3) of the Code.

         (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option had not been previously exercised, it will terminate immediately prior to the consummation of such proposed dissolution or liquidation. In such instance, the Administrator may, in the exercise of its sole discretion, declare that any Option will terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

         (c) Corporate Transaction. Upon the happening of a "Corporate Transaction" (as defined below), the Administrator, may, in its discretion, do one or more of the following: (i) shorten the period during which Options are exercisable (provided they remain exercisable for at least 30 days after the date notice of such shortening is given to the Optionees); (ii) accelerate any vesting schedule to which an Option is subject; (iii) arrange to have the surviving or successor entity assume the Options or grant replacement options with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise or adjustments so that the Options or their replacements represent the right to purchase the shares of stock, securities or other property (including cash) as may be issuable or payable as a result of such Corporate Transaction with respect to or in exchange for the number of Shares of Common Stock purchasable and receivable upon exercise of the Options had such exercise occurred in full prior to such Corporate Transaction; or (iv) cancel Options upon payment to the Optionees in cash, with respect to each Option to the extent then exercisable (including any Options as to which the exercise has been accelerated as contemplated in clause (ii) above), of any amount that is the equivalent of the excess of the Fair Market Value of the Common Stock (at the effective time of the merger, reorganization, sale of other event) over the exercise price of the Option. The Administrator may also provide for one or more of the foregoing alternatives in any particular Option Agreement. In the case of a Corporate Transaction, the Administrator may, in considering the advisability or the terms and conditions of any acceleration of the exercisability of any Option pursuant to this Section 13(c), take into account the penalties that may result directly or indirectly from such acceleration to either the Company or the Optionee, or both, under Sections 280G and 4999 of the Code, and may decide to limit such acceleration to the extent necessary to avoid or mitigate such penalties or their effects. For purposes of this Section 13(c), a "CORPORATE TRANSACTION" means the occurrence of any of the following:

         (1) Any "Person" or "Group" (as such terms are defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than 50% of the combined voting power of the then outstanding securities of the Company or such entity.

         (2) The individuals who, as of the date hereof, are members of the Board (the "EXISTING DIRECTORS"), cease, for any reason, to constitute more than 50% of the number of authorized directors of the Company as determined in the manner prescribed in the Company's Certificate of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by the Company's stockholders of any new director was approved by a vote of at least 50% of the Existing Directors, such new director will be considered an Existing Director; provided further, however, that no individual will be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a "PROXY CONTEST"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

         (3) The consummation of (a) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the Person surviving or resulting therefrom, or (b) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any Person other than the Company, where any such transaction or series of related transactions as is referred to in clause (a) or clause (b) of this Section 13(c)(3) (a "TRANSACTION") does not otherwise result in a "Corporate Transaction" pursuant to
         Section 13(c)(1); provided, however, that no such Transaction will constitute a "Corporate Transaction" under this Section 13(c)(3) if the Persons who were the stockholders of the Company immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of 50% or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (a) of this Section 13(c)(3) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (b) of this Section 13(c)(3).

14. Date of Grant.

         The date of grant of an Option will be, for all purposes, the date on which the Administrator makes the determination granting such Option, or any other, later date determined by the Administrator and specified in the Notice of Grant. Notice of the determination will be provided to each Optionee within a reasonable time after the date of grant.

15. Amendment and Termination of the Plan.

         (a) Amendment and Termination. The Board may at any time amend, alter or suspend or terminate the Plan.

         (b) Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment that increases the number of Shares for which Options may be granted, or to the extent necessary and desirable to comply with Section 422 of the Code (or any successor statute) or other Applicable Laws, or the requirements of any exchange or quotation system on which the Common Stock is listed or quoted. Such shareholder approval, if required, will be obtained in such a manner and to such a degree as is required by the Applicable Law or requirement.

         (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of an Optionee, unless mutually agreed otherwise between the Optionee and the Administrator. Any such agreement must be in writing and signed by the Optionee and the Company.

16. Conditions Upon Issuance of Shares.

         (a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares will comply with all Applicable Laws, and will be further subject to the approval of counsel for the Company with respect to such compliance. Any securities delivered under the Plan will be subject to such restrictions, and the person acquiring such securities will, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Laws. To the extent permitted by Applicable Laws, the Plan and Options granted hereunder will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

         (b) Investment Representation. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell, transfer, or distribute such Shares.

17. Liability of Company.

         (a) Inability to Obtain Authority. If the Company cannot, by the exercise of commercially reasonable efforts, obtain authority from any regulatory body having jurisdiction for the sale of any Shares under this Plan, and such authority is deemed by the Company's counsel to be necessary to the lawful issuance of those Shares, the Company will be relieved of any liability for failing to issue or sell those Shares.

         (b) Grants Exceeding Allotted Shares. If the Optioned Stock covered by an Option exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, that Option will be void with respect to such excess Optioned Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to this Plan is timely obtained in accordance with Section 15(b).

         (c) Rights of Participants and Beneficiaries. The Company will pay all amounts payable under this Plan only to the Optionee or beneficiaries entitled thereto pursuant to this Plan. The Company will not be liable for the debts, contracts, or engagements of any Optionee or his or her beneficiaries, and rights to cash payments under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

18. Reservation of Shares.

         The Company will at all times reserve and keep available a number of Shares sufficient to satisfy this Plan's requirements during its Term.

19. Shareholder Approval.

         Continuance of this Plan will be subject to approval by the shareholders of the Company within 12 months before or after the date of its adoption. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws. Options may be granted but may not be exercised prior to shareholder approval of the Plan. If any Options are so granted and shareholder approval is not obtained within 12 months of the date of adoption of this Plan by the Board of Directors, those Options will terminate retroactively as of the date they were granted.

20. Information to Optionees.

         While the Shares are not Publicly Traded, each Optionee will be provided with a copy of financial statements of the Company at least annually, and, in any event, prior to his or her purchase of Common Stock pursuant to the exercise of an option. The provisions of this Section 20 are intended to comply with the requirements of Rule 260.140.46 promulgated under the California Corporations Code.

21. Legending Share Certificates.

         In order to enforce any restrictions imposed upon Common Stock issued upon exercise of an Option granted under this Plan or to which such Common Stock may be subject, the Administrator may cause a legend or legends to be placed on any share certificates representing such Common Stock, which legend or legends will make appropriate reference to such restrictions, including, but not limited to, a restriction against sale of such Common Stock for any period of time as may be required by Applicable Laws. If any restriction with respect to which a legend was placed on any certificate ceases to apply to Common Stock represented by such certificate, the owner of the Common Stock represented by such certificate may require the Company to cause the issuance of a new certificate not bearing the legend. Additionally, and not by way of limitation, the Administrator may impose such restrictions on any Common Stock issued pursuant to the Plan as it may deem advisable.

22. Governing Law.

         The Plan will be governed by, and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles).

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by Section 145 of the Delaware General Corporation Law, FTM Delaware's Amended and Certificate of Incorporation, as amended, include a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the Delaware General Corporation Law and FTM Delaware's Amended and Restated Bylaws provide for indemnification of FTM Delaware's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of FTM Delaware, and with respect to any criminal action or proceeding, actions that the indemnitee has no reasonable choice to believe were unlawful. FTM Delaware has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of FTM Delaware are also insured against certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they are not indemnified by FTM Delaware.

        FTM Delaware has entered into separate indemnification agreements with its directors and officers. The indemnification agreements create certain indemnification obligations of FTM Delaware in favor of the directors and officers and, as permitted by applicable law, will clarify and expand the circumstances under which a director or officer will be indemnified.

ITEM 21.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        The exhibits as indexed below are included as part of this Registration Statement pursuant to item 601 of Regulation S-B:

          EXHIBIT NO.  TITLE
          -----------  -----
              2.1      Agreement and Plan of Merger dated as of September 24,
                       1999 by and between FTM Media, Inc., a Delaware
                       corporation, and Interactive Radio Group, Inc., a
                       Delaware corporation. (see Annex A)
              3.1      Certificate of Incorporation of FTM Media, Inc, a
                       Delaware corporation (see Annex B)
              3.2      Bylaws of FTM Media, Inc. a Delaware Corporation (see
                       Annex C)
              4.1      Specimen Certificate of Common Stock
              4.2      Interactive Radio Group, Inc. 1999 Stock Option Plan
                       (see Annex E)
              4.3      FTM Media, Inc. 1999 Stock Option Plan (see Annex F)
              5.1      Opinion of Counsel
*            10.1      Stock Purchase Agreement with Andaman Investments, Inc.
**           10.2      Contribution Agreement
***          10.3      Stock Purchase Agreement made as of May 25, 1999 relating
                       to Series B Convertible Preferred Stock between the
                       Company and the parties listed on Exhibit A thereto.
****         16.1      Letter on Change and Certifying Accountant
             21.1      Subsidiaries
             23.1      Consent of Independent Accountants

* Incorporated by reference from the Company's Current Report on Form 8-K dated December 31, 1998 as filed with the Commission on January 14, 1999.

** Incorporated by reference from the Company's Current Report on Form 8-K dated March 29, 1999 as filed with the Commission on April 15, 1999.

*** Incorporated by reference from the Company's Current Report on Form 8-K dated June 15, 1999 as filed with the Commission on June 29, 1999.

**** Incorporated by reference from the Company's Current Report on From 8-K dated May 17, 1999 as filed with the Commission on May 19, 1999.

FINANCIAL STATEMENTS

        Schedules have been omitted since the required information is not present, or not present in amounts sufficient to require submission of the schedule, or because the information is included in the financial statements or notes thereto.

ITEM 22.       UNDERTAKINGS.

1. The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (1) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

4. The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

6. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7. The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this fourth day of October, 1999.

                                FTM DELAWARE, INC.

                                By:/s/ Scott Manson
                                -------------------------------------------
                                Scott Manson
                                Chief Financial Officer & General Counsel


        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Ron Conquest, Scott Manson and Greg Mastroieni, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


   Signatures                      Title                                   Date
   ----------                      -----                                   ----
/s/ Ron Conquest           Chief Executive Officer,                   October 4, 1999
--------------------       President and Director (Principal
Ron Conquest               Executive Officer)


/s/ Greg Mastroieni         Director                                  October 4, 1999
--------------------
Greg Mastroieni

                                  EXHIBIT INDEX



    EXHIBIT NO.        TITLE

       2.1 Agreement and Plan of Merger dated as of September 24, 1999 by and between FTM Media, Inc., a Delaware corporation, and Interactive Radio Group, Inc., a Delaware corporation. (see Annex A)

       3.1 Certificate of Incorporation of FTM Media, Inc., a Delaware corporation (see Annex B)

       3.2            Bylaws of FTM Media, Inc. a Delaware Corporation (see
                      Annex C)

       4.1            Specimen Certificate of Common Stock

       4.2            Interactive Radio Group, Inc. 1999 Stock Option Plan (See
                      Annex E)

       4.3            FTM Media, Inc. 1999 Stock Option Plan (See Annex F)

       5.1            Opinion of Counsel

*      10.1           Stock Purchase Agreement with Andaman Investments, Inc.

**     10.2           Contribution Agreement

***    10.3           Stock Purchase Agreement made as of May 25, 1999 relating
                      to Series B Convertible Preferred Stock between the
                      Company and the parties listed on Exhibit A thereto.

****   16.1           Letter on Change and Certifying Accountant

       21.1           Subsidiaries

       23.1           Consent of Independent Accountants

* Incorporated by reference from the Company's Current Report on Form 8-K dated December 31, 1998 as filed with the Commission on January 14, 1999.

** Incorporated by reference from the Company's Current Report on Form 8-K dated March 29, 1999 as filed with the Commission on April 15, 1999.

*** Incorporated by reference from the Company's Current Report on Form 8-K dated June 15, 1999 as filed with the Commission on June 29, 1999.

**** Incorporated by reference from the Company's Current Report on Form 8-K dated May 17, 1999 as filed with the Commission on May 19, 1999.